UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.     )

Filed by the Registrant  ☒                             Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under § 240.14a-12

MANPOWERGROUP INC.

(Name of registrant as specified in its charter)

(Name of person(s) filing proxy statement, if other than the registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which the transaction applies:

(2)	Aggregate number of securities to which the transaction applies:

(3)	Per unit price or other underlying value of the transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of the transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐

Check box if any part of the fee is offset as provided by Exchange Act Rule 240.0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

2019 Notice of Annual Meeting of Shareholders and Proxy Statement

MANPOWERGROUP INC.

100 MANPOWER PLACE

MILWAUKEE, WISCONSIN 53212

Notice of Annual Meeting of Shareholders

May 10, 2019	International Headquarters of ManpowerGroup	Record Date
9:00 a.m. CDT	100 Manpower Place	The close of business
	Milwaukee, Wisconsin 53212	March 1, 2019

Items of Business:

(1)	To elect eleven individuals nominated by the Board of Directors of ManpowerGroup to serve until 2020 as directors;

(2)	To ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2019;

(3)	To hold an advisory vote on approval of the compensation of our named executive officers; and

(4)	To transact such other business as may properly come before the meeting.

Holders of a majority of the outstanding shares must be present in person or by proxy in order for the annual meeting to be held. As allowed under the Securities and Exchange Commission’s rules, we have elected to furnish our proxy materials over the Internet. Accordingly, we have mailed to our shareholders of record and beneficial owners a Notice of Internet Availability of Proxy Materials (the “Notice”) containing instructions on how to access the attached proxy statement and our annual report on Form 10-K via the Internet and how to vote online.

Whether or not you expect to attend the annual meeting in person, you are urged to vote by a telephone vote, by voting electronically via the Internet or, as applicable, by completing and mailing the proxy card. Instructions for telephonic voting and electronic voting via the Internet are contained in the Notice or, as applicable, on the accompanying proxy card. If you attend the meeting and wish to vote your shares personally, you may do so by revoking your proxy at any time prior to the voting thereof. In addition, you may revoke your proxy at any time before it is voted by advising the Secretary of ManpowerGroup in writing (including executing a later-dated proxy or voting via the Internet) or by telephone of such revocation.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 10, 2019: The annual report on Form 10-K and proxy statement of ManpowerGroup are available for review on the Internet. Instructions on how to access and review the materials on the Internet can be found on the Notice and the accompanying proxy card.

Richard Buchband, Secretary

March 8, 2019

MANPOWERGROUP INC.

100 Manpower Place

Milwaukee, Wisconsin 53212

March 8, 2019

Proxy Statement

This proxy statement relates to the solicitation of proxies by the board of directors of ManpowerGroup Inc. for use at the annual meeting of shareholders to be held at 9:00 a.m., local time, on May 10, 2019 or at any postponement or adjournment of the annual meeting, for the purposes set forth in this proxy statement and in the accompanying notice of annual meeting of shareholders. The annual meeting will be held at ManpowerGroup’s International Headquarters, 100 Manpower Place, Milwaukee, Wisconsin.

Under rules adopted by the Securities and Exchange Commission, ManpowerGroup is making this proxy statement and other annual meeting materials available on the Internet instead of mailing a printed copy of these materials to each shareholder. Shareholders who received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice contains instructions as to how shareholders may access and review all of the important information contained in the materials on the Internet, including how shareholders may submit proxies by telephone or over the Internet.

If you received the Notice by mail and would prefer to receive a printed copy of ManpowerGroup’s proxy materials, please follow the instructions for requesting printed copies included in the Notice.

The expense of this solicitation will be paid by us. No solicitation other than by mail and via the Internet is contemplated, except that our officers or employees may solicit the return of proxies from certain shareholders by telephone. In addition, we have retained Innisfree M&A Incorporated to assist in the solicitation of proxies for a fee of approximately $15,000 plus expenses.

Only shareholders of record at the close of business on March 1, 2019 are entitled to notice of and to vote the shares of our common stock, $.01 par value, registered in their name at the annual meeting. As of the record date, we had outstanding 60,039,776 shares of common stock. The presence, in person or by proxy, of a majority of the shares of the common stock outstanding on the record date will constitute a quorum at the annual meeting. Abstentions and broker non-votes, which are proxies from brokers or nominees indicating that such persons have not received instructions from the beneficial owners or other persons entitled to vote shares, will be treated as present for purposes of determining the quorum. Each share of common stock entitles its holder to cast one vote on each matter to be voted upon at the annual meeting. With respect to the proposals to elect the individuals nominated by our Board of Directors to serve as directors for one year, to ratify the appointment of Deloitte & Touche LLP as our independent auditors for 2019 and the advisory vote on approval of the compensation of our named executive officers, abstentions and broker non-votes will not be counted as voting on the proposals.

The Notice is being mailed to shareholders commencing on or about March 26, 2019.

If a proxy is properly submitted to us and not revoked, it will be voted in accordance with the instructions contained in the proxy. Each shareholder may revoke a previously granted proxy at any time before it is exercised by advising the secretary of ManpowerGroup in writing (either by submitting a duly executed proxy bearing a later date or voting by telephone or via the Internet) or by telephone of such revocation. Attendance at the annual meeting will not, in itself, constitute revocation of a proxy. Unless otherwise directed, all proxies will be voted for the election of each of the individuals nominated by our board of directors to serve as directors for one year, will be voted for the appointment of Deloitte & Touche LLP as our independent auditors for 2019 and will be voted for approval of the compensation of our named executive officers.

1 | ManpowerGroup

Corporate Governance Documents

Corporate Governance Documents

Certain documents relating to corporate governance matters are available in print by writing to Richard Buchband, Secretary, ManpowerGroup Inc., 100 Manpower Place, Milwaukee, Wisconsin 53212 and on ManpowerGroup’s website at http://investor.manpowergroup.com/governance. These documents include the following:

•	Amended and restated articles of incorporation;

•	Amended and restated bylaws;

•	Corporate governance guidelines;

•	Code of business conduct and ethics;

•	Charter of the nominating and governance committee, including the guidelines for selecting board candidates;

•	Categorical standards for relationships deemed not to impair independence of non-employee directors;

•	Charter of the audit committee;

•	Independent auditor services policy;

•	Charter of the executive compensation and human resources committee;

•	Executive officer stock ownership guidelines;

•	Outside director stock ownership guidelines; and

•	Anti-corruption policy.

Information contained on ManpowerGroup’s website is not deemed to be a part of this proxy statement.

2019 Proxy Statement | 2

Security Ownership of Certain Beneficial Owners

Security Ownership of Certain Beneficial Owners

The following table lists as of the record date (except as noted below) information as to the persons believed by us to be beneficial owners of more than 5% of our outstanding common stock:

Name and Address of Beneficial Owners	Amount and Nature of Beneficial Ownership		Percent of Class(1)
BlackRock, Inc. 55 East 52nd Street New York, New York 10055	6,577,310	(2)	11.0%
Vanguard Group, Inc. 100 Vanguard Boulevard Malvern, PA 19355	5,713,279	(3)	9.5%

(1)	Based on 60,039,776 shares of common stock outstanding as of the record date.

(2)

This information is based on a Schedule 13G filed on January 31, 2019, by BlackRock, Inc. on its behalf and on behalf of its following affiliates: BlackRock Advisors, LLC, BlackRock Advisors (UK) Limited, BlackRock Asset Management Canada Limited, BlackRock Asset Management Ireland Limited, BlackRock Japan Co., Ltd., BlackRock Financial Management, Inc., BlackRock Fund Advisors, BlackRock Life Limited, BlackRock Institutional Trust Company, National Association, BlackRock Investment Management, LLC, BlackRock Investment Management (Australia) Limited, BlackRock (Luxembourg) S.A., BlackRock (Netherlands) B.V., BlackRock International Limited, BlackRock Investment Management (UK) Ltd, BlackRock Fund Managers Ltd, BlackRock Asset Management North Asia Limited, BlackRock (Singapore) Limited and BlackRock Asset Management Schweiz AG. According to this Schedule 13G, these securities are owned of record by BlackRock, Inc. BlackRock, Inc. has sole voting power with respect to 5,955,051 shares held and sole dispositive power with respect to 6,577,310 shares held.

(3)

This information is based on a Schedule 13G filed on February 11, 2019. According to this Schedule 13G, these securities are owned by various individual and institutional investors for which Vanguard Group, Inc. (“Vanguard”) serves as investment advisor. Vanguard has sole voting power with respect to 43,563 shares held, shared voting power with respect to 22,940 shares held, sole dispositive power with respect to 5,648,348 shares held and shared dispositive power with respect to 64,931 shares held.

3 | ManpowerGroup

1. Election of Directors

1. Election of Directors

Our articles of incorporation provide that our board of directors will consist of three to fifteen members. Our board of directors currently consists of twelve members. All directors are elected annually to serve until the next annual meeting of shareholders and until the directors’ successors are duly elected and shall qualify.

The board of directors may appoint additional directors, in accordance with our articles of incorporation, based upon the recommendation of the nominating and governance committee and subject to re-election by our shareholders at the next annual meeting of shareholders.

The following individuals are being nominated as directors, each for a one-year term expiring at the 2020 annual meeting of shareholders:

Gina R. Boswell	Ulice Payne, Jr.
Cari M. Dominguez	Jonas Prising
William Downe	Paul Read
John F. Ferraro	Elizabeth P. Sartain
Patricia Hemingway Hall	Michael J. Van Handel
Julie M. Howard

In accordance with the Company’s corporate governance guidelines regarding retirement, John R. Walter is retiring from the board of directors effective May 10, 2019, and will therefore not be seeking re-election.

The nominating and governance committee reviewed the qualifications of the directors listed above who are seeking election or re-election and recommended to the board of directors that each be elected or re-elected to serve for an additional one-year term. The board of directors has confirmed the nominations.

In accordance with our articles of incorporation and bylaws, a nominee will be elected as a director if the number of votes cast in favor of the election exceeds the number of votes cast against the election of that nominee. Abstentions and broker non-votes will not be counted as votes cast. If the number of votes cast in favor of the election of a director is less than the number of votes cast against the election of the director, the director is required to tender his or her resignation from the board of directors to the nominating and governance committee. The nominating and governance committee will recommend to the board of directors whether to accept or reject the tendered resignation or whether other action should be taken. Any such resignation will be effective only upon its acceptance by the board of directors. The board of directors will act on the recommendation of the nominating and governance committee and publicly disclose its decision, and the rationale behind its decision, within 90 days from the date of the announcement of the final results of balloting for the election.

The board of directors recommends you vote FOR the election of each of the nominees listed above.

2019 Proxy Statement | 4

1. Election of Directors

Director Nominee Biographies

Gina R. Boswell

Age: 56 Director since: 2007 Committees: Audit, Nominating and Governance

Biographical Information:

President, US Customer Development at Unilever, a global food, personal care and household products company, since May 2017. General Manager, U.K. and Ireland, at Unilever from September 2015 to May 2017. Executive Vice President, Personal Care, at Unilever from 2011 to September 2015. President, Global Brands, of Alberto-Culver Company, a consumer goods company, from 2008 to July 2011. Prior thereto, Ms. Boswell held several leadership positions, including Senior Vice President and Chief Operating Officer-North America of Avon Products, Inc. from 2005 to 2007 and as an executive with Ford Motor Company from 1999 to 2003. A director of Wolverine World Wide, Inc. since 2013.

Qualifications:

Ms. Boswell has significant international, managerial, strategic, operational, global and financial management expertise as a result of the various senior leadership positions she has held at several companies with global operations. Ms. Boswell also brings an important perspective from her service as a director on other public company boards.

Cari M. Dominguez

Age: 69 Director since: 2007 Committees: Executive Compensation and Human Resources

Biographical Information:

President, Dominguez & Associates, a management consulting firm, since January 2007. Prior thereto, Ms. Dominguez held several leadership positions within the United States government as well as in the public and private sectors, including Chair of the U.S. Equal Employment Opportunity Commission (“EEOC”) from 2001 to 2006, Partner, Heidrick & Struggles, a consulting firm, from 1995 to 1998, Director, Spencer Stuart, a consulting firm, from 1993 to 1995, Assistant Secretary for Employment Standards Administration, and Director of the Office of Federal Contract Compliance Programs, U.S. Department of Labor, from 1989 to 1993. A trustee of The Calvert Funds since 2008, director of Triple-S Management Corporation since 2012 and a director with the National Association of Corporate Directors since 2013.

Qualifications:

Ms. Dominguez has significant expertise in government relations and labor markets from her position as Chair of the EEOC and other various governmental positions she held. Ms. Dominguez also has managerial, international and operational experience in the human resources industry as a result of the various positions she held at various human resource consulting groups.

5 | ManpowerGroup

1. Election of Directors

William Downe

Age: 66 Director since: 2011 Lead Director since: 2017 Committees: Executive Compensation and Human Resources (Chair)

Biographical Information:

Non-Executive Chairman of Trans Mountain Corporation since November 2018. Chief Executive Officer of BMO Financial Group, a highly diversified financial services provider based in North America from 2007 to October 2017. Prior thereto, Mr. Downe held several leadership positions with BMO Financial Group and its subsidiaries, including Chief Operating Officer of BMO Financial Group from 2006 to 2007, and Deputy Chair of BMO Financial Group and Chief Executive Officer, BMO Nesbitt Burns and Head of Investment Banking Group from 2001 to 2006. A director of Loblaw Companies Limited since May 2018 and a director of BMO Financial Group from 2007 to October 2017.

Qualifications:

Mr. Downe brings to the board significant managerial, operational and global experience he gained during his tenure as Chief Executive Officer of BMO Financial Group and serving on its Board.

John F. Ferraro

Age: 63 Director since: 2016 Committees: Audit

Biographical Information:

Executive Vice President, Strategy and Sales of Aquilon Energy Services, a software and services company for the energy industry, since February 2019. Global Chief Operating Officer of Ernst & Young (“EY”), a global professional services organization, from 2007 to January 2015. Prior thereto, Mr. Ferraro held several senior leadership positions at EY, including Global Vice Chair Audit. In addition, Mr. Ferraro served as a member of EY’s Global Executive board for more than 10 years. A director of Advance Auto Parts since 2015 and International Flavor and Fragrances, Inc. since 2015.

Qualifications:

Mr. Ferraro brings to the board significant managerial, operational, financial and global experience he gained during his tenure as Global Chief Operating Officer of EY and the other various positions he held at EY as well as his service as a director on other public company boards.

2019 Proxy Statement | 6

1. Election of Directors

Patricia Hemingway Hall

Age: 66 Director since: 2011 Committees: Audit, Nominating and Governance (Chair)

Biographical Information:

President and Chief Executive Officer of Health Care Service Corporation (“HCSC”), a mutual health insurer, from 2008 to December 2015. Prior thereto, Ms. Hemingway Hall held several leadership positions at HCSC, including President and Chief Operating Officer from 2007 to 2008 and Executive Vice President of Internal Operations from 2006 to 2007. A director of Cardinal Health since 2013, Celgene Corporation since April 2018 and Halliburton since February 2019.

Qualifications:

Ms. Hemingway Hall brings to the board significant managerial, operational, sales, marketing and government relations, experience from her tenure as President and Chief Executive Officer of HCSC and the other various positions she held at HCSC. Ms. Hemingway Hall also brings an important perspective gained from her service as a director on other public company boards.

Julie M. Howard

Age: 56 Director since: 2016 Committees: Executive Compensation and Human Resources, Nominating and Governance

Biographical Information:

Chief Executive Officer of Navigant Consulting, Inc. (“Navigant”), a specialized global professional services firm, since 2012. Chairman of the Board of Navigant since 2014. Prior thereto, Ms. Howard held several leadership positions at Navigant including Chief Operating Officer. A director of InnerWorkings, Inc. since 2012 and a former director of Kemper Corporation from 2010 to 2015.

Qualifications:

Ms. Howard brings to the board significant managerial and operational experience from her tenure as Chief Executive Officer of Navigant and the other various positions she held at Navigant. Ms. Howard also brings an important perspective from serving on other public company boards.

7 | ManpowerGroup

1. Election of Directors

Ulice Payne, Jr.

Age: 63 Director since: 2007 Committees: Audit, Nominating and Governance

Biographical Information:

President and Managing Member of Addison-Clifton, LLC, a provider of global trade compliance advisory services, since May 2004. Prior thereto, Mr. Payne held several leadership positions, including President and Chief Executive Officer of the Milwaukee Brewers Baseball Club from 2002 to 2003 and Partner with the law firm Foley & Lardner LLP from 1998 to 2002. A trustee of The Northwestern Mutual Life Insurance Company since 2005, a director of WEC Energy Group, Inc. (formerly Wisconsin Energy Corporation) since 2003 and Foot Locker, Inc. since 2016.

Qualifications:

Mr. Payne brings to the board significant managerial, operational, financial and global experience as a result of many senior positions he has held including as President of Addison-Clifton, LLC. The board of directors also benefits from his broad experience in and knowledge of international business.

Jonas Prising

Age: 54 Director since: 2014 Committees: none

Biographical Information:

Chief Executive Officer of ManpowerGroup since May 2014. Chairman of ManpowerGroup since December 2015. ManpowerGroup President from 2012 to April 2014. Executive Vice President, President of ManpowerGroup — The Americas from 2009 to 2012. Prior thereto, Mr. Prising was the Executive Vice President, President of ManpowerGroup — United States and Canadian Operations from 2006 to 2008 and held other positions at ManpowerGroup since 1999. A director of Kohl’s Corporation since 2015.

Qualifications:

Mr. Prising brings to the board a deep knowledge of ManpowerGroup and its operations from his many years of experience with the Company, including as President with responsibility for the Americas and Southern Europe and currently as Chairman and Chief Executive Officer. He also brings a deep understanding of the industry, a global perspective, having lived and worked in multiple countries around the world, and a strong knowledge of the relevant marketplaces in Europe and Asia.

2019 Proxy Statement | 8

1. Election of Directors

Paul Read

Age: 52 Director since: 2014 Committees: Audit (Chair)

Biographical Information:

President and Chief Operating Officer of Ingram Micro, Inc., a technology distributor and supply-chain services provider, from 2013 to February 2016. Chief Financial Officer of Flextronics International, Ltd., an electronics manufacturing services provider, from 2008 to June 2013.

Qualifications:

Mr. Read brings to the board significant managerial, operational, financial and global experience as a result of many senior positions he has held, including his tenure as President and Chief Operating Officer of Ingram Micro, Inc. and Chief Financial Officer of Flextronics International, Ltd.

Elizabeth P. Sartain

Age: 64 Director since: 2010 Committees: Executive Compensation and Human Resources

Biographical Information:

Independent Human Resource Advisor and Consultant since April 2008. Prior thereto, Ms. Sartain held several leadership positions, including Executive Vice President and Chief People Officer at Yahoo! Inc. from 2001 to 2008 and an executive with Southwest Airlines serving in various positions from 1988 to 2001. A director of Shutterfly Inc. since 2016.

Qualifications:

Ms. Sartain brings to the board significant human resources experience as a result of the various senior management positions she held at various multi-national companies as well as being an independent human resource advisor for many years. Ms. Sartain also brings an important perspective gained from her service as a director on other public company boards.

9 | ManpowerGroup

1. Election of Directors

Michael J. Van Handel

Age: 59 Director since: 2017 Committees: None

Biographical Information:

Senior Executive Vice President of ManpowerGroup from February 2016 to February 2017. Chief Financial Officer of ManpowerGroup from July 1998 to February 2016. Prior thereto, Mr. Van Handel held several other senior finance and accounting positions within ManpowerGroup since 1989. A director of BMO Financial Corporation, a subsidiary of BMO Financial Group, since 2006 and a Director of ICF International since June 2017. Formerly, a director of Cellular Dynamics International, Inc. from 2010 to 2015.

Qualifications:

Mr. Van Handel brings to the board significant managerial, operational, financial and global experience including his time as Chief Financial Officer and the other senior financial positions he held while employed at ManpowerGroup. He also brings deep knowledge of ManpowerGroup and its operations as well as a deep understanding of the industry with his over 20 years of experience at ManpowerGroup. Mr. Van Handel also brings an important perspective gained from his service as a director on other public company boards.

Each director attended at least 75% of the board meetings and meetings of committees on which he or she served in 2018. The board of directors held five regular meetings during 2018. The board of directors did not take action by written consent during 2018.

Under the Company’s corporate governance guidelines, an individual cannot be nominated for election to the board of directors after his or her 72nd birthday. Any director who turns 72 during his or her normal term will continue in office until the expiration of that term. As previously stated, Mr. Walter will retire from the board of directors at the end of his current term, May 10, 2019, and will therefore not be seeking re-election.

Under ManpowerGroup’s bylaws, nominations, other than those made by the board of directors or the nominating and governance committee, must be made pursuant to timely notice in proper written form to the Secretary of ManpowerGroup. To be timely, a shareholder’s request to nominate a person for election to the board of directors at an annual meeting of shareholders, together with the written consent of such person to serve as a director, must be received by the Secretary of ManpowerGroup not less than 90 days nor more than 150 days prior to the anniversary of the annual meeting of shareholders held in the prior year. To be in proper written form, the notice must contain certain information concerning the nominee and the shareholder submitting the nomination, including the disclosure of any hedging, derivative or other complex transactions involving the Company’s common stock to which a shareholder proposing a director nomination is a party.

2019 Proxy Statement | 10

1. Election of Directors

Board Independence and Related Party Transactions

The board of directors has adopted categorical standards for relationships deemed not to impair independence of non-employee directors to assist it in making determinations of independence. The categorical standards are included in our Corporate Governance Guidelines and are available on ManpowerGroup’s website at http://investor.manpowergroup.com/governance. As required under the Corporate Governance Guidelines, our board of directors reviews and determines the independence of all directors on an annual basis.

In making its independence determinations, the nominating and governance committee evaluates the various commercial and employment transactions and relationships known to the committee that exist between ManpowerGroup and the entities with which certain of our directors or members of their immediate families are, or have been, affiliated. The nominating and governance committee also reviews any other relevant facts and circumstances regarding the nature of these relationships to determine whether other factors, regardless of the categorical standards, might compromise a director’s independence.

The board of directors has determined that ten of twelve of the current directors of ManpowerGroup are independent under the listing standards of the New York Stock Exchange after taking into account the categorical standards and the following:

•	Ms. Boswell is President, US Customer Development at Unilever, which has engaged ManpowerGroup to provide services to the company.

•	Mr. Payne is a trustee of Northwestern Mutual. Northwestern Mutual and certain of its affiliates have engaged ManpowerGroup to provide services to the company.

The independent directors are Ms. Boswell, Ms. Dominguez, Mr. Downe, Mr. Ferraro, Ms. Howard, Ms. Hemingway Hall, Mr. Payne, Mr. Read, Ms. Sartain, and Mr. Walter.

Mr. Van Handel previously served as an executive officer of the company and, as such, does not currently qualify as independent under the listing rules of the New York Stock Exchange. Mr. Prising also does not qualify as independent under the listing rules of the New York Stock Exchange because he is currently an executive officer.

The nominating and governance committee will evaluate eligible shareholder-nominated candidates for election to the board of directors in accordance with the procedures described in ManpowerGroup’s bylaws and in accordance with the guidelines and considerations relating to the selection of candidates for membership on the board of directors described under the heading “Board Composition and Qualifications of Board Members.”

ManpowerGroup does not have a policy regarding board members’ attendance at the annual meeting of shareholders. All of the directors attended the 2018 annual meeting of shareholders.

Any interested party who wishes to communicate directly with the lead director or with the non-management directors as a group may do so by calling 1-800-210-3458. The third-party service provider that monitors this telephone number will forward a summary of all communications directed to the non-management directors to the lead director.

11 | ManpowerGroup

1. Election of Directors

Meetings and Committees of the Board

The board of directors has standing audit, executive compensation and human resources, and nominating and governance committees. The board of directors has adopted written charters for these committees, which are available on ManpowerGroup’s web site at http://investor.manpowergroup.com/governance.

The following table sets forth the current members of each of the committees and the number of meetings held during 2018:

	Audit	Executive Compensation and Human Resources	Nominating and Governance
Gina R. Boswell	✓		✓
Cari M. Dominguez		✓
William Downe(1)		Chair
John F. Ferraro	✓
Patricia Hemingway Hall	✓		Chair
Julie M. Howard		✓	✓
Ulice Payne, Jr.	✓		✓
Paul Read	Chair
Elizabeth P. Sartain(1)		✓
John R. Walter(2)		✓	✓
Number of Meetings in 2018	5	6	4

(1)	Ms. Sartain will become chair of the executive compensation and human resources committee in May 2019 succeeding Mr. Downe. Mr. Downe will remain a member of the committee.
(2)	Mr. Walter is retiring from the board of directors effective May 10, 2019.

Audit Committee

The board of directors has determined that each member of the audit committee meets the financial literacy and independence requirements of the SEC and New York Stock Exchange, as applicable, and that Ms. Boswell, Mr. Ferraro and Mr. Read are each an “audit committee financial expert” as defined under the applicable rules of the SEC. Under the Company’s corporate governance guidelines, no member of the audit committee may serve on the audit committee of more than three public companies, including ManpowerGroup. No member of the audit committee currently serves on the audit committee of more than three public companies, including ManpowerGroup.

The functions of this committee are to:

•	appoint the independent auditors for the annual audit and approve the fee arrangements with the independent auditors;

•	monitor the independence, qualifications and performance of the independent auditors;

•	review the planned scope of the annual audit;

•

review the financial statements to be included in our quarterly reports on Form 10-Q and our annual report on Form 10-K, and our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of those reports;

•	review compliance with and reporting under Section 404 of the Sarbanes-Oxley Act of 2002;

•	review our financial reporting processes and internal controls and any significant audit adjustments proposed by the independent auditors;

•	make a recommendation to the board of directors regarding inclusion of the audited financial statements in our annual report on Form 10-K;

•	review recommendations, if any, by the independent auditors resulting from the audit to ensure that appropriate actions are taken by management;

2019 Proxy Statement | 12

1. Election of Directors

•	review matters of disagreement, if any, between management and the independent auditors;

•	periodically review our Policy Regarding the Retention of Former Employees of Independent Auditors;

•	oversee compliance with our Independent Auditor Services Policy;

•	meet privately on a periodic basis with the independent auditors, internal audit staff and management to review the adequacy of our internal controls and other finance related matters;

•	meet privately with management to review the competence, performance and independence of the independent auditors;

•	monitor our internal audit department, including our internal audit plan;

•	review guidelines and policies regarding compliance by our employees with our code of business conduct and ethics, including the anti-corruption policy;

•	review procedures for receipt, retention and treatment of, and the confidential and anonymous submission of concerns regarding questionable accounting or auditing matters;

•	assist the board of directors with its oversight of the performance of the Company’s risk management function;

•	review current tax matters affecting us;

•	periodically discuss with management our risk management framework;

•	monitor any litigation involving ManpowerGroup that may have a material financial impact on ManpowerGroup or that relates to matters entrusted to the audit committee; and

•	approve the retention, compensation and termination of outside legal, accounting and other such advisors to the committee.

In addition, the charter of the audit committee provides that the audit committee shall review and approve all related party transactions that are material to ManpowerGroup’s financial statements or that otherwise require disclosure to ManpowerGroup’s shareholders, provided that the audit committee shall not be responsible for reviewing and approving related party transactions that are reviewed and approved by the board of directors or another committee of the board of directors. The audit committee did not take action by written consent during 2018.

Executive Compensation and Human Resources Committee

Each member of the executive compensation and human resources committee is “independent” within the meaning of the applicable listing standards of the New York Stock Exchange.

The functions of this committee are to:

•	establish the compensation of the chief executive officer of ManpowerGroup, subject to ratification by the independent members of the board of directors;

•

approve the compensation, based on the recommendations of the chief executive officer of ManpowerGroup, of any president and the chief financial officer, and certain other senior executives of ManpowerGroup;

•

determine the terms of any agreements concerning employment, compensation or employment termination, as well as monitor the application of ManpowerGroup’s retirement and other fringe benefit plans, with respect to the individuals listed above;

•	monitor the professional development of ManpowerGroup’s key executive officers;

•	review succession plans for the chief executive officer of ManpowerGroup, of any president and the chief financial officer and certain other senior executives of ManpowerGroup;

•	administer ManpowerGroup’s equity incentive plans and employee stock purchase plans and oversee ManpowerGroup’s employee retirement and welfare plans;

•	administer ManpowerGroup’s annual incentive plan;

•	review and recommend the “Compensation Discussion and Analysis” to be included in our annual proxy statement;

13 | ManpowerGroup

1. Election of Directors

•	develop and implement policies regarding the recoupment or “clawback” of excess compensation paid to executive officers of the Company;

•	approve the retention, compensation and termination of outside compensation consultants, independent legal advisors or other advisors and have oversight of their work; and

•	consider the independence of any outside compensation consultant, independent legal advisor or other advisor to the committee.

In accordance with the terms of its charter, the executive compensation and human resources committee may from time to time delegate authority and assign responsibility with respect to such of its functions to officers of the Company, or to a subcommittee of the committee. The executive compensation and human resources committee took two actions by written consent during 2018.

Nominating and Governance Committee

Each member of the nominating and governance committee is “independent” within the meaning of the applicable listing standards of the New York Stock Exchange.

The functions of this committee are to:

•	recommend nominees to stand for election at annual meetings of shareholders, to fill vacancies on the board of directors and to serve on committees of the board of directors;

•	establish procedures and assist in identifying candidates for board membership;

•	review the qualifications of candidates for board membership, including any candidates nominated by shareholders in accordance with our bylaws;

•	periodically review the compensation arrangements in effect for the non-management members of the board of directors and recommend any changes deemed appropriate;

•

oversee the annual self-evaluation of the performance of the board of directors and each of its committees and oversee, or ensure another committee oversees, the annual evaluation of the performance of management;

•

establish and review, for recommendation to the board of directors, guidelines and policies on the size and composition of the board, the structure, composition and functions of the board committees, and other significant corporate governance principles and procedures;

•	oversee the content and format of our code of business conduct and ethics and recommend any changes as deemed appropriate;

•	monitor compliance by the non-management directors with our code of business conduct and ethics;

•	develop and periodically review succession plans for the directors;

•	periodically review the corporate governance guidelines and recommend any changes as deemed appropriate;

•	review and recommend categorical standards for determining non-management director independence consistent with the rules of the New York Stock Exchange and other requirements; and

•	approve the retention, compensation and termination of any outside independent advisors to the committee.

The nominating and governance committee has from time to time engaged director search firms to assist it in identifying and evaluating potential board candidates. The nominating and governance committee did not take any action by written consent during 2018.

Board Composition and Qualifications of Board Members

The nominating and governance committee has adopted, and the board of directors has approved, guidelines for selecting board candidates that the committee considers when evaluating candidates for nomination as directors. The guidelines call for the following with respect to the composition of the board:

•	a variety of experience and backgrounds;

•	a core of business executives having substantial senior management and financial experience;

2019 Proxy Statement | 14

1. Election of Directors

•	individuals who will represent the best interests of the shareholders as a whole rather than special interest constituencies;

•	the independence of at least a majority of the directors; and

•	individuals who represent a diversity of gender, race and age.

In connection with its consideration of possible candidates for board membership, the committee also has identified areas of experience that members of the board should as a goal collectively possess. The below graphic lists these skills and attributes and indicates which of the director nominees possess each. As shown, these skills and attributes are well represented within this group.

Gina R. Boswell Cari M. Dominguez William Downe John F. Ferraro Patricia Hemingway Hall Julie M. Howard Ulice Payne, Jr. Jonas Prising Paul Read Elizabeth P. Sartain Michael J. Van Handel Previous Board Experience serving as a director of another public company International Business Experience in diverse geographic, political and regulatory environments Corporate Governance Supports our goals of strong Board and management accountability Active or Former CEO/Chairperson or other C-Suite Officer Served in a senior leadership role at a large organization Sales Experience developing strategies to grow sales and market share Government Relations Understanding of government regulations affecting our business Human Resources Experience building knowledge, skills and abilities of employees Marketing and Branding Experience in a senior management position managing marketing/branding Technology Experience with technology, cybersecurity, information systems/data management or privacy Accounting or Financial Oversight Experience to provide valuable insight in overseeing finances Operations Experience with our business, strategy and marketplace dynamics.

The Company believes that the present composition of the board of director nominees satisfies the guidelines for selecting board candidates set out above; specifically, the nominees include individuals who have a variety of experience and backgrounds, the nominees include a core of business executives having substantial experience in management as well as one member having government experience, and nine of eleven of the nominees are independent under the rules of the New York Stock Exchange.

15 | ManpowerGroup

1. Election of Directors

The board of directors and the nominating and governance committee evaluated each of the director nominees’ contributions to the board of directors as well as their role in the operation of the board of directors as a whole. The nominating and governance committee considered both the background and experience of each director nominee as well as the qualifications set forth in the biographies on pages 5 to 10 of this proxy statement.

Board Diversity and Tenure

The composition of the nominees for the board also reflects diversity of gender, race and age, an objective that the nominating and governance committee continually strives to enhance when searching for and considering new directors. Based on the composition of the nominees for our board of directors, we believe this objective has been achieved.

5 Directors are Women		Five new directors joined the Board in the last five years
Average tenure of 6.7 years
2 Directors of Ethnic Diversity	Average age of directors is 61

2019 Proxy Statement | 16

1. Election of Directors

Board Leadership Structure

Chairman of the Board

Under ManpowerGroup’s bylaws and in accordance with the Company’s corporate governance guidelines, the board of directors can choose whether the roles of chairman and chief executive officer should be combined or separated, based on what it believes is best for the Company and its shareholders at a given point in time. Jonas Prising has been chairman of the board of directors since December 31, 2015. The board of directors has evaluated the Company’s leadership structure and determined that the presence of our independent lead director who, as described below, has meaningful oversight responsibilities, together with a strong leader in the combined role of chairman and chief executive officer, serves the best interests of ManpowerGroup and its shareholders. The board of directors believes that in light of Mr. Prising’s extensive knowledge of ManpowerGroup and its industry, gained through his tenure with the Company, he is well positioned to serve as both chairman and chief executive officer of the Company.

Lead Director

The board of directors has selected Mr. Downe, retired CEO of BMO Financial Group, to serve as lead director. Our corporate governance guidelines provide that if the same person holds the chief executive officer and chairman roles or if the chairman is not independent, the board of directors will designate one of the independent directors to serve as the lead director. The lead director helps ensure that there is an appropriate balance between management and the independent directors and that the independent directors are fully informed and able to discuss and debate the issues that they deem important.

Our corporate governance guidelines contemplate that the lead director will be appointed annually and that he or she should be willing to serve for at least three years in such capacity. The board of directors believes having a lead director serving continuous terms provides greater continuity to the role, enhances board leadership and performance and facilitates effective oversight of the performance of senior management. Mr. Downe has served as lead director since May 2017, and at a board meeting in February 2019, the board of directors re-appointed Mr. Downe to serve as lead director for another year.

The lead director’s duties include the following:

•	Preside at executive sessions of the non-employee directors;

•	Preside at all other meetings of directors where the chairman of the board is not present;

•	Serve as liaison between the chairman of the board and the non-employee directors;

•	Approve what information is sent to the board;

•	Approve the meeting agendas for the board;

•	Approve meeting schedules to assure that there is sufficient time for discussion on all agenda items;

•	Provide feedback from executive sessions of the independent directors to the Chairman and CEO and other senior management;

•	Serve in a key role in the board evaluation processes and in evaluation of the CEO;

•	Recommend to the board and the board committees the retention of advisers and consultants who report directly to the board;

•	Have the authority to call meetings of the non-employee directors;

•	If requested by major shareholders, ensure that he or she is available for consultation and direct communication; and

•	Perform such other duties as the board may delegate from time to time.

17 | ManpowerGroup

1. Election of Directors

Board Effectiveness and Evaluation

Our board of directors is committed to performing effectively for the benefit of the Company and its shareholders at both the board and committee level. Each year, the nominating and governance committee oversees the board and committee evaluation process and determines the format and framework for the process.

Annual Evaluation Process

The purpose of the annual evaluation process is to ensure that the board continues to operate at a high level, with an opportunity for self-reflection and improvement. Historically, we have conducted an internal assessment at the board level and at each of the committees, making use of both externally developed questionnaires and internal discussion materials. The responses to the written questionnaires, and the internal discussion materials, formed the basis for a self-evaluation process conducted by each committee, which was then summarized for the full board. The board followed a similar process, conducted by the board in full, regarding its own effectiveness.

Independent Consultant

For 2018, we determined to expand the process. The nominating and governance committee engaged a third-party consultant, experienced in corporate governance matters, to assist with the board and committee evaluation process. Directors were interviewed by the independent third party, and gave specific feedback addressing board effectiveness, individual contributions, committee functioning, and similar topics, as well as suggestions to enhance the efficiency and productivity of the board in general. Directors responded to questions designed to elicit this information, and the independent third party synthesized the results and comments received during such interviews. These findings were then presented by the independent third party and the chair of the nominating and governance committee to the nominating and governance committee and to the board, followed by a review and discussion by the full board. Each committee also conducted a committee assessment discussion. The board believes this facilitated process provided additional insight and perspective that it can utilize to further enhance effectiveness, including in areas such as board and committee composition, information flow between management and the board, development of materials for board discussion, focus on corporate strategy and director recruitment.

Board Oversight of Risk

The board of directors is responsible for overseeing management in the execution of management’s Company-wide risk management responsibilities. The board of directors fulfills this responsibility both directly and through its standing committees (as discussed further below), each of which assists the board in overseeing a part of the Company’s overall risk management.

The committees of the board oversee specific areas of the Company’s risk management as described below:

Audit Committee

The audit committee is responsible for assisting the board of directors with its oversight of the performance of the Company’s risk management functions including:

•	Periodically reviewing and discussing with management the Company’s risk management framework, including policies, practices and procedures regarding risk assessment and management;

•	Periodically receiving, reviewing and discussing with management reports on selected risk topics as the committee or management deems appropriate from time to time; and

•	Periodically reporting to the board of directors on its activities in this oversight role.

Executive Compensation and Human Resources Committee

The executive compensation and human resources committee reviews and discusses with management the Company’s compensation policies and practices and management’s assessment of whether any risks arising from such policies and practices are reasonably likely to have a material adverse effect on the Company.

2019 Proxy Statement | 18

1. Election of Directors

Nominating and Governance Committee

The nominating and governance committee evaluates the overall effectiveness of the board of directors, including its focus on the most critical issues and risks.

As part of this oversight, the committees engage in reviews and discussions with management (and others if considered appropriate) as necessary to be reasonably assured that the Company’s risk management processes (1) are adequate to identify the material risks that we face in a timely manner, (2) include strategies for the management of risk that are responsive to our risk profile and specific material risk exposure, (3) serve to integrate risk management considerations into business decision-making throughout the Company, and (4) include policies and procedures that are reasonably effective in facilitating the transmission of information with respect to material risks to the senior executives of the Company and each committee.

Compensation Consultant

The executive compensation and human resources committee directly retains Mercer (US) Inc. to advise it on executive compensation matters. Mercer reports to the chair of the committee. On an annual basis, the committee and Mercer enter into an engagement letter, which sets out the services to be performed by Mercer for the committee during the ensuing year. Mercer’s primary role is to provide objective analysis, advice and information and otherwise to support the committee in the performance of its duties. Mercer’s fees for executive compensation consulting to the committee in 2018 were $342,680.

The committee requests information and recommendations from Mercer as it deems appropriate in order to assist it in structuring and evaluating ManpowerGroup’s executive compensation programs and practices. The committee’s decisions about executive compensation, including the specific amounts paid to executive officers, are its own and may reflect factors and considerations other than the information and recommendations provided by Mercer.

Mercer was engaged by the committee to perform the following services in 2018:

•

Evaluate the competitiveness of our total executive compensation and benefits program for the senior executives, including base salary, annual incentive, total cash compensation, long-term incentive awards, total direct compensation, retirement benefits and total remuneration against the market;

•

Assess how well the compensation and benefits programs are aligned with the committee’s stated philosophy to align pay with performance, including analyzing our performance against comparator companies;

•	Review and recommend the companies used in our comparator group and our industry peer group;

•	Provide advice and assistance to the committee on the levels of total compensation and the principal elements of compensation for our senior executives;

•	Advise committee on salary, target incentive opportunities and equity grants as well as on the design and features of our short-term and long-term incentive programs for our senior executives;

•	Brief the committee on trends in executive compensation and benefits among large public companies and on regulatory, legislative and other developments; and

•	Assist in reviewing the Compensation Discussion and Analysis and other executive compensation disclosures to be included in this proxy statement.

The committee has reviewed whether the work provided by Mercer raises any conflict of interest. Factors considered by the committee include:

•	Other services provided to the Company by the consultant;

•	What percentage of the consultant’s total revenue is made up of fees from the Company;

•	Policies or procedures of the consultant that are designed to prevent a conflict of interest;

•	Any business or personal relationships between individual consultants involved in the engagement and committee members;

19 | ManpowerGroup

1. Election of Directors

•	Any shares of the Company’s stock owned by individual consultants involved in the engagement; and

•	Any business or personal relationships between our executive officers and the consulting firm or the individual consultants involved in the engagement.

Based on its review, the committee does not believe that Mercer has a conflict of interest with respect to the work performed by the Company or the committee in 2018. The committee has also evaluated the independence of Mercer pursuant to the rules of the Securities and Exchange Commission and the New York Stock Exchange and no relationships were identified that would impact Mercer’s independence.

Ultimately, the consultant provides recommendations and advice to the committee in an executive session where management is not present, which is when critical pay decisions are made. This approach protects the committee’s ability to receive objective advice from the consultant so that the committee may make independent decisions about executive pay at our company.

Besides Mercer’s involvement with the committee, it and its affiliates also provide other non-executive compensation services to us. These services are approved by management who oversee the specific areas of business for which the services are provided.

The total amount paid for these other services provided in 2018 was $379,175. These services included actuarial and pension reporting services, workers compensation reporting and insurance services. The majority of these services are provided not by Mercer itself, but by other companies owned by Marsh & McLennan, the parent company of Mercer, which therefore, are considered affiliates even though they operate independently of Mercer.

The committee concluded that the services provided by the Marsh & McLennan affiliates (other than Mercer), did not raise any conflicts of interest.

The committee believes the advice it receives from the individual executive compensation consultant is objective and not influenced by Mercer’s or its affiliates’ other relationships with us because of the procedures Mercer and the committee have in place, including the following:

•	The consultant receives no incentive or other compensation based on the fees charged to us for other services provided by Mercer or any of its affiliates;

•	The consultant is not responsible for selling other Mercer or affiliate services to us;

•

Mercer’s professional standards prohibit the individual consultant from considering any other relationships Mercer or any of its affiliates may have with us in rendering his or her advice and recommendations; and

•	The committee evaluates the quality and objectivity of the services provided by the consultant each year and determines whether to continue to retain the consultant.

2019 Proxy Statement | 20

Beneficial Ownership of Directors and Executive Officers

Beneficial Ownership of Directors and Executive Officers

Set forth in the table below, as of March 1, 2019, are the shares of ManpowerGroup common stock beneficially owned by each director and nominee, each of the executive officers named in the table under the heading “Summary Compensation Table,” and all directors and executive officers of ManpowerGroup as a group and the shares of ManpowerGroup common stock that could be acquired within 60 days of March 1, 2019 by such persons.

Name of Beneficial Owner	Common Stock Beneficially Owned(1)(3)	Right to Acquire Common Stock(1)(2)	Percent of Class
Jonas Prising	463,206	250,401	*
Gina R. Boswell	10,339	—	*
Richard Buchband	30,327	20,363	*
Ram Chandrashekar	13,522	13,522	*
Cari M. Dominguez	22,823	—	*
William Downe	22,261	—	*
John F. Ferraro	—	—	*
Darryl Green	175,910	108,705	*
Patricia Hemingway Hall	6,882	—	*
Julie M. Howard	—	—	*
John T. McGinnis	41,773	28,049	*
Ulice Payne, Jr	8,036	—	*
Paul Read	5,353	—	*
Elizabeth P. Sartain	20,428	—	*
Mara E. Swan	49,750	27,651	*
Michael J. Van Handel	17,283	—	*
John R. Walter	5,982	—	*
All directors and executive officers as a group (17 persons)	893,875	448,691	1.49%

*	Less than 1% of outstanding shares.

(1)

Except as indicated below, all shares shown in this column are owned with sole voting and dispositive power. Amounts shown in the Right to Acquire Common Stock column are also included in the Common Stock Beneficially Owned column.

21 | ManpowerGroup

Beneficial Ownership of Directors and Executive Officers

The table does not include vested shares of deferred stock, which will be settled in shares of ManpowerGroup common stock on a one-for-one basis, held by the following directors that were issued under the 2003 Equity Incentive Plan and the Terms and Conditions Regarding the Grant of Awards to Non-Employee Directors under the 2003 Equity Incentive Plan and the 2011 Equity Incentive Plan and the Terms and Conditions Regarding the Grant of Awards to Non-Employee Directors under the 2011 Equity Incentive Plan:

	Vested Deferred Stock

Director	2003 Plan	2011 Plan	Total
William Downe	—	22,843	22,843
John F. Ferraro	—	8,248	8,248
Patricia Hemingway Hall	—	2,995	2,995
Julie M. Howard	—	5,283	5,283
Ulice Payne, Jr.	—	1,298	1,298
Paul Read	—	1,298	1,298
Michael J. Van Handel	—	1,364	1,364
John R. Walter	3,501	6,482	9,983

The table does not include 2,469 unvested shares of deferred stock, which will be settled in shares of ManpowerGroup common stock on a one-for-one basis, held by each of Mr. Downe, Mr. Ferraro, Ms. Hemingway Hall, Ms. Howard, Mr. Payne, Mr. Read, Mr. Van Handel, and Mr. Walter that were issued under the 2011 Plan and the Terms and Conditions on January 1, 2019. These shares of deferred stock vest in equal quarterly installments during 2019.

(2)	Common stock that may be acquired within 60 days of the record date through the exercise of stock options and the settlement of restricted stock units.

(3)	Includes the following number of shares of unvested restricted stock as of the record date:

Director	Unvested Restricted Stock
Gina R. Boswell	2,469
Cari M. Dominguez	2,469
Elizabeth P. Sartain	2,469

The holders of the restricted stock have sole voting power with respect to all shares held and no dispositive power with respect to all shares held.

2019 Proxy Statement | 22

Compensation Discussion and Analysis

Compensation Discussion and Analysis

23 | ManpowerGroup

Compensation Discussion and Analysis

2019 Proxy Statement | 24

Compensation Discussion and Analysis

Background

This compensation discussion and analysis (“CD&A”) describes ManpowerGroup’s executive compensation program for our executive officers for whom disclosure is required under the rules of the Securities and Exchange Commission (“SEC”). We refer to this group of executives as our named executive officers (“NEOs”). ManpowerGroup’s NEOs for the year ended December 31, 2018 are the Chief Executive Officer (CEO), Chief Financial Officer (CFO) and the three most highly compensated executive officers (other than the CEO and CFO), who were serving as executive officers as of December 31, 2018. As required under SEC rules, our NEOs also include our former Chief Operating Officer, who retired from the role effective August 31, 2018. Our NEOs are listed below with their titles as of December 31, 2018:

•	Jonas Prising — Chairman and Chief Executive Officer

•	John T. McGinnis — Executive Vice President and CFO

•	Ram Chandrashekar — Executive Vice President, Operational Excellence and IT, and President, Asia Pacific Middle East (1)

•	Mara E. Swan — Executive Vice President, Global Strategy and Talent

•	Richard Buchband — Senior Vice President, General Counsel and Secretary

•	Darryl Green — Former President and Chief Operating Officer(2)

(1)

Effective January 1, 2019, Mr. Chandrashekar relinquished his role as President, Asia Pacific Middle East. He continues as our Executive Vice President, Operational Excellence, Technology and Transformation.

(2)	Mr. Green retired from his role as President and Chief Operating Officer of the Company on August 31, 2018 and remained an employee of the Company until October 1, 2018.

Executive Summary

2018 Compensation Reflected Challenging Environment in 2018

Our executive compensation programs are designed to reward performance. Our results are highly dependent on labor market conditions, business cycles and other macroeconomic forces. During 2018 we experienced a softening in the economic environment in which our revenue growth, while still positive, was lower than we have experienced in the past several years. It is our experience that during declines in the economic cycle, or periods of uncertainty, we will see declines in our revenue, or its rate of growth, and this occurred during the second half of 2018. We will also typically experience decreasing profit margins during such periods.

Our consolidated revenues were up 2.5% in constant currency in 2018 compared to 2017. Our operating leverage and profitability in 2018 reflected a deteriorating economic environment in Europe, where the majority of our business is located. Management’s actions to mitigate the impact of reduced revenue growth involved pricing discipline and strong cost management. As a result, we accomplished solid financial performance in 2018 in light of the economic environment. Although our key performance metrics of Earnings Per Share (“EPS”) and Return on Invested Capital (“ROIC”) recorded year-over-year improvements for purposes of our compensation plans, they fell short of the challenging targets that were set by the Executive Compensation and Human Resources Committee (the “Committee”) at the beginning of 2018. Accordingly, our short-term compensation program paid out considerably below targeted levels. For our long-term incentives, our key performance metric of Operating Profit Margin Percent (“OPMP”), which we use in the three-year performance periods in our performance share units, declined in 2018, coming in below the level for the prior two years. This not only reduced the OPMP payout percentage for the three-year performance period that began in 2016 and ended in 2018, but will likewise have an adverse impact on the payout percentage for previously granted performance share unit awards covering 2017-2019 and 2018-2020.

We Continue to Focus on Three Key Performance Metrics

We believe these three key performance metrics continue to identify whether we are running our business effectively for our shareholders.

•	Earnings Per Share. Focuses our NEOs on producing financial results that align with shareholder interest. We consider this metric a critical measure of executive performance.

25 | ManpowerGroup

Compensation Discussion and Analysis

•

Return on Invested Capital. Even though we operate in the services industry, our business is capital intensive. We must pay our associates and consultants before we typically bill and collect from our clients. ROIC measures how efficiently we are converting our services into cash.

•

Operating Profit Margin Percent. Measures how efficiently our NEOs have deployed our operating resources to generate a profit. We believe using this metric drives a long-term focus on achieving sustainable profits, and it is the cornerstone of our long-term incentive plan.

The results of these three key performance metrics, as reported for 2018, were as follows:

Earnings Per Share - Diluted ("EPS"), as reported Return on Invested Capital ("ROIC") Operating Profit Margin Percent ("OPMP"), as reported

In addition to these three metrics, the Committee also sets individual operating objectives for each executive officer.

When it adopted financial targets at the beginning of the 2018 performance year, the Committee determined that certain items should be excluded from our performance metrics to ensure our NEOs are compensated only for the underlying performance of our business:

•	Constant Currency. We eliminate the impact of changes in exchange rates for EPS and ROIC. This allows us to better capture year-over-year changes in underlying performance.

•	Share Repurchases. We remove the benefit of share repurchases from our EPS calculation except to the extent necessary to offset dilution resulting from shares issued under our equity plans.

•

Restructuring Costs. We exclude restructuring costs from our EPS, ROIC and OPMP calculations, net of the savings related to these costs. This allows us to better reflect the Company’s performance for the year.

•	Goodwill Impairment. We exclude goodwill impairment charges from our EPS and ROIC calculations. This, too, better reflects the Company’s performance for the year.

•

Other Non-Recurring Costs. We exclude from OPMP any non-recurring accrual adjustments greater than $10 million that pertain to prior periods. As explained above, excluding these costs better reflects the Company’s performance during the year.

The following table shows the impact of each of these items on our performance metrics for 2018:

	As Reported	Impact of Constant Currency	Impact of Share Repurchases	Restructuring Costs	Goodwill Impairment(1)	Other Non-Recurring Costs	As calculated under Compensation Plans
EPS	$8.56	$(0.04)	$(0.19)	$0.42	$0.02	n/a	$8.77
ROIC	15.4%	(0.1)%	n/a	0.7%	—%	n/a	16.0%
OPMP	3.62%	n/a	n/a	0.19%	n/a	(0.07)%	3.74%

(1)	The goodwill impairment charge did not have a significant impact on ROIC in 2018.

2019 Proxy Statement | 26

Compensation Discussion and Analysis

Our key performance metrics, calculated as described above, are shown here, compared against the comparable metrics for 2017:

Earnings Per Share Diluted ("EPS"), under our compensation plans Return on Invested Capital ("ROIC"), under our compensation plans Operating Profit Margin Percent ("OPMP"), under our compensation plans

See page 40 for further explanation of the calculations for EPS and ROIC and page 46 for OPMP.

Our Executive Pay is Designed to be Variable and Affordable

We believe the interests of our shareholders are served when strong operating performance drives enhanced financial performance. Therefore, the pay for our CEO and our other executive officers is closely aligned with our results, and their compensation varies year-over-year based on whether they have achieved collective and individual performance goals set by our Committee. This also reflects our philosophy of affordability — compensation is higher when our executives have delivered financial results that make it more affordable for the Company and lower when financial results underperform and make it less affordable for the Company.

CEO Compensation Declined in 2018, in Alignment with Pay-For-Performance Principles

We remain committed to performance-based compensation. Approximately 75% of Mr. Prising’s 2018 target compensation was tied to Company performance and 90% of his total pay was variable. Given our below-target financial performance in 2018, Mr. Prising’s total compensation in 2018 was 94% of target. (In 2017, when our performance exceeded the Committee’s financial targets, his total compensation was 103% of target.) The discussion below highlights each component of Mr. Prising’s compensation in 2018.

Annual Cash Incentive: Payout Was 61% of Target. In light of the financial performance of the Company and the Committee’s assessment of Mr. Prising’s achievement of his operating objectives as CEO, Mr. Prising’s annual cash incentive payout was 61% of target.

The following table shows the actual cash incentive payout to Mr. Prising for 2018:

	2018 Actual Payout $	% Compared to Target
EPS Goal	414,063	55%
ROIC Goal	348,214	46%
Operating Objectives	375,000	100%
Total	1,137,277	61%

27 | ManpowerGroup

Compensation Discussion and Analysis

Long-Term Equity Awards: Approximately 60% are Based on Performance. Mr. Prising’s 2018 compensation package included three types of long-term equity awards:

•

Approximately 60% were performance share units, again using a three-year performance period, and calibrated to OPMP. In 2018, OPMP for the 2018 performance share unit grant was well-below target, which also has an adverse impact to the performance share units granted in 2017 and 2016. For the 2016 performance share unit grant, Mr. Prising earned 96% of the target level performance share units for the 3-year performance period of 2016-2018.

•	Approximately 20% were stock options that vest over a four-year period.

•	Approximately 20% were restricted stock units that cliff vest in full after three years.

Other Compensation Was Limited. The level of perquisites provided to Mr. Prising is limited. We reimburse him for financial planning expenses, which are capped at $12,000 per year. Mr. Prising’s Other Compensation in 2018 also included a Company match and profit-sharing contribution under our Nonqualified Savings Plan, in which Mr. Prising has elected to participate. Mr. Prising does not have a current pension plan, does not participate in the Company’s auto program and does not participate in the Company’s 401(k) plan for “catch-up” contributions for employees over 50.

Realizable Pay for Our CEO Declined Significantly in 2018

We calculated realizable pay for Mr. Prising to show the impact of Company performance and stock price on his compensation granted or awarded during the year. The Company’s stock price declined significantly during 2018: from $126.11 on January 1, 2018 to $64.80 as of December 31, 2018. The combination of the stock price decline and the Company’s below-target operating performance resulted in Mr. Prising’s calculated realizable pay being $6.2 million for 2018. This is substantially lower than $11.4 million of total compensation shown in the Summary Compensation Table using SEC reporting methodology. It also reflects a 56% decrease from his realizable pay for 2017, when strong operating performance and considerable stock price appreciation resulted in realizable pay that was greater than reported compensation. See page 50 for further details.

Our Business is Impacted by Global Macroeconomic Forces, Business Cycles and Complexity

We derive approximately 88% of our revenue from outside the United States, with the largest portions coming from our operating segments in Southern Europe (43%), Northern Europe (24%) and Asia Pacific Middle East (13%). Our business is truly global in nature and complexity. Through our global network including approximately 2,600 offices in 80 countries and territories, we serve global, multinational and local clients across multiple industry segments and provide a broad range of workforce solutions including recruitment and assessment, training and development, career management, outsourcing and workforce consulting.

We Utilize a Broad Group of Comparators for Compensation

It is difficult to find an industry-specific group of peer companies for benchmarking our executive compensation. We are significantly larger than other U.S.-listed companies in our industry (with $22.0 billion in revenue in 2018, compared to $5.8 billion of our nearest U.S.-listed competitor). Our two largest competitors, Adecco and Randstad, are based in Europe, and although the Committee reviews available compensation data for these two companies, their pay practices are different, and full compensation information is not disclosed. To ensure that we are utilizing meaningful data, the Committee’s independent compensation consultant, Mercer, has customized a peer group, which consists of 90 companies within the S&P 500. This peer group has a median revenue that approximates that of ManpowerGroup, with a range of approximately 70% to approximately 180% of our revenue. The peer group is designed to properly benchmark our NEOs’ compensation against the relevant talent marketplace. The Committee believes that using this group provides a robust basis for comparing us to companies of similar scale and also represents the universe of top-tier companies we consider when looking for executive talent.

2019 Proxy Statement | 28

Compensation Discussion and Analysis

Key Compensation and Governance Policies

The Committee continually reviews the Company’s executive compensation program to maintain compensation practices that are in the best interests of our shareholders. Some of our key policies are summarized below:

	WHAT WE DO:		WHAT WE DON’T DO:
✓	We tie pay to performance, including the use of performance share units. The majority of executive pay is performance-based and variable.	×	We do not pay any of our long-term incentives in cash as the objective of our long-term incentive plan is to incentivize executives to increase shareholder return.
✓	We set challenging performance objectives.	×	We do not use Total Shareholder Return (“TSR”) as a performance metric for our NEOs. In our experience, TSR captures fluctuations in stock price, rather than measuring the performance of our executive team in operating our business. Our stock price can be sensitive to perceived changes in the global business climate, and we often experience fluctuations in stock price that are de-coupled from the fundamentals of our business. Instead of using TSR, our Committee sets meaningful targets each year for our three key metrics.
✓	We appropriately balance short-term and long-term incentives.	×	We do not provide tax gross up payments for any amounts considered excess parachute payments.
✓	We have caps on the potential payouts under the performance share unit grants and our annual incentive program.	×	We do not pay dividends on performance share units.
✓	We use double triggers in our severance agreements and our equity awards.	×	We do not encourage undue risk taking in our compensation plans. By using varied financial metrics and setting caps on potential payouts the company mitigates undue risk taking.
✓	We maintain significant stock ownership guidelines for our NEOs.	×	We do not permit the repricing of stock options without prior shareholder approval, except in connection with a transaction.
✓	The Committee engages an independent compensation consultant that works solely in support of the Committee.	×	We do not allow hedging or pledging of ManpowerGroup stock.
✓	We use appropriate peer groups when establishing compensation.	×	We do not provide excessive perquisites to our NEOs.
✓	We listen to our shareholders. We regularly reach out to leading shareholders and their advisory firms to discuss our governance and executive compensation. In 2018, we continued to meet with our shareholders to review these topics and ensure our programs are well-understood and consistent with their expectations.

29 | ManpowerGroup

Compensation Discussion and Analysis

WE MAINTAIN STRONG COMPENSATION AND CORPORATE GOVERNANCE PRACTICES:
Over the years we have continued to enhance our compensation and corporate governance practices:
✓	Use ROIC as a key performance metric: We replaced Economic Profit with ROIC to more clearly measure how effectively we are using our capital.
✓

Return to 3-year performance period for performance share units: We returned to a 3-year performance period for performance share units to better align the interests of executive officers with long-term shareholder value.

✓	Further expanded use of performance-based equity: We modified our long-term incentive program to increase our use of performance share units to represent approximately 60% of long-term equity grants.
✓	Elimination of classified board: We eliminated our classified board structure and hold annual elections of directors.
✓

Strengthened role of lead director: We eliminated a practice in which we rotated our lead director annually. Today, our board appoints a lead director with the intent that the individual will serve for at least three years. The roles and responsibilities of the lead director have been clarified, and the lead director receives additional compensation for serving in this role.

✓

Adoption of clawback policy: Under our clawback policy, if the Committee determines an employee engaged in intentional misconduct that causes a financial restatement, it may revoke any outstanding awards, including cash incentives or equity awards, that were received as a result of the misconduct.

✓

Tightened stock ownership guidelines: Senior executives who have not met their individual ownership requirement must hold 50% of any of the shares they receive from an exercise or vesting of awards until the requirement is satisfied.

✓

Redoubled Our Commitment to Board Diversity and Refreshment: Our board is focused on having fresh perspective on the board and its committees, including a diversity of thought and background. Our board is more than 40% female and has an average tenure of 6.7 years.

✓	Enhanced our Board Evaluation Program: We have strengthened our board evaluation process by including a facilitated evaluation, led by an experienced external resource.
✓

Enhanced our Succession Plan for Executive Officers: We have developed a robust succession planning process for our executive officers and senior leadership designed to ensure we have experienced and capable leaders who are prepared to assume executive roles as they become available.

ManpowerGroup Compensation Principles

Our Committee is guided by a series of principles, listed below. Within the framework of these principles, the Committee considers governance trends, the competitive market, corporate, business unit and individual results, and various individual factors.

ManpowerGroup’s executive compensation guiding principles are to:

•

Pay for results: We tie a significant portion of compensation to the achievement of Company and business unit goals as well as to recognize individual accomplishments that contribute to success. For example, in 2018, approximately 60% of the CEO’s and 56% of the CFO’s target compensation, respectively, was tied to short- and long-term financial performance goals.

•

Not pay for failure: We set threshold goals for each performance-based incentive element of our executive compensation program. The Committee believes these threshold goals are the lowest acceptable levels at which it is appropriate for the NEOs to receive an award. If the threshold level is not met, NEOs do not receive a payout related to that performance measure. In 2018, our results were between the threshold level and target level for EPS and ROIC under the annual incentive plan as well as for OPMP under the performance share unit grants.

•

Align with shareholder interests: The Committee sets performance goals and chooses compensation elements that closely align executives’ interests with those of shareholders. For example, performance share

2019 Proxy Statement | 30

Compensation Discussion and Analysis

units, which make up approximately 45% of target compensation for the CEO and 38% for the CFO, respectively, are tied to operating profit margin, which we believe helps to drive enterprise value. Stock options and restricted stock units are directly aligned with shareholders’ economic interests as the ultimate value the NEOs realize is dependent upon the value of our stock. In addition, a substantial portion of the annual cash incentive awards paid to our CEO and CFO is based on achievement of EPS and ROIC goals for the year.

•	Balance cash and equity: We balance the mix of cash and equity compensation to align compensation to both long- and short-term results of the Company.

•

Use internal and external performance reference points: We evaluate the elements of our compensation program against appropriate comparator company practices as well as other executives within the Company. However, identifying our competitive market is a challenge. See page 37 for further information regarding our competitive market.

•

Recognize the cyclical nature of our business: Our business is highly cyclical, and our financial results are impacted by global economic cycles, which are difficult to predict. In determining executive compensation, the Committee tries to strike an appropriate balance between fixed and variable pay, and to create meaningful incentives at all points in an economic cycle.

•

Pay competitively: In order for ManpowerGroup to be successful, we need senior executives who have the capability and experience to operate in a global and complex environment. The Committee believes it must provide pay opportunities to the NEOs that are competitive in order to attract and retain executives of this caliber.

•

Attract and retain executives: The Company structures its compensation program for the NEOs so that the overall target outcome generally falls within the median of the competitive market. The Committee believes this is the appropriate level to provide in order to attract and retain executives.

•

Assure total compensation is affordable: Our NEOs’ compensation is variable year-over-year, which means compensation is higher when financial objectives are achieved and incremental compensation is more affordable for the Company and compensation is lower when financial results decline and it is less affordable for the Company. In addition, payouts under the annual cash incentive plan and the performance share units are capped at the outstanding performance levels, which make the maximum cost predictable and ensures affordability.

•

Clearly communicate plans so that they are understood: We clearly communicate to each NEO their specific goals, targets and objectives to ensure our executives are focused on achieving the financial and operational results that the Committee believes will best promote shareholder value.

Say on Pay Vote

ManpowerGroup held a non-binding shareholder advisory vote at its 2018 Annual Meeting of Shareholders to approve the compensation of ManpowerGroup’s NEOs, also known as “Say on Pay.” This shareholder resolution was approved by approximately 92% of the votes cast. This was the fifth consecutive year we received a say on pay result above 90%, which we believe demonstrates our shareholders’ satisfaction with the alignment of our NEOs’ compensation with the Company’s performance. In some years, this result has been as high as 98%. Accordingly, we have not made significant changes to the compensation program for 2019 in response to this vote.

Shareholder Engagement

We believe that shareholder engagement is an important part of our governance practices. Over the past four years, we have enhanced our shareholder outreach program, to better understand our investors’ perspectives on our compensation philosophies and our governance structure, and to answer their questions. These efforts are conducted by members of executive management, and have included:

•	Contacting our top shareholders, representing more than 50% of our shares.

•	Meeting with shareholders representing approximately 40% of our shares.

•	Presenting shareholder feedback to the Committee as well as the nominating and governance committee.

31 | ManpowerGroup

Compensation Discussion and Analysis

The Committee evaluated this feedback, as well as our say on pay voting results (92% in 2018 and 91% in 2017), among other factors in developing our executive compensation programs as discussed in this CD&A. Similarly, our nominating and governance committee has reviewed the feedback concerning our governance practices in developing our governance policies, including our approach to board refreshment.

Additionally, our executive management team, primarily through our Chairman and CEO and Executive Vice President and CFO, regularly engage in dialogue with our shareholders through our quarterly earnings calls, investor meetings and conferences, and other channels for communication.

Compensation Elements

The following are the main elements used by ManpowerGroup in its compensation program in 2018 along with key decisions by the Committee related to those elements:

Compensation Element	Key Characteristics	Objective and Determination	2018 Decisions
Base Salary	Fixed compensation for performing the core areas of responsibility in amounts that are competitive in the markets in which we operate.

Provide fixed compensation for performing the core areas of responsibility of the NEO. These are reviewed annually and adjusted when appropriate.

Factors used to determine base salaries:

•  NEO’s experience, skill, and performance.

•  The breadth of the NEO’s responsibilities.

•  Internal equity among other
NEOs.

•  Pay relative to market.

• Mr. McGinnis was the only NEO to receive an increase in base salary in 2018.
Annual Incentive Award	Variable compensation payable in cash based on performance against annually established goals and assessment of individual performance.

Motivate and reward NEOs for achievement of key strategic, operational and financial measures over the year.

Measures used to determine annual incentive for NEOs in 2018:

•  The annual incentives for the NEOs were made under the Annual Incentive Plan (“Incentive Plan”). The Incentive Plan provides for the payment of annual cash rewards to a participant based on the Company’s attainment of one or more performance metrics and operating objectives established for that participant for the relevant year. The maximum individual limit in any year under the Incentive Plan is $5 million.

•  The performance metrics used to determine NEOs annual incentive were:

•  EPS and ROIC for all NEOs.

•  Adjusted Operating Unit Profit (AOUP) for Mr. Chandrashekar, who during 2018 had responsibility for an operating unit (i.e. for a geographical region). See page 42 for the definition of AOUP.

•  The EPS and ROIC levels achieved were between the threshold and target level.

•  The AOUP level for Mr. Chandrashekar was at the outstanding level.

•  Each of the NEOs received a percentage of their incentive for achieving a specified level of their individual operating objectives.

•  See page 40 for more information.

2019 Proxy Statement | 32

Compensation Discussion and Analysis

Compensation Element	Key Characteristics	Objective and Determination	2018 Decisions
Performance Share Units

Variable compensation payable in shares of stock.

The performance share units vest based on achievement of a pre-established performance metric over a period of time. If goals are not met, shares are not received.

Motivate and reward NEOs for performance against long-term financial objectives to align the interests of the NEOs with long-term shareholder value. Target amount awarded is determined based on job scope, market practice and individual performance.

Measures used to determine performance share units earned:

•  A threshold level of average operating profit margin percent must be achieved during the 2018-2020 performance period to receive any performance share unit vesting.

•  Payout levels for threshold, target and outstanding results are determined, and the actual payout percentage is calculated by interpolation.

•  However, if average operating profit does not meet a certain pre-determined dollar “gate” over the 2018-2020 performance period, NEOs will not receive more than 100% of the target level payout.

•  In 2018, performance share units represented approximately 60% of the total long-term equity incentive grants awarded to all of the NEOs.

•  Also in 2018, for the performance share units granted in 2016, the NEOS earned 96% of target performance share units based on the three-year performance period ended December 31, 2018.

•  See page 46 for more information.

Restricted Stock Units	Variable compensation payable in shares of stock. 100% of the restricted stock units vest on the third anniversary date.

•  Restricted stock units cliff vest in full after three years and are paid in stock.

•  Through stock price and dividend equivalents, restricted stock units directly align NEOs with the shareholders and add balance to the compensation program as they provide both upside potential and downside risk and add an additional retention incentive. Amount awarded is determined based on job scope, market practice and individual performance.

• Approximately 20% of all of the NEOs’ long-term equity incentive grants in 2018 were in the form of restricted stock units.
Stock Options	Nonqualified stock options that expire in ten years and become exercisable ratably over four years.	• Align the interests of the NEOs with long-term shareholder value as well as retain executive talent. Amount awarded is determined based on job scope, market practice and individual performance.	• Approximately 20% of all of the NEOs long-term equity incentive grants in 2018 were in the form of stock options.

33 | ManpowerGroup

Compensation Discussion and Analysis

Compensation Element	Key Characteristics	Objective and Determination	2018 Decisions
Qualified Retirement Plans	Generally not available to NEOs.

•  No pension plan benefit in the United States, as we froze the qualified, noncontributory defined benefit pension plan, as well as the nonqualified, noncontributory defined benefit deferred compensation plans as of February 29, 2000.

•  Although we maintain a qualified 401(k) plan in the United States, our NEOs are not eligible to participate (except as described in the following sentence) because of limitations on participation by highly compensated employees under the rules governing such plans. NEOs are eligible to participate only in the first year of their employment (after which they are eligible to participate in the nonqualified savings plan) and in making catch-up contributions for individuals over the age of 50.

• Mr. Buchband participated in the catch-up contribution under the 401(k) plan in 2018.
Nonqualified Savings Plan

Similar to a 401(k) plan, however not as flexible in regard to timing of the payouts of the retirement benefits for nonqualified plans. These benefits are unsecured and subject to risk of forfeiture in bankruptcy.

		• Used to provide NEOs with reasonably competitive benefits to those in the competitive market. NEOs are eligible to participate after the first year of employment.	• Mr. Prising, Mr. McGinnis, Ms. Swan and Mr. Buchband participated in the NQSP in 2018.
Career Shares

Used selectively by the Committee, taking into account what is most appropriate for an NEO in view of the retention incentive provided by the award. Restricted stock units vest completely on a single date several years into the future.

		• Used as an incentive in the form of restricted stock units to attract and retain executives. The Committee considers each year whether to make any such grants and to whom.	• No grants of career shares were made to the NEOs in 2018.
Other Benefits	Used to attract and retain talent needed in the business.

•  Additional benefits include financial planning reimbursement and broad-based automobile benefits, selected benefits for expatriate executives, participation in broad-based employee benefit plans, and certain other benefits required by local law or driven by local market practice.

• Limited participation by the NEOs in these programs.

Pay for Results

Our executive compensation program is designed to motivate our NEOs to contribute to the Company’s long-term performance and success. As such, the following pay components include pay for results features:

•

Annual Incentive Award: Performance goal ranges for our cash-based annual incentive award were established for Messrs. Prising, McGinnis, Buchband and Green and Ms. Swan for the performance metrics EPS and ROIC. For Mr. Chandrashekar, performance ranges were established for EPS, ROIC and AOUP, since his responsibilities included an operating unit for 2018. Award opportunities are established for achievement at threshold, target and outstanding levels. Payouts are generally based on actual performance on these metrics as well as the individual operating objectives for each NEO.

2019 Proxy Statement | 34

Compensation Discussion and Analysis

•

Performance Share Units: Approximately 60% of the NEOs’ long-term awards for 2018 were made in the form of performance share units. As stated earlier, the NEOs receive a certain number of shares of stock at the end of a specified period based on achievement measured against pre-established performance goals for that period, typically operating profit margin percent. For 2018, the Committee again used a three-year performance period (2018-2020) for performance share unit awards. Award opportunities are established for achievement at threshold, target and outstanding levels. The Committee believes using operating profit margin percent is appropriate because it is a driver of shareholder value.

•

Stock Options: Approximately 20% of the NEOs’ long-term awards are made in the form of stock options. The Committee believes stock options provide an important overall longer term incentive for the NEOs. Because stock options are granted at a specific value on the date of grant, the ultimate compensation realized will depend on the stock price at the time of exercise.

Target Total Compensation

Target total compensation is the value of the compensation package that is intended to be delivered based on performance against pre-established goals. The following chart illustrates for each of the NEOs the composition of his or her target total compensation for 2018 among the various compensation elements:

2018 Target Compensation Components

The Committee’s compensation consultant, Mercer, provides the Committee with market data that is used in setting target levels for compensation for the NEOs. Actual compensation paid out to the NEOs in a given year may vary significantly from the target levels depending on the actual performance achieved under the pre-established financial and operating goals set by the Committee. The target compensation is detailed for each NEO in the following table.

35 | ManpowerGroup

Compensation Discussion and Analysis

This table outlines the values of the various elements and the percentage of each NEO’s total target compensation package that is variable (both short- and long-term) and performance-based (both short- and long-term).

2018 NEO Target Compensation

NEO	Base Salary	Annual Incentive	Stock Options(1)	Performance Share Units(1)	Restricted Stock Units(1)	Total 2018 Target Comp	% Total 2018 Target Comp Variable(2)	% Total 2018 Target Comp Performance- Based(3)
	$	$	$	$	$	$
Jonas Prising	1,250,000	1,875,000	1,800,015	5,400,014	1,800,046	12,125,075	90%	75%
John T. McGinnis	700,000	700,000	480,017	1,440,036	480,053	3,800,106	82%	69%
Ram Chandrashekar	627,849	470,887	380,005	1,140,111	380,037	2,998,889	79%	66%
Mara E. Swan	610,000	457,500	270,021	810,082	270,068	2,417,671	75%	64%
Richard Buchband	500,000	300,000	160,006	480,053	160,100	1,600,159	69%	59%
Darryl Green	850,000	850,000	760,011	2,280,099	760,074	5,500,184	86%	72%

(1)	The value of equity awards in this table represents the grant date fair value of the equity awards at the target levels granted in 2018, as computed in accordance with FASB ASC Topic 718.

(2)	Includes annual incentive, stock options, performance share units and restricted stock units.

(3)	Includes annual incentive, stock options and performance share units.

Balancing Short- and Long-Term Compensation

The Committee also considers how much incentive compensation is short-term in nature, and how much is long-term, with the intention that a significant portion of incentive compensation be based on the long-term performance of the Company. This reduces the risk that executives will place too much focus on short-term achievements to the detriment of the long-term success of the Company.

The following chart details how incentive compensation is allocated between short-term (annual cash incentive) and long-term incentive compensation (stock options, performance share units and restricted stock units) for each of the NEOs.

2018 Long-Term vs. Short-Term Incentive Compensation

2019 Proxy Statement | 36

Compensation Discussion and Analysis

Market Positioning: We Target Compensation Outcomes to the Median of the Competitive Market

The Company’s practice is to target compensation outcomes generally to the 50th percentile of compensation paid in the competitive market for target results. Our maximum award opportunities for outstanding results are generally set to approximate the 75th percentile of the competitive market. This is not strictly formulaic and some compensation levels or award opportunities may fall above or below the reference points. When setting each component of compensation, the Company takes into consideration the allocation of awards in the competitive market between current cash compensation and non-cash compensation including stock options, performance share units and restricted stock units.

How We Determine the Competitive Market: Challenges in Identifying a Relevant Peer Group

Our Committee has devoted considerable effort to identifying an appropriate competitive market for benchmarking our executive compensation, given that we are significantly larger and more global in scope than other U.S.-listed companies in our industry. The following outlines the analysis by the Committee, and its independent compensation consultant, Mercer, to develop meaningful peer groups.

The Committee primarily utilizes a customized peer group developed by Mercer consisting of companies within the S&P 500. For ManpowerGroup, Mercer has removed companies that are not comparable to us, to arrive at a research subset of 90 companies within the S&P 500 with minimum revenues of approximately $13 billion, maximum revenues of approximately $40 billion, and median revenues of $20 billion. The Committee believes that using this group provides a robust basis for assessing the competitive range of compensation for senior executives of companies of ManpowerGroup’s scale and that it also represents the universe of top-tier companies we consider when looking for executive talent. A list of the companies included in the peer group used by ManpowerGroup is attached as Appendix A-1.

One reason we utilize the customized set of comparison companies is that it is difficult to find an industry-specific group of peer companies. Our two largest competitors, Adecco and Randstad, are based in Europe, and although we review available compensation data for these two companies, their pay practices are different and full compensation data is not disclosed. Our nearest U.S. public competitor had revenue of approximately $5.8 billion in 2018 compared to our revenue of $22.0 billion and the other U.S. public competitors are even smaller. Mercer has confirmed to the Committee that attempting to use such competitors would not produce meaningful data.

The Committee also utilizes data from U.S. compensation surveys published by Mercer and other third-party data providers that are recommended by Mercer as a means to evaluate compensation for certain NEO positions. For the CEO, CFO and COO, their positions were only compared to companies within the subset group of the S&P 500. For NEOs with responsibility for leading a business unit, such as Mr. Chandrashekar, his position was compared to top division executives within the subset group of the S&P 500 Data and secondarily compared with U.S. compensation survey data of executives in similar sized groups and divisions. Compensation for global functional leaders was compared against U.S. compensation survey data recommended by Mercer for executives with similar roles and responsibilities. For Ms. Swan, her position was compared to human resource management executives of companies within the subset group of the S&P 500 and secondarily compared with U.S. compensation survey data of human resource management executives. For Mr. Buchband, his position was only compared with U.S. compensation survey data of legal executives. Both Ms. Swan and Mr. Buchband’s market data were adjusted to reflect the scope of their responsibilities. For executives whose positions were located outside of the U.S., ManpowerGroup also took into account international (regional and local) compensation survey data in an effort to set compensation that is not only equitable among the members of a global team, but also competitive within the global markets where ManpowerGroup competes for talent.

37 | ManpowerGroup

Compensation Discussion and Analysis

Prior to setting compensation for 2018 for our NEOs, the Committee reviewed the following table which illustrates how the total opportunity at target performance for total direct compensation for 2017 compared to the median compensation of executives in similar positions taken from the primary data source used for that executive.

Total Direct Compensation

NEO	% Variance Median of Competitive Market(1)
Jonas Prising	(14)%
John T. McGinnis	(12)%
Ram Chandrashekar	3%
Mara E. Swan	(8)%
Richard Buchband	(11)%
Darryl Green	15%

(1)

For Mr. Prising, Mr. McGinnis and Mr. Green, the primary data source was the peer group subset of the S&P 500. For Mr. Chandrashekar and Ms. Swan, the primary data source was a composite of the peer group subset of the S&P 500 and published surveys. For Mr. Buchband, the primary data source was published surveys.

It was observed that Mr. Prising’s and Mr. McGinnis’s target compensation for 2017 fell below the median total direct compensation when benchmarked against survey data for CEOs and CFOs, respectively. The Committee determined that in light of this, adjustments to both Mr. Prising’s and Mr. McGinnis’s total direct compensation would be appropriate. Mr. Prising received an increase in equity while Mr. McGinnis received an increase in both base salary and equity in 2018. For all other NEOs, the Committee determined their target compensation was within a suitable range of the median.

Assessing Individual Factors

An individual NEO’s total compensation or any element of compensation may be adjusted upwards or downwards relative to the competitive market based on a subjective consideration of the NEO’s experience, potential, tenure and results (individual and relevant organizational results), internal equity (which means that comparably positioned executives within ManpowerGroup should have comparable award opportunities), the NEO’s historical compensation, and any retention concerns. The Committee uses a historical compensation report to review the compensation and benefits provided to each NEO in connection with its compensation decisions concerning that NEO.

The Committee’s Decision-Making Process

The Committee determines the CEO compensation levels, including base salary, establishing and determining the achievement of the financial goals and operating objectives for the annual cash incentives, and any equity-based compensation awards. Generally, the CEO establishes and determines the achievement of the goals and objectives for the annual incentives for the other NEOs, with the Committee making the final determinations. Similarly, the CEO generally recommends to the Committee any salary adjustments, cash incentive awards or equity-based awards for the other NEOs, which are then evaluated and determined by the Committee. Mercer also provided input to the Committee regarding the final 2018 compensation for all of the NEOs. This input reflected the Company’s performance results for 2018, external market references against the peer group, internal compensation references and the individual performance of each of the NEOs. Under the Committee’s charter, compensation for our CEO, CFO and President (who was our COO) is subject to ratification by the board of directors. Accordingly, the board of directors ratified the determinations for Mr. Prising, Mr. McGinnis and Mr. Green, who were our executives at this level.

2019 Proxy Statement | 38

Compensation Discussion and Analysis

Annual Incentive Plan

In February 2018, the annual incentive awards for our NEOs were granted under the ManpowerGroup Inc. Annual Incentive Plan (the “Incentive Plan”). The Incentive Plan provides for the payment of annual cash awards to a participant based on the Company’s attainment of one or more financial goals and operating objectives established for that participant for the relevant year. Under the Incentive Plan, the participant is assigned award opportunities for threshold, target, and outstanding performance upon the attainment of the financial goal or goals established for the participant, as determined by the Committee at the beginning of the year. Depending upon the actual performance of ManpowerGroup for the year as measured against these financial goals, and the assessment of the participant’s performance in achieving the operating objectives, the participant would be paid a cash award following the close of the year. The maximum award that a participant may receive for any year under the Incentive Plan is $5 million.

Setting Annual Incentive Goals and Equity Awards for Mr. Prising

The annual financial goals for the CEO under the Incentive Plan are based on EPS and ROIC for the year. The process begins with collaboration among Mercer, the CFO and the Executive Vice President, Global Strategy and Talent. The full Committee then reviews and determines the goals and range of award opportunities for achievement of the goals, including the weighting of each goal for the CEO, subject to ratification by the board of directors. In determining these goals, the Committee considers financial information including historical and projected earnings growth, the prior year financial results and the Company’s expected financial performance for the current year, consulting with management, including financial personnel, and Mercer.

Setting the operating objectives for the CEO begins with the CEO recommending to the Committee the objectives for himself for the year. The Committee reviews and ultimately approves these operating objectives, subject to any adjustments, in the context of ManpowerGroup’s strategic and financial plans.

At each Committee meeting during the year, the Committee reviews the progress the CEO is making towards the achievement of his financial goals and operating objectives for the year. After the close of each year, the Committee reviews and approves, subject to ratification by the board of directors, an award amount for the annual cash incentive based on whether the annual financial goals have been achieved and based on the CEO’s performance towards each of his annual operating objectives.

The Committee will generally determine and approve equity awards to the CEO and the related vesting schedules, at its regularly scheduled meeting in February each year, subject to ratification by the board of directors. The grant date for the awards is the date the Committee approves the awards. The exercise price for any options granted is the closing price on the date of grant.

As part of the decision-making process for the CEO’s compensation matters, any decisions of the Committee or ratifications by the board of directors regarding the CEO’s compensation, are done in executive session without any management present.

Setting Annual Incentive Goals and Equity Awards for Messrs. McGinnis, Chandrashekar, Buchband, Green, and Ms. Swan

The process for setting the annual financial goals for the other NEOs also begins with collaboration among Mercer, the CFO and the Executive Vice President, Global Strategy and Talent selecting the objective financial metrics and establishing proposed goals for those selected metrics for each of the NEOs. The recommended financial metrics and proposed goals are then reviewed and approved by the CEO. The EPS and ROIC metric are used for each NEO, with the same goals as those used for the CEO. The CFO and the Executive Vice President, Global Strategy and Talent recommend the proposed goals and award opportunities for Mr. Chandrashekar’s other objective financial metric, AOUP, which is then reviewed and approved by the CEO. The Committee reviews these recommended financial goals, makes any adjustments it deems appropriate and then approves the financial goals and range of award opportunities, including the weighting of each goal.

For 2018, Mr. Prising approved the operating objectives for Messrs. McGinnis, Chandrashekar, Buchband and Green and Ms. Swan, which were reviewed by the Committee.

39 | ManpowerGroup

Compensation Discussion and Analysis

After the close of each year, the Committee reviews and approves an award amount for the annual incentive to each NEO based on achievement of the NEO’s annual objective financial goals under the Incentive Plan. The CEO determines the amount of any award to each of the NEOs for performance towards each of their annual operating objectives. The CEO presents the recommended award for each NEO to the Committee for its review and approval, subject to ratification by the board of directors for Messrs. McGinnis and Green. For Mr. Green, the Committee approved an incentive for 2018, based on actual results for the year but prorated through the date of his retirement as COO.

The Committee generally determines and approves equity awards to the other NEOs, including vesting schedules, at its regularly scheduled meeting in February each year, and as required under the Committee’s charter, subject to ratification by the board of directors in the case of the CFO and President. These are generally based on recommendations by the CEO (although not with regard to himself). The Committee may make grants to NEOs at other times during the year, as it deems appropriate. The grant date for the awards is the date the Committee approves the awards. The exercise price for any options granted is the closing price on the date of grant.

Components of the 2018 Executive Compensation Program—Base Salary

Base salaries for NEOs are set near the median of base salaries paid in the relevant competitive market, for the particular position, subject to individual performance factors as described earlier. For 2018, the Committee increased the base salary for Mr. McGinnis to $700,000. None of the other NEOs received an increase in base salary.

Base salary levels affect the value of the annual incentive awarded to the NEOs because the incentive award is awarded as a percentage of base salary. A higher base salary will result in a higher annual incentive, assuming the same level of achievement against goals. The level of severance benefit each NEO may receive is also increased if his or her salary is increased. The value of long-term incentive awards is not determined as a multiple of base salary.

Components of the 2018 Executive Compensation Program—Annual Cash Incentives

As explained previously, all of the NEOs participate in the Incentive Plan, which provides for annual incentive compensation awards that are tied to ManpowerGroup’s financial results. The Incentive Plan provides for the payment of annual cash rewards to a participant based on the Company’s attainment of one or more financial goals and operating objectives established for that participant for the relevant year. The incentive amounts are based on achievement of pre-established goals using these metrics. The Incentive Plan provides for a variety of financial goals that are used in determination of the amount of any annual incentives earned by the NEOs. The financial goals include EPS, ROIC and AOUP, as well as other metrics. The operating objectives are typically tied to broad strategic or operational initiatives.

How the Committee Sets Underlying Goals for EPS and ROIC

As noted above, the annual cash incentives for NEOs are based on two objective factors — EPS and ROIC — plus regional operating unit performance, where applicable, and individual performance objectives. For EPS and ROIC, the Committee sets target outcomes at a number that reflects an annual growth target. For 2018, when setting the targets, the Committee established the targets of EPS and ROIC excluding anticipated restructuring charges. As mentioned earlier, the Committee has also determined to exclude the impact of currency when calculating EPS and ROIC to ensure that payments under our annual incentives reflect the underlying performance of our business. The Committee has also determined to exclude the benefit of current year share repurchases in excess of dilution when calculating EPS. The calculation of EPS and ROIC are as follows:

•

EPS — net earnings per share — diluted, including net earnings from continuing and discontinued operations, but excluding the impact of currency, restructuring charges net of related savings, any cumulative effects of changes in accounting principles, extraordinary items or goodwill impairment or the benefit of current year share repurchases in excess of dilution.

2019 Proxy Statement | 40

Compensation Discussion and Analysis

•

ROIC — consolidated net operating profit after taxes divided by average capital. Net operating profit equals earnings before income taxes plus net interest expense and goodwill impairment (including the results of continuing and discontinued operations) minus taxes, excluding the impact of currency and restructuring charges net of related savings. Average capital is the average monthly ending balance of capital employed plus or minus adjustments.

The EPS target is generally based on the Company’s targeted long-term growth rate for EPS, but may be adjusted year-by-year based on economic conditions and the Company’s expected financial performance for the year. From that target, the Committee then sets levels for threshold and outstanding performance. The threshold EPS growth rate reflects a level of performance that is below target but still appropriate for a partial award to be earned. Conversely, the outstanding EPS growth rate reflects a level of performance appropriate for the maximum incentive to be earned. So the comparisons are valid between the two years, the growth rates are based on growth over results of the previous year excluding non-recurring items.

The ROIC target is then determined based on the earnings growth reflected by the EPS target as well as consideration by the Committee of factors relating to the Company’s level of capital. The other financial performance metrics under the plan used to determine the annual incentives earned by the other NEOs are determined in a similar way, taking into consideration the economic conditions and expected financial performance of each individual region, where applicable, as well as the overall EPS and ROIC targets. This methodology is not the same as the Company’s financial budgeting or business outlook for the year. As a result, target performance for purposes of achieving an incentive award will not be the same as performance at the budgeted financial plan, which may be higher or lower than target performance depending on economic conditions and trends at the time.

Why the Company Uses EPS and ROIC

The Committee believes using EPS as a performance goal keeps the NEOs focused on producing financial results that align with shareholder interests. In that regard, ManpowerGroup is in a cyclical business, which is influenced by economic and labor market cycles that are outside of ManpowerGroup’s control, and it is important that the senior executives manage short-term results closely to be able to adjust strategy and execution in quick response to external cycle changes. The Company uses ROIC as a performance goal for the NEOs because it measures how effectively our senior management is converting our services into cash. Although we are a provider of services, and not a manufacturer of products, our business is still highly capital intensive. Our requirement for capital arises from the timing characteristics of our business. We typically pay our associates and consultants before we can bill and collect from our clients.

Using an ROIC metric incentivizes our executives to carefully manage our accounts receivable and other capital investments in order to maximize the return on capital deployed. Our goal is to continuously improve our internal capital employed each year resulting in stable to improving ROIC. For 2018, the Committee continued its practice of setting threshold, target and outstanding goals for EPS and ROIC that were based on its view of appropriate rates of EPS growth compared to prior year achievement. In setting these levels for 2018, the Committee assumed continuing improvement in global economic conditions. Correspondingly, the EPS and ROIC targets for outstanding performance represent what the Committee believed was an appropriate growth rate for outstanding performance. The Committee believed the threshold levels for EPS and ROIC were the minimum levels at which it would be appropriate to earn an incentive, based on global economic conditions as they existed at the time when the goals were set.

The following table shows the EPS and ROIC goals established by the Committee for 2018:

Goal	Threshold	Target	Outstanding
EPS	$8.48	$9.20	$9.91
ROIC	15.6%	17.0%	18.6%

41 | ManpowerGroup

Compensation Discussion and Analysis

The Committee Also Uses AOUP for Certain NEOs

Where an individual executive has specific responsibility for a geographic operating unit, the Committee also uses AOUP as a financial performance metric, to drive profitability in the executive’s business unit, while factoring in the cost of carrying accounts receivable. The calculation of AOUP is as follows:

•	AOUP — Operating unit profit less a cost of net capital.

•

Operating unit profit is equal to revenues less direct costs and branch and national headquarters operating costs translated into U.S. Dollars in constant currency. It includes the results of continuing and discontinued operations and excludes items consistent with the adjustments to EPS.

•

Cost of net capital is average net capital multiplied by 12%. Average net capital equals average trade accounts receivable less allowance for doubtful accounts and other miscellaneous adjustments, calculated based on the average of the monthly ending balances, translated into U.S. Dollars using the same monthly exchange rates as used for operating unit profit.

In 2018, Mr. Chandrashekar was the only NEO with AOUP used as a performance metric for his annual incentive goals.

Annual Incentive Award Opportunities by NEO

Jonas Prising — Annual Incentive Award Opportunities

The Committee determined that EPS and ROIC were the appropriate performance metrics in 2018 for Mr. Prising as the CEO. The following chart shows the Committee’s determination of award opportunities for the annual incentive payable to Mr. Prising for 2018, as a percentage of his 2018 base salary of $1,250,000:

	Threshold	Target	Outstanding
EPS goal (weighted 40%)	15.0%	60.0%	120.0%
ROIC goal (weighted 40%)	15.0%	60.0%	120.0%
Operating Objectives (weighted 20%)	7.5%	30.0%	60.0%
Total	37.5%	150.0%	300.0%

The operating objectives for Mr. Prising for 2018 were as follows:

•	Meet/exceed growth rate of gross profit of certain competitors

•	Develop a strong team and a robust and diverse talent pipeline, including key leadership

•	Drive continuing transformation of the Company’s IT operating model and platform to enhance governance and accelerate business performance

•	Plan, design and execute strategic initiatives focused on transformation of the business

The Committee determined that Mr. Prising earned a cash incentive award for 2018 between the threshold and target level for all of his financial objectives in 2018. The Committee also approved an incentive award to Mr. Prising based on its determination of the level of performance towards achievement of his various operating objectives. Based on these accomplishments, the Committee determined to pay the 2018 award to Mr. Prising as follows:

	Target Award	Actual Award
CEO	$1,875,000	$1,137,277

For 2018, the calculation for EPS for Mr. Prising and the other NEOs excluded the impact of changes in foreign currency exchange rates, the impact of share repurchase activity during the year except to the extent necessary to offset dilution resulting from shares issued under equity plans, a goodwill impairment charge and restructuring costs net of related savings. ROIC excluded the impact of currency and restructuring costs net of related savings. The goodwill impairment charge did not have a significant impact on ROIC. See page 58 for the calculations for Mr. Prising and the other NEOs.

2019 Proxy Statement | 42

Compensation Discussion and Analysis

John T. McGinnis — Annual Incentive Award Opportunities

Similar to the CEO, the Committee determined EPS and ROIC as the appropriate performance metrics for Mr. McGinnis as the CFO.

The following chart shows the Committee’s determination of award opportunities for the annual incentive payable to Mr. McGinnis for 2018, as a percentage of his 2018 base salary of $700,000.

	Threshold	Target	Outstanding
EPS goal (weighted 40%)	10.0%	40.0%	80.0%
ROIC goal (weighted 40%)	10.0%	40.0%	80.0%
Operating Objectives (weighted 20%)	5.0%	20.0%	40.0%
Total	25.0%	100.0%	200.0%

The operating objectives for Mr. McGinnis for 2018 were as follows:

•	Meet/exceed growth rate of gross profit of certain competitors

•	Make progress towards transformation initiatives

•	Deepen leadership impact to meet or exceed strategic and operational goals

•	Lead implementation and execution of certain initiatives to support our operations and transformation

•	Develop succession within the finance department to strengthen talent base

The Committee determined that Mr. McGinnis earned a cash incentive award between threshold and target for 2018 for EPS and ROIC. The Committee also approved an incentive award for Mr. McGinnis based on its determination of the level of performance towards achievement of his operating objectives. Based on these accomplishments, the Committee determined to pay the 2018 award to Mr. McGinnis as follows:

	Target Award	Actual Award
CFO	$700,000	$500,000

Ram Chandrashekar — Annual Incentive Award Opportunities

The Committee determined that EPS, ROIC and AOUP were the appropriate performance metrics for Mr. Chandrashekar, Executive Vice President, Operational Excellence and IT, and President, Asia Pacific Middle East.

The following chart shows the Committee’s determination of award opportunities for the annual incentive payable to Mr. Chandrashekar for 2018, as a percentage of his 2018 base salary of $627,849:

	Threshold	Target	Outstanding
AOUP goal (weighted 40%)	10.0%	30.0%	60.0%
EPS goal (weighted 20%)	5.0%	15.0%	30.0%
ROIC goal (weighted 20%)	5.0%	15.0%	30.0%
Operating Objectives (weighted 20%)	5.0%	15.0%	30.0%
Total	25.0%	75.0%	150.0%

The operating objectives for Mr. Chandrashekar for 2018 were as follows:

•	Meet/exceed growth rate of gross profit of certain competitors

•	Make progress towards transformation initiatives

•	Drive execution of technology initiatives

•	Accelerate the development of the Experis brand, achieving operational and strategic plan objectives

The Committee determined that Mr. Chandrashekar earned a cash incentive award between threshold and target for both EPS and ROIC and at outstanding for AOUP. The Committee also approved an incentive award for Mr. Chandrashekar based on its determination of the level of performance towards achievement of his operating

43 | ManpowerGroup

Compensation Discussion and Analysis

objectives. Based on these accomplishments, the Committee determined to pay the 2018 award to Mr. Chandrashekar as follows:

	Target Award(1)	Actual Award(1)
EVP, Operational Excellence and IT, and President, Asia Pacific Middle East	$470,887	$578,124

(1)

Mr. Chandrashekar’s target award and actual award received have been translated at an exchange rate of 0.789017 (in U.S. Dollars), which was the exchange rate on February 11, 2014, the date Mr. Chandrashekar was promoted to Executive Vice President, Operational Excellence and IT and President, Asia Pacific Middle East.

Mara E. Swan — Annual Incentive Award Opportunities

The Committee determined EPS and ROIC were the appropriate performance metrics for Ms. Swan, Executive Vice President, Global Strategy and Talent.

The following chart shows the Committee’s determination of award opportunities for the annual incentive payable to Ms. Swan for 2018, as a percentage of her 2018 base salary of $610,000:

	Threshold	Target	Outstanding
EPS goal (weighted 40%)	10.0%	30.0%	60.0%
ROIC goal (weighted 40%)	10.0%	30.0%	60.0%
Operating Objectives (weighted 20%)	5.0%	15.0%	30.0%
Total	25.0%	75.0%	150.0%

The operating objectives for Ms. Swan for 2018 were as follows:

•	Meet/exceed growth rate of gross profit of certain competitors

•	Develop and execute on value and share strategy for several of our brands

•	Collaborate with the CEO to map out the evolution of the Company’s business model and strategy

•	Develop strategy to enhance efficiencies for clients and associates

The Committee determined that Ms. Swan earned a cash incentive award between threshold and target for 2018 for both EPS and ROIC. The Committee also approved an incentive award to Ms. Swan based on its determination of the level of performance towards achievement of her operating objectives. Based on these accomplishments, the Committee determined to pay the 2018 award to Ms. Swan as follows:

	Target Award	Actual Award
EVP, Global Strategy and Talent	$457,500	$330,000

Richard Buchband — Annual Incentive Award Opportunities

The Committee determined EPS and ROIC were the appropriate performance metrics for Mr. Buchband, Senior Vice President, General Counsel and Secretary.

The following chart shows the Committee’s determination of award opportunities for the annual incentive payable to Mr. Buchband for 2018, as a percentage of his 2018 base salary of $500,000.

	Threshold	Target	Outstanding
EPS goal (weighted 40%)	10.0%	24.0%	48.0%
ROIC goal (weighted 40%)	10.0%	24.0%	48.0%
Operating Objectives (weighted 20%)	5.0%	12.0%	24.0%
Total	25.0%	60.0%	120.0%

2019 Proxy Statement | 44

Compensation Discussion and Analysis

The operating objectives for Mr. Buchband for 2018 were as follows:

•	Meet/exceed growth rate of gross profit of certain competitors

•	Make progress towards transformation initiatives

•	Provide strong leadership and strategic direction to global legal function

•	Serve as trusted advisor to the board of directors and executive team

The Committee determined that Mr. Buchband earned a cash incentive award between threshold and target for 2018 for both EPS and ROIC. The Committee also approved an incentive award for Mr. Buchband based on its determination of the level of performance towards achievement of his operating objectives. Based on these accomplishments, the Committee determined to pay the 2018 award to Mr. Buchband as follows:

	Target Award	Actual Award
Senior Vice President, General Counsel and Secretary	$300,000	$215,000

Darryl Green — Annual Incentive Award Opportunities

Similar to the CEO and CFO, the Committee determined EPS and ROIC as the appropriate performance metrics for Mr. Green as President and COO.

The following chart shows the Committee’s determination of award opportunities for the annual incentive payable to Mr. Green for 2018, as a percentage of his full 2018 annual base salary of $850,000:

	Threshold	Target	Outstanding
EPS goal (weighted 40%)	10.0%	40.0%	80.0%
ROIC goal (weighted 40%)	10.0%	40.0%	80.0%
Operating Objectives (weighted 20%)	5.0%	20.0%	40.0%
Total	25.0%	100.0%	200.0%

The operating objectives for Mr. Green for 2018 were as follows:

•	Meet/exceed growth rate of gross profit of certain competitors

•	Make progress towards transformation initiatives

•	Ensure implementation and achievement of the Company’s long-term strategy

•	Accelerate Manpower performance in permanent recruitment globally

•	Provide operational and strategic insight that aligns with, and supports, the CEO’s objectives

As stated earlier, Mr. Green retired from the position of COO effective August 31, 2018 and remained an employee of the company until October 1, 2018. Under the terms of the Incentive Plan, Mr. Green was entitled to receive a prorated annual incentive for 2018 based on actual performance results for the objectives first approved for him in February 2018.

The Committee determined that Mr. Green earned a cash incentive award between threshold and target for 2018 for both EPS and ROIC. The Committee also approved an incentive award to Mr. Green based on its determination of the level of performance towards achievement of his various operating objectives. Based on these accomplishments, the Committee determined to pay the 2018 prorated award to Mr. Green as follows:

	Target Award(1)	Actual Prorated Award
COO	$850,000	$400,031

(1)	The target award amount for Mr. Green is based on his full annual salary of 2018. His actual award represented 63% of target and was prorated through his retirement date on October 1, 2018

45 | ManpowerGroup

Compensation Discussion and Analysis

Components of the 2018 Executive Compensation Program—Long-Term Incentives

Each year the Committee determines the appropriate mix of performance share units, stock options and restricted stock units that should comprise the long-term incentives for the NEOs. This flexibility allows the Committee to tailor its program to create the incentive structure that it believes will best align executive performance and the needs of the Company. The Committee determined for 2018 that the performance needs of the Company would be best met through a package of awards for the NEOs made up of 60% performance share units, 20% stock options and 20% restricted stock units. We believe this will further align the NEOs’ interests with long-term shareholder value, particularly as 60% of the awards vest based on the achievement of performance criteria.

The performance share units, stock options and restricted stock units awarded in 2018 have the characteristics below. The specific long-term incentive grants for each officer are shown in the Grants of Plan Based Awards table on page 56.

Performance Share Units

For the performance share units granted in 2018, vesting will be based on achievement of a pre-established goal for average annual operating profit margin percent, over a three-year period ending December 31, 2020. The Committee believes operating profit margin percent correctly focuses executive officers on the long-term profitability of the Company. Following completion of the 2018-2020 performance period, the Committee will compare operating profit margin percent performance against target levels. The number of shares earned will vest and be settled in common stock in February 2021, after the Committee determines the achievement of the performance goals.

Why the Company Uses Annual Operating Profit Margin and How it Sets Goals

The following table shows the goals established by the Committee for the 2018-2020 performance period for these performance share units and the associated payout percentage:

	Threshold	Target	Outstanding
Average Operating Profit Margin Percent 2018-2020	3.10%	4.10%	4.50%
Payout Percentage	50%	100%	200%

To determine the average operating profit margin percent at the end of the three-year period, the actual performance results from each year will be averaged to determine the three-year average performance results. The final award will be determined by using the 3-year payout scale relative to the 3-year average performance.

When determining the financial goals for 2018, the Committee determined that for the 2018 financial year, restructuring charges would be excluded from the operating profit margin percent calculation. This increased the operating profit margin percent for 2018 by 0.19% to 3.81%. The Committee also determined, for the 2018 financial year, operating profit margin would exclude any non-recurring accrual adjustments greater than $10 million that pertain to prior periods. This exclusion decreased OPMP by 0.07% to 3.74%.

Under new accounting guidance effective January 1, 2018, we started to record certain pension costs in interest and other expense, moving them out of operating income, beginning with our 2018 fiscal year. This resulted in an increase to our OPMP. Following the principle under our equity plan that OPMP should be adjusted to reverse the impact of any change in accounting principles, the fiscal year 2018 OPMP calculation as it relates to performance share unit grants made in 2016 and 2017 was further reduced by 0.01%. Accordingly, for the 3-year performance periods of 2016-2018 and 2017-2019, the OPMP achieved for 2018 is calculated as 3.73% instead of 3.74%. This accounting change was contemplated in the targets set by the Committee at the beginning of 2018, and therefore no adjustment is made for purposes of the performance period beginning in 2018.

An operating profit “gate” was also established for the performance share units to ensure operating profit margins are achieved without significantly decreasing revenues. This gate was set at $780 million, meaning participants cannot receive more than 100% of the target level payout unless average operating profit for the 2018-2020 performance period exceeds $780.0 million.

2019 Proxy Statement | 46

Compensation Discussion and Analysis

Shares Earned for the 2016-2018 Performance Period

Based on the Company’s average operating margin percent for the 3-year performance period of 2016-2018, the Committee determined the 2016 performance share unit awards vested at 96% of the target level. The operating profit dollar gate for these awards was also reached. These shares vested and were settled in common stock in February 2019, after the Committee determined the achievement of the performance goals. The number of shares earned for each of the NEOs is as follows:

NEO	Performance Share Units Granted(#)	Performance Share Units Earned(#)
Jonas Prising	59,945	57,547
John T. McGinnis	15,986	15,347
Ram Chandrashekar	11,190	10,742
Mara E. Swan	9,592	9,208
Richard Buchband	5,595	5,371
Darryl Green(1)	27,974	26,855

(1)

Under the terms of Mr. Green’s performance share unit agreement, upon Mr. Green’s retirement, if the Committee approved a succession plan for his position, Mr. Green would be entitled to the full number of shares earned. The Committee approved such a plan and Mr. Green received the full number of shares earned. See page 68 for more information.

Changes for 2019

The Committee determined to modify the terms of the performance share units granted to the NEOs in 2019. In addition to the three-year operating profit margin goal and operating profit “gate,” the Committee will add a modifier to the final performance share unit payout that can increase or decrease the final payout by up to 30%. This modifier will be based on an evaluation of pre-established strategic growth objectives over the performance period. At the end of the 3-year performance period, the Committee will first determine the initial payout of the performance share units based on the average operating margin percent for the 3-year performance period and the gate. The Committee will then assess the achievement (or non-achievement) of the strategic growth objectives over the 3-year period and modify the final payout of the performance share units based on their assessment. The modifier will not decrease the payout below the threshold payout nor increase the payout above the outstanding payout.

Stock Options

The Committee uses stock options to align the interests of the NEOs with long-term shareholder value. Consistent with past years, these will vest ratably over a four-year period.

Restricted Stock Units

As stated earlier, the Committee chose to include restricted stock units because they align the interests of the NEOs with long-term shareholder value and add balance to the compensation program as they provide both upside potential and downside risk. In addition, restricted stock units provide a retention incentive to the NEOs as they are only payable in stock if the NEO remains with the Company through the vesting date. The restricted stock units have a three-year cliff vest.

Career Shares, Retirement and Deferred Compensation Plans

Career Shares

The Committee selectively grants restricted stock units in order to provide a retention incentive. These career shares vest completely on a single date several years into the future. The Committee considers each year whether to make any such grants. None of the NEOs received a career share grant in 2018.

Retirement and Deferred Compensation Plans

ManpowerGroup maintains tax-qualified 401(k) plans for its U.S. employees. For compliance reasons, once an executive is deemed to be “highly compensated” within the meaning of Section 414(q) of the Internal Revenue

47 | ManpowerGroup

Compensation Discussion and Analysis

Code, the executive is no longer eligible to participate in ManpowerGroup’s 401(k) plans except for “catch-up” contributions for employees over 50. ManpowerGroup maintains a separate non-qualified savings plan for “highly compensated” employees, including eligible executives. The non-qualified plan provides similar benefits to the tax-qualified 401(k) plans, including a Company match and enhanced matching contribution. However, the nonqualified savings plan is a poor substitute because of the inflexibility as to the timing of the payouts and taxability of the retirement benefits relative to a qualified plan. Furthermore, the plan benefits are unsecured and subject to risk of forfeiture in bankruptcy. The Committee maintains this program in an effort to provide NEOs with reasonably competitive benefits to those in the competitive market.

As required under applicable law, we contribute to the Central Provident Fund of Singapore on behalf of Mr. Chandrashekar. The Central Provident Fund is a nondiscriminatory, tax qualified savings plan operated and managed by the government of Singapore, to which the employers of Singapore-based employees are required to contribute. All employees of our Singapore branch participate in the Central Provident Fund.

Other Benefits

The NEOs are provided health and dental coverage, company-paid term life insurance, disability insurance, paid time off, and paid holiday programs applicable to other employees in their locality. These rewards are designed to be competitive with overall market practices, while keeping them at a reasonable level.

ManpowerGroup reimburses NEOs for financial planning assistance. This benefit is provided to ensure that executives prepare adequately for retirement, file their taxes and conduct all stock transactions appropriately. In addition, for several of our NEOs, the company pays dues at a club in Milwaukee that is used for business entertainment. Any personal use of the club would be covered by the executive; however none of the NEOs used this club for personal use in 2018. ManpowerGroup also reimburses the NEOs for annual physicals.

ManpowerGroup also maintains a broad-based auto program that covers approximately 300 management employees in the U.S., including the U.S. based NEOs, except Mr. Prising who no longer participates in the program. Pursuant to this program, ManpowerGroup pays 75% of the cost of a leased car for NEOs based in the U.S. who participate in the program. Consistent with local practice in Singapore, where Mr. Chandrashekar is based, ManpowerGroup provided him with a car in 2018.

Except in connection with expatriate assignments, as discussed below, ManpowerGroup does not pay tax gross ups on taxable benefits for its NEOs.

Consulting Agreement with Mr. Green

As previously stated, Mr. Green retired from his position as COO on August 31, 2018 and from the Company on October 1, 2018. Effective October 1, 2018, the Company entered into an agreement with Mr. Green to provide various consulting services to the Company, including services related to our joint venture in China. This agreement can be terminated at any time.

We Provide Limited Expatriate Benefits

In connection with Mr. Chandrashekar’s role as Executive Vice President, Operational Excellence and IT, and President, Asia Pacific Middle East, Mr. Chandrashekar receives tax equalization payments related to any compensation earned for the time required to be spent in the United States as part of his role. He also receives certain other benefits, including a car and return visit expenses and payment of his tax preparation expenses.

Severance Agreements

ManpowerGroup has entered into severance agreements (which include change of control benefits) with each of the NEOs. These severance agreements are more fully described on pages 66-68. The Committee believes that severance and change of control policies are necessary to attract and retain senior talent in a competitive market. The Committee also believes that these agreements benefit ManpowerGroup because they clarify the NEOs’ terms of employment and protect ManpowerGroup’s business during an acquisition. Furthermore, the Committee

2019 Proxy Statement | 48

Compensation Discussion and Analysis

believes that change of control benefits, if structured appropriately, allow the NEOs to focus on their duties and responsibilities during an acquisition.

The agreements do not provide for any tax gross up payments and require a double trigger in order for our NEOs to receive benefits following a change in control.

Governance Features of our Executive Compensation Programs

We Have Stock Ownership Guidelines for Executive Officers

The Committee believes that NEOs should hold a meaningful stake in ManpowerGroup to align their economic interests with those of other shareholders. To that end, the Committee adopted stock ownership guidelines that currently require each executive to own a target number of shares based on a salary multiple, dependent on the NEO’s position. Under the guidelines, the Committee takes into account actual shares owned by the executive, unvested restricted stock units, and unvested performance share units calculated at the threshold level. The Committee does not consider any stock options or performance share units above the threshold level held by the NEOs. Additionally, to enforce our stock ownership policies, we limit the ability of an executive officer to sell equity until he or she is in compliance with the guidelines. An executive who has not yet met, or who falls below, the stock ownership guidelines, is required to hold 50% of the shares received from the exercise of stock options or the vesting of restricted stock units or performance share units until the ownership guidelines have been satisfied. The following table shows the status as of December 31, 2018 of each of the NEOs guidelines:

NEO	Target as a multiple of salary	Target value($)	Target number of shares(#)	Number of shares held as of December 31, 2018(#)	Status as of December 31, 2018(1)
Jonas Prising	6	6,600,000	94,011	300,042	Guideline Met

John T. McGinnis(2)	4	2,400,000	32,994	49,724	Guideline Met

Ram Chandrashekar	3	1,710,000	24,359	34,397	Guideline Met

Mara E. Swan	3	1,680,000	23,931	34,307	Guideline Met

Richard Buchband	2	910,000	12,962	20,716	Guideline Met

Darryl Green	4	3,200,000	45,584	(3)	(3)

(1)

The target values were set as of May 1, 2014 for all NEOs except Mr. McGinnis. Under the policy, executive officers have five years from January 1, 2014 to attain the targeted ownership levels or five years from date of hire for executive officers that were hired after January 1, 2014.

(2)	The target values for Mr. McGinnis are based on his base salary and stock price on his date of hire.

(3)	Mr. Green remained in compliance with his stock ownership guidelines through his retirement from his position as COO on August 31, 2018.

We Have a Clawback Policy

The Committee maintains a compensation recoupment (“clawback”) policy that is applicable to the members of the Company’s senior management. Under the policy, if the Committee determines an employee engaged in intentional misconduct that causes a financial restatement, the Committee may require the employee to forfeit any outstanding awards, including cash incentives or equity awards that were received as a result of the misconduct.

We Prohibit Hedging, Pledging and Short-Sale Transactions

Under ManpowerGroup’s Insider Trading Policy, designated individuals, including the NEOs, are prohibited from engaging in short sales or hedging transactions involving ManpowerGroup securities, including forward sale or purchase contracts, equity swaps or exchange funds. Designated individuals are also prohibited from engaging in puts, calls or other options or derivative instruments involving ManpowerGroup securities. Further, we do not allow designated individuals to pledge ManpowerGroup securities at any time, which includes having ManpowerGroup stock in a margin account or using ManpowerGroup stocks as collateral for a loan.

49 | ManpowerGroup

Compensation Discussion and Analysis

Realizable Pay in 2018

We also calculate realizable pay for Mr. Prising. This is a measure of the value of compensation granted or awarded during the reporting year. It shows the impact of Company performance and stock price on potential pay values for Mr. Prising, and provides an alternative means to the Summary Compensation Table on page 54 to evaluate the alignment between pay and performance.

In particular, our calculation of realizable pay does not value equity awards using the accounting grant date fair value metric, as required in the Summary Compensation Table under Topic 718. Instead, for realizable pay we measure equity awards at their period-end value, in this case using the year-end stock price on December 31, 2018 of $64.80.

For realizable pay our method of calculating equity award values is as follows:

•	Stock Options. We use the “intrinsic value” of the stock options granted to Mr. Prising in February 2018, meaning the spread between the grant price and the price of the underlying stock at year end.

•	Restricted Stock Units. We use the year-end value of the restricted stock units awarded to Mr. Prising in February 2018 and value these shares using the year-end stock price on December 31, 2018.

•	Performance Share Units. We calculate performance share units using the target performance shares granted in 2018 and value these shares using the year-end stock price on December 31, 2018.

Our realizable pay calculation reflects the significant equity component of Mr. Prising’s total compensation and illustrates how the value of Mr. Prising’s 2018 compensation is sensitive to movements in our stock price. The Company’s stock price declined significantly during 2018: from $126.11 on January 1, 2018 to $64.80 as of December 31, 2018. In addition, the December 31, 2018 stock price was lower than the fair market value used to value the equity grants of $122.87 as of February 15, 2018 (the closing stock price on the date of grant). The combination of the stock price decline during the year, and the Company’s below-target operating performance resulted in Mr. Prising’s calculated realizable pay being $6.2 million for 2018. This is substantially lower than $11.4 million of total compensation shown in the Summary Compensation Table using SEC reporting methodology. It also reflects a 56% decrease from his realizable pay for 2017, when strong operating performance and considerable stock price appreciation resulted in realizable pay that was greater than reported compensation.

The table below shows realizable pay for Mr. Prising in 2018 as compared to his compensation as reported in the Summary Compensation Table on page 54.

Supplemental Table of CEO Realizable Compensation

	2018 Compensation as Reported in the Summary Compensation Table	2018 Total Realizable Compensation
Base Salary	$1,250,000	$1,250,000

Annual Incentive	1,137,277	1,137,277

Total Cash	2,387,277	2,387,277

Stock Options	1,800,015	0	(1)

Restricted Stock Units	1,800,046	949,320

Performance share units	5,400,014	2,847,895

Total	11,387,352	6,184,492

(1)	Because the stock price of $64.80 as of December 31, 2018 was less than the stock price on February 15, 2018 (the date of grant) of $122.87, there is no intrinsic value of the stock options.

2019 Proxy Statement | 50

Compensation Discussion and Analysis

Other Material Tax Implications of the Executive Compensation Program

Tax Implications for ManpowerGroup

For tax years occurring prior to 2018, Section 162(m) of the Internal Revenue Code generally disallowed a tax deduction to public corporations for compensation over $1,000,000 paid in any tax year to any “covered employee.” Prior to 2018, covered employees included the corporation’s CEO and each of its three most highly compensated NEOs (other than the CEO and CFO) in service as of the end of any such tax year. However, Section 162(m) also provided that qualifying performance-based compensation would not be subject to the deduction limit if certain requirements were met. Accordingly, for tax years prior to 2018, the Committee generally sought to structure compensation amounts and plans to meet the requirements for deductibility under that provision where it thought such structures were appropriate. However, the Committee had the ability to implement compensation arrangements that did not satisfy these requirements for deductibility if it determined that such arrangements were appropriate under the circumstances.

Pursuant to tax reform legislation signed into law on December 22, 2017 (“Tax Reform”), the exception to the $1,000,000 annual limitation for qualifying performance-based compensation was repealed for tax years starting in 2018, subject to limited transition relief for certain grandfathered arrangements that were in effect on November 2, 2017. In addition, Tax Reform amended the definition of covered employees so that the compensation of our CEO, CFO, and our three most highly compensated NEOs (other than the CEO and CFO and regardless of whether they serve at the end of the tax year) for any tax year would be subject to Section 162(m)’s deduction limitation. Further, for each NEO whose compensation was or is subject to this limitation in 2017 or any later tax year, that officer’s compensation will remain subject to this annual deductibility limitation for any future tax year in which he or she receives compensation from ManpowerGroup, regardless of whether he or she remains a NEO.

Accordingly, starting in 2018, ManpowerGroup is only able to deduct up to $1,000,000 per year of the compensation payable to any of our NEOs who is a “covered employee” as determined under Tax Reform, except to the extent that transition relief would apply to a payment.

Tax Implications for NEOs

The Committee generally seeks to structure compensation amounts and arrangements so that they do not result in penalties for the NEOs under the Internal Revenue Code. For example, Section 409A imposes substantial penalties and results in the loss of any tax deferral for nonqualified deferred compensation that does not meet the requirements of that section. The Committee has structured the elements of ManpowerGroup’s compensation program so that they are either not characterized as nonqualified deferred compensation under Section 409A or meet the distribution, timing and other requirements of Section 409A. Without these steps, certain elements of compensation could result in substantial tax liability for the NEOs. Section 280G and related provisions impose substantial excise taxes on so-called “excess parachute payments” payable to certain executives upon a change of control and results in the loss of the compensation deduction for such payments by the executive’s employer. The severance agreements with the NEOs limit the amount of the severance payment in the event that the severance payment will be subject to excise taxes imposed under Section 280G, but only where the after-tax amount received by the NEO would be greater than the after-tax amount without regard to such limitation.

51 | ManpowerGroup

Report of the Executive Compensation and Human Resources Committee of the Board of Directors

Report of the Executive Compensation and Human Resources Committee of the Board of Directors

The executive compensation and human resources committee of the board of directors of ManpowerGroup has reviewed and discussed with management the Compensation Discussion and Analysis included in this proxy statement. Based on this review and discussion, the executive compensation and human resources committee recommended to the board of directors that the Compensation Discussion and Analysis be included in this proxy statement.

The Executive Compensation and Human Resources Committee

William Downe, Chair

Cari M. Dominguez

Julie M. Howard

Elizabeth P. Sartain

John R. Walter

Executive Compensation and Human Resources Committee Interlocks and Insider Participation

No member of the executive compensation and human resources committee has ever been an officer or employee of ManpowerGroup or any of our subsidiaries or had any relationships requiring disclosure under Item 404 of Regulation S-K. None of our executive officers has served on the compensation committee or board of directors of any company of which any of our other directors is an executive officer.

2019 Proxy Statement | 52

Compensation Policies and Practices as They Relate to Risk Management

Compensation Policies and Practices as They Relate to Risk Management

Members of the Company’s senior management team have considered and discussed the Company’s compensation policies and practices and specifically whether these policies and practices create risks that are reasonably likely to have a material adverse effect on ManpowerGroup. Management has also discussed this issue with the executive compensation and human resources committee and has determined there are no risks arising from our compensation policies and practices that are reasonably likely to have a material adverse effect on ManpowerGroup.

As ManpowerGroup operates in various countries around the world, we have several incentive plans. Our plans use various financial performance growth metrics, generally relating to profitability. As a result, there is no common incentive driving behavior. We also have controls in place that mitigate any impact these plans might have on us as follows:

•	In general, each of our incentive plans has a threshold, target and outstanding payout level, which is not material to the Company, that is earned based on the results of the financial metrics.

•	The annual incentive and performance share unit awards are capped at a maximum level such that employees cannot receive a bonus that is significant enough to create a significant risk to the Company.

•

We have multiple financial metrics under the annual incentive which focus on company-wide and segment-wide goals and objectives, and the results of those metrics are reviewed and approved at multiple levels in the Company.

•

There is an approval process of the various incentive plans in each country, which are approved by the general manager and financial manager in the respective country to ensure the growth metrics are based on that respective country’s performance.

•	Each of the NEOs is subject to stock ownership guidelines.

•	We have adopted a clawback policy.

•	We do not permit executives to engage in short-selling of ManpowerGroup securities or trading in puts and calls on ManpowerGroup securities.

•	We do not permit our NEOs to pledge shares of our common stock.

Based on the above factors, we do not believe our compensation policies and practices create risks that are reasonably likely to have a material adverse effect on ManpowerGroup.

53 | ManpowerGroup

Compensation Tables

Compensation Tables

Summary Compensation Table

The table below sets forth the compensation information for our NEOs during the fiscal years ended December 31, 2018, December 31, 2017, and December 31, 2016. All amounts are calculated in accordance with SEC disclosure rules, including amounts with respect to our equity compensation plan awards, as further described below.

Name & Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Option Awards ($)(2)	Non-Equity Incentive Plan Compensation ($)	Change in Pension Value and Non- Qualified Deferred Compensation Earnings ($)	All Other Compensation ($)(3)	Total ($)
Jonas Prising	2018	1,250,000	—	7,200,060	1,800,015	1,137,277	—	56,658	11,444,010
CEO	2017	1,250,000	—	6,760,111	1,690,019	2,240,546	—	47,197	11,987,873
	2016	1,200,000	—	6,000,120	1,500,010	2,238,000	—	52,010	10,990,140
John T. McGinnis(4)	2018	700,000	—	1,920,089	480,017	500,000	—	88,227	3,688,333
CFO	2017	650,000	—	1,840,115	460,005	755,040	—	43,798	3,748,958
	2016	519,231	—	2,600,125	400,016	712,680	—	309,047	4,541,099
Ram Chandrashekar(5)	2018	627,849	—	1,520,148	380,005	578,124	—	367,155	3,473,281
EVP, Operational Excellence & IT and President, Asia Pacific Middle East	2017 2016	627,849 568,035	— —	1,520,019 1,620,086	380,016 280,007	653,967 370,188	— —	175,269 294,960	3,357,120 3,133,276
Mara E. Swan	2018	610,000	—	1,080,150	270,021	330,000	—	67,788	2,357,959
EVP, Global Strategy	2017	610,000	—	1,080,106	270,022	546,682	—	61,507	2,568,317
& Talent	2016	560,000	—	960,145	240,017	522,648	—	83,271	2,366,081
Richard Buchband(6)	2018	500,000	—	640,153	160,006	215,000	—	66,539	1,581,698
SVP, General Counsel	2017	500,000	—	640,095	160,003	343,500	—	47,266	1,690,864
and Secretary	2016	450,000	—	560,022	140,004	337,929	—	51,248	1,539,203
Darryl Green(7)	2018	657,115	—	3,040,172	760,011	400,031	—	101,958	4,959,287
Former President & COO	2017	850,000	—	3,040,039	760,007	1,004,360	—	53,385	5,707,791
	2016	800,000	—	2,800,036	700,018	990,240	—	55,499	5,345,793

(1)

The value of stock awards in this table for all years includes the grant date fair value (calculated at the target level) for performance share units and restricted stock units (including career shares) as computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718, “Stock Compensation.” See page 56 for the breakout in the grant date fair value of performance share units (“PSUs”) and restricted stock units (RSUs”).

The grant date fair value of the 2018 PSU awards at the outstanding level for each executive officer was:

Name	2018
Jonas Prising	$10,800,027

John T. McGinnis	$2,880,073

Ram Chandrashekar	$2,280,221

Mara E. Swan	$1,620,164

Richard Buchband	$960,106

Darryl Green	$4,560,197

(2)	The value of options in this table represents the grant date fair value of the stock options as computed in accordance with FASB ASC Topic 718.

(3)	These amounts are described in further detail in the All Other Compensation in 2018 Table.

(4)	As previously disclosed, in 2016 as part of his offer package to join the Company, Mr. McGinnis received a grant of 13,321 career shares with a grant date fair value of $1,000,007.

(5)

Mr. Chandrashekar’s annual salary is 795,736 Singapore Dollars (“SGD”). Mr. Chandrashekar’s salary and incentive payment are paid in SGD. His salary and incentive payment have been translated at an exchange rate of 0.789017 (in U.S. Dollars), which was the exchange rate on February 11, 2014, the date Mr. Chandrashekar was promoted to Executive Vice President, Operational Excellence & IT and

2019 Proxy Statement | 54

Compensation Tables

President, Asia Pacific Middle East. The amounts included in the all other compensation column have been translated at an exchange rate of 0.7337 (in U.S. Dollars), the rate in effect on December 31, 2018. Based on the exchange rate of 0.7337 (in U.S. Dollars), as of December 31, 2018, Mr. Chandrashekar’s salary was $583,832 and incentive compensation was $537,592.

(6)	Under SEC disclosure rules, Mr. Buchband did not become a NEO until this year, which is why his compensation has not been disclosed in the Summary Compensation Table previously.

(7)	The amount reported in the Salary column for Mr. Green represents his salary through his retirement date on October 1, 2018.

All Other Compensation in 2018

Name & Principal Position	Perquisites & Other Personal Benefits ($)(1)		Tax Reimbursements ($)(2)		Payments/ Accruals on Termination Plans ($)	Company Contributions to Defined Contribution Plans ($)(3)	Total Other Compensation ($)
Jonas Prising CEO	19,158		—		—	37,500	56,658
John T. McGinnis CFO	55,174		—		—	33,053	88,227
Ram Chandrashekar EVP, Operational Excellence & IT and President, Asia Pacific Middle East	97,684	(4)	256,749	(5)	—	12,722	367,155
Mara E. Swan EVP, Global Strategy and Talent	30,288		—		—	37,500	67,788
Richard Buchband SVP, General Counsel and Secretary	29,039		—		—	37,500	66,544
Darryl Green Former President & COO	101,958	(6)	—		—	—	101,958

(1)

Except as otherwise indicated, these amounts include the value attributable to each executive’s participation in ManpowerGroup’s company car program, auto insurance, the cost of an annual physical, life insurance premiums paid and/or the value of financial services paid for by ManpowerGroup. Any of these items with a value greater than $25,000 are separately disclosed below.

(2)

Due to the complex nature of calculating these tax reimbursements, in certain cases the amounts are paid to the executive officers one or more years after the income to which they relate was earned by the executive officer.

(3)

Other than for Mr. Chandrashekar, these contributions were made by ManpowerGroup on behalf of the executive officers under the terms of the Nonqualified Savings Plan and the Company’s 401(k) Plan to the extent the NEO has made a “catch-up” contribution. For Mr. Chandrashekar, the amount represents our contributions to the Central Provident Fund of Singapore (CPF). Further information regarding the Nonqualified Savings Plan can be found in the Nonqualified Deferred Compensation Table and accompanying narrative.

(4)

In addition to the amounts described above in footnote (1), this amount reflects $40,305 for tax preparation services, $39,174 for the lease and maintenance payments associated with Mr. Chandrashekar’s car and $14,786 for round-trip airfare from India to the U.S. and from India to Singapore for members of Mr. Chandrashekar’s family. These items have been translated at an exchange rate for SGD of 0.7337 (in U.S. Dollars) which was the exchange rate in effect on December 31, 2018. These benefits are paid to Mr. Chandrashekar in connection with his assignment to Singapore.

(5)

This amount reflects tax payments paid on Mr. Chandrashekar’s behalf for compensation he received in 2018 in connection with time spent in the United States as part of his roles and responsibilities. The amount of these taxes is subject to future adjustment after calculation of the final taxes due by Mr. Chandrashekar.

(6)

In addition to the amounts described above in footnote (1), this amount includes $75,000 in consulting fees paid to Mr. Green under the consulting agreement he entered into with the Company effective October 2, 2018, which was after his retirement from the Company.

55 | ManpowerGroup

Compensation Tables

Grants of Plan-Based Awards in 2018

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units (#)(3)	All Other Option Awards: Number of Securities Underlying Options (#)(4)	Exercise or Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)(5)
Name & Principal Position	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Jonas Prising CEO	2/15/2018	468,750	1,875,000	3,750,000	—	—	—	—	—	—	—
	2/15/2018	—	—	—	21,975	43,949	87,898	—	—	—	5,400,014
	2/15/2018	—	—	—	—	—	—	14,650	—	—	1,800,046
	2/15/2018	—	—	—	—	—	—	—	57,216	122.87	1,800,015
John T. McGinnis CFO	2/15/2018	175,000	700,000	1,400,000	—	—	—	—	—	—	—
	2/15/2018	—	—	—	5,860	11,720	23,440	—	—	—	1,440,036
	2/15/2018	—	—	—	—	—	—	3,907	—	—	480,053
	2/15/2018	—	—	—	—	—	—	—	15,258	122.87	480,017
Ram Chandrashekar	2/15/2018	156,962	470,877	941,774	—	—	—	—	—	—	—
EVP, Operational Excellence & IT and President Asia Pacific Middle East	2/15/2018	—	—	—	4,640	9,279	18,558	—	—	—	1,140,111
	2/15/2018	—	—	—	—	—	—	3,093	—	—	380,037
	2/15/2018	—	—	—	—	—	—	—	12,079	122.87	380,005

Mara E. Swan EVP, Global Strategy and Talent	2/15/2018	152,500	457,500	915,000	—	—	—	—	—	—	—
	2/15/2018	—	—	—	3,297	6,593	13,186	—	—	—	810,082
	2/15/2018	—	—	—	—	—	—	2,198	—	—	270,068
	2/15/2018	—	—	—	—	—	—	—	8,583	122.87	270,021
Richard Buchband SVP, General Counsel and Secretary	2/15/2018	125,000	300,000	600,000	—	—	—	—	—	—	—
	2/15/2018	—	—	—	1,954	3,907	7,814	—	—	—	480,053
	2/15/2018	—	—	—	—	—	—	1,303	—	—	160,100
	2/15/2018	—	—	—	—	—	—	—	5,086	122.87	160,006
Darryl Green Former President & COO	2/15/2018	212,500	850,000	1,700,000	—	—	—	—	—	—	—
	2/15/2018	—	—	—	9,279	18,557	37,114	—	—	—	2,280,099
	2/15/2018	—	—	—	—	—	—	6,186	—	—	760,074
	2/15/2018	—	—	—	—	—	—	—	24,158	122.87	760,011

(1)

These amounts represent the threshold, target, and maximum annual cash incentive awards established under the Annual Incentive Plan. The amounts for Mr. Green represent the threshold, target, and maximum annual cash incentive for the full year.

(2)	These amounts represent the number of PSUs that could be earned related to the PSUs granted in 2018 under the 2011 Equity Incentive Plan.

(3)	Amounts represent the number of restricted stock units granted in 2018 under the 2011 Equity Incentive Plan.

(4)	These amounts represent the number of shares underlying stock options that were granted in 2018 under the 2011 Equity Incentive Plan.

(5)	The grant date fair value of stock and option awards granted in 2018 that are reported in this column have been computed in accordance with FASB ASC Topic 718.

2019 Proxy Statement | 56

Compensation Tables

Compensation Agreements and Arrangements

Mr. Prising, Mr. McGinnis, Mr. Chandrashekar, Mr. Buchband, and Ms. Swan currently receive an annual incentive bonus determined pursuant to an incentive arrangement with ManpowerGroup and all have entered into severance agreements with ManpowerGroup. The annual incentive bonus arrangements are described in further detail in the Compensation Discussion and Analysis included in this proxy statement and the severance agreements for each executive officer are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

In connection with his assignment in Singapore as Executive Vice President, Operational Excellence and IT, and President, Asia Pacific Middle East, Mr. Chandrashekar also receives certain benefits. These include a car, return visit expenses to India for his family, a visit to the United States for his family, tax equalization payments related to any compensation earned by him for the time required to be spent in the United States as part of his role and payment of tax preparation expenses.

Prior to his retirement in October 2018, Mr. Green had a severance agreement with ManpowerGroup. The severance agreement was similar to the agreement with Messrs. Chandrashekar, Mr. Buchband and Ms. Swan. The severance agreement expired upon Mr. Green’s retirement and no amounts were due to him under the severance agreement as a result of his retirement. Mr. Green is bound by the terms of the non-competition provisions in the severance agreement for a period of one-year following his retirement.

After Mr. Green’s retirement, effective October 2, 2018, the Company entered into an agreement with Mr. Green to provide various consulting services to the Company, including services related to our joint venture in China.

57 | ManpowerGroup

Compensation Tables

2018 Annual Incentive Award Calculations

The following tables illustrate the achievement of the performance targets in relation to the payment of the 2018 Annual Incentive Awards. The awards are reflected in the Summary Compensation Table on page 54 under the heading “Non-Equity Incentive Plan Compensation.”

For 2018, ManpowerGroup’s EPS, as reported, was $8.56 and ROIC was 15.4%.

When it adopted financial targets for the 2018 performance year, the Committee determined that certain items should be excluded from our performance metrics to ensure our NEOs are compensated only for the underlying performance of our business. For 2018, the Committee’s calculation of EPS for Mr. Prising and the other NEOs excluded the changes in foreign currency exchange rates, which resulted in an EPS of $8.52, as well as the impact of share repurchase activity during the year (except to the extent necessary to offset dilution resulting from shares issued under equity plans), which further adjusted EPS downward to $8.33. The Committee additionally adjusted EPS upward by $0.42 to exclude restructuring costs, net of the savings related to these costs. The Committee also determined to exclude any goodwill impairment charges taken in 2018, which also increased EPS by $0.02. These adjustments resulted in the Committee utilizing an EPS figure of $8.77 in calculating annual incentive compensation for 2018. This compared to EPS goals of $8.48 at threshold, $9.20 at target and $9.91 at outstanding.

The ROIC calculation in 2018 excluded the impact of currency, which resulted in ROIC of 15.3%. Similar to EPS, the Committee adjusted ROIC upward by 0.7% to exclude restructuring costs, net of the savings related to these charges. The Committee also determined to exclude goodwill impairment charges from the ROIC calculations for 2018 but the charge incurred in 2018 did not have a significant impact to ROIC. These adjustments resulted in the Committee utilizing an ROIC figure of 16.0% in calculating annual incentive compensation for 2018. This compared to ROIC goals of 15.6% at threshold, 17.0% at target and 18.6% at outstanding.

Jonas Prising — 2018 Annual Incentive Calculation

	Performance Level	Percentage of 2018 Salary	Amount Earned
EPS Goal	Above Threshold	33.1%	$414,063

ROIC Goal	Above Threshold	27.9%	$348,214

Operating Objectives	At Target	30.0%	$375,000

Total Incentive		91.0%	$1,137,277

John T. McGinnis — 2018 Annual Incentive Calculation

	Performance Level	Percentage of 2018 Salary	Amount Earned
EPS Goal	Above Threshold	22.1%	$154,560

ROIC Goal	Above Threshold	18.5%	$130,000

Operating Objectives	Above Target	30.8%	$215,440

Total Incentive		71.4%	$500,000

2019 Proxy Statement | 58

Compensation Tables

Ram Chandrashekar — 2018 Annual Incentive Calculation(1)

	Performance Level	Percentage of 2018 Salary	Amount Earned
AOUP of APME Goal	At Outstanding	60.0%	$376,710

EPS Goal	Above Threshold	9.0%	$56,695

ROIC Goal	Above Threshold	7.9%	$49,349

Operating Objectives	Above Target	15.2%	$95,370

Total Incentive		92.1%	$578,124

(1)

Mr. Chandrashekar’s incentive is paid in SGD and has been translated above at an exchange rate of 0.789017 (in U.S. Dollars), which was the exchange rate on February 11, 2014, the date Mr. Chandrashekar was promoted to Executive Vice President, Operational Excellence & IT and President, Asia Pacific Middle East.

Mara E. Swan — 2018 Annual Incentive Calculation

	Performance Level	Percentage of 2018 Salary	Amount Earned
EPS Goal	Above Threshold	18.1%	$110,166

ROIC Goal	Above Threshold	15.7%	$95,831

Operating Objectives	Above Target	20.3%	$124,003

Total Incentive		54.1%	$330,000

Richard Buchband — 2018 Annual Incentive Calculation

	Performance Level	Percentage of 2018 Salary	Amount Earned
EPS Goal	Above Threshold	15.6%	$78,200

ROIC Goal	Above Threshold	14.0%	$70,000

Operating Objectives	Above Target	13.4%	$66,800

Total Incentive		43.0%	$215,000

Darryl Green — 2018 Annual Incentive Calculation(1)

	Performance Level	Percentage of 2018 Salary	Amount Earned
EPS Goal	Above Threshold	21.4%	$140,760

ROIC Goal	Above Threshold	18.1%	$118,384

Operating Objectives	Above Target	21.4%	$140,887

Total Incentive		60.9%	$400,031

(1)	The Amount Earned for Mr. Green represents a prorated amount through his retirement date of October 1, 2019.

59 | ManpowerGroup

Compensation Tables

Grants Under the 2011 Equity Incentive Plan

Stock options. ManpowerGroup made grants of stock options to all of the executive officers under the 2011 Equity Incentive Plan in February 2018. The stock options granted in 2018 vest 25% per year over a four-year period and if they are not exercised, they expire in ten years (or earlier following a termination of employment). Additional vesting terms applicable to these options are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

PSUs. ManpowerGroup made grants of PSUs to all of the executive officers under the 2011 Equity Incentive Plan in February of 2018. Each executive officer received a performance share unit grant that will vest if the relevant performance goal of average Operating Profit Margin Percentage is met for the three-year performance period. See page 46 for a description of the goals established by the Committee for the 2018 performance share unit grant.

No dividends are paid on the PSUs unless and until actual shares are issued to the executive officer upon the vesting of the PSUs and in such case, dividends would be paid only for record dates occurring after the issuance date. Additional vesting terms applicable to these grants are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

Restricted stock units. The restricted stock units granted to the executive officers under the 2011 Equity Incentive Plan in February 2018 have a three-year cliff vest and are earned as long as the executive officer continues to be employed by the Company. Dividend equivalents are paid on the restricted stock units under these awards. Additional vesting terms applicable to these grants are described in further detail in the section entitled “Termination of Employment and Change of Control Arrangements” following the Nonqualified Deferred Compensation Table.

Career shares. ManpowerGroup did not make any career share grants to any of the NEOs in 2018.

2019 Proxy Statement | 60

Compensation Tables

Outstanding Equity Awards at December 31, 2018

	Option Awards						Stock Awards

Name & Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(2)
Jonas Prising CEO	9,934	—		—	$67.12	2/16/2021	—		—	—		—
	16,812	—		—	$44.81	2/15/2022	—		—	—		—
	24,883	—		—	$52.55	2/13/2023	—		—	—		—
	15,681	—		—	$76.13	2/11/2024	—		—	—		—
	26,510	—		—	$82.24	5/1/2024	—		—	—		—
	39,058	13,020	(4)	—	$76.97	2/10/2025	—		—	—		—
	38,110	38,110	(5)	—	$75.07	2/16/2026	—		—	—		—
	16,517	49,551	(6)	—	$96.94	2/9/2027	—		—	—		—
	—	57,216	(7)	—	$122.87	2/15/2028	—		—	—		—
	—	—		—	—	—	21,238	(8)	$1,376,222	—		—
	—	—		—	—	—	18,124	(9)	$1,174,435	—		—
	—	—		—	—	—	14,986	(10)	$971,093	—		—
	—	—		—	—	—	57,547	(12)	$3,729,046	—		—
	—	—		—	—	—	—		—	52,301	(13)	$3,389,105
	—	—		—	—	—	—		—	43,949	(14)	$2847,895
John T. McGinnis CFO	10,163	10,163	(5)	—	$75.07	2/16/2026	—		—	—		—
	4,495	13,488	(6)	—	$96.94	2/9/2027	—		—	—		—
	—	15,258	(7)	—	$122.87	2/15/2028	—		—	—		—
	—	—		—	—	—	5,664	(8)	$367,027	—		—
	—	—		—	—	—	4,934	(9)	$319,723	—		—
	—	—		—	—	—	3,997	(10)	$259,006	—		—
	—	—		—	—	—	14,158	(11)	$917,438	—		—
	—	—		—	—	—	15,347	(12)	$994,486	—		—
	—	—		—	—	—	—		—	14,236	(13)	$922,493
	—	—		—	—	—	—		—	11,720	(14)	$759,456
Ram Chandrashekar EVP, Operational Excellence & IT and President, Asia Pacific Middle East	—	3,232	(4)	—	$76.97	2/10/2025	—		—	—		—
	—	7,114	(5)	—	$75.07	2/16/2026	—		—	—		—
	—	11,142	(6)	—	$96.94	2/9/2027	—		—	—		—
	—	12,079	(7)	—	$122.87	2/15/2028	—		—	—		—
	—	—		—	—	—	3,964	(8)	$256,867	—		—
	—	—		—	—	—	4,075	(9)	$264,060	—		—
	—	—		—	—	—	3,164	(10)	$205,027	—		—
	—	—		—	—	—	7,079	(11)	$458,719	—		—
	—	—		—	—	—	10,742	(12)	$696,082	—		—
	—	—		—	—	—	—		—	11,760	(13)	$762,048
	—	—		—	—	—	—		—	9,279	(14)	$601,279

61 | ManpowerGroup

Compensation Tables

	Option Awards							Stock Awards

Name & Principal Position	Number of Securities Underlying Unexercised Options (#) Exercisable		Number of Securities Underlying Unexercised Options (#) Unexercisable		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested (#)(1)		Market Value of Shares or Units of Stock that Have Not Vested ($)(2)	Equity Incentive Plan Awards: Number of Unearned Shares, Units, or Other Rights that Have Not Vested (#)(3)		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units, or Other Rights that Have Not Vested ($)(2)
Mara E. Swan EVP, Global Strategy and Talent	8,310		2,771	(4)	—	$76.97	2/10/2025	—		—	—		—
	6,098		6,098	(5)	—	$75.07	2/16/2026	—		—	—		—
	2,639		7,917	(6)	—	$96.94	2/9/2027	—		—	—		—
	—		8,583	(7)	—	$122.87	2/15/2028	—		—	—		—
	—		—		—	—	—	3,399	(8)	$220,255	—		—
	—		—		—	—	—	2,896	(9)	$187,661	—		—
	—		—		—	—	—	2,248	(10)	$145,670	—		—
	—		—		—	—	—	9,208	(12)	$596,678	—		—
	—		—		—	—	—	—		—	8,356	(13)	$541,469
	—		—		—	—	—	—		—	6,593	(14)	$427,226
Richard Buchband SVP, General Counsel and Secretary	5,089		—		—	$76.13	2/11/2024	—		—	—		—
	4,155		1,386	(4)	—	$76.97	2/10/2025	—		—	—		—
	3,557		3,557	(5)	—	$75.07	2/16/2026	—		—	—		—
	1,563		4,692	(6)	—	$96.94	2/9/2027	—		—	—		—
	—		5,086	(7)	—	$122.87	2/15/2028	—		—	—		—
	—		—		—	—	—	1,982	(8)	$128,434	—		—
	—		—		—	—	—	1,716	(9)	$111,197	—		—
	—		—		—	—	—	1,333	(10)	$86,378	—		—
	—		—		—	—	—	5,371	(12)	$348,041	—		—
	—		—		—	—	—	—		—	4,952	(13)	$320,890
	—		—		—	—	—	—		—	3,907	(14)	$253,174
Darryl Green Former President & COO	3,921		—		—	$76.13	10/1/2021	—		—	—		—
	8,078		—		—	$82.24	10/1/2021	—		—	—		—
	16,159	(15)	—		—	$76.97	10/1/2021	—		—	—		—
	26,678	(15)	—		—	$75.07	10/1/2021	—		—	—		—
	29,711	(15)	—		—	$96.94	10/1/2021	—		—	—		—
	24,158	(15)	—		—	$122.87	10/1/2021	—		—	—		—
	—		—		—	—	—	26,855	(12)	$1,740,204	—		—
	—		—		—	—	—	—		—	23,520	(13)	$1,524,096
	—		—		—	—	—	—		—	18,557	(14)	$1,202,494

(1)	Represents outstanding grants of restricted stock, restricted stock units, career shares or earned but unvested PSUs.

(2)	Value based on the closing price of $64.80 on December 31, 2018.

(3)	Represents outstanding grants of PSUs measured at target levels.

(4)	The remaining unvested options vested on February 10, 2019.

(5)	50% of the remaining unvested options vested on February 16, 2019 and the remaining unvested options are scheduled to vest on February 16, 2020.

(6)	33% of the remaining unvested options vested on February 9, 2019, and 33% of the remaining unvested options are scheduled to vest on each of February 9, 2020 and 2021.

(7)	25% of the unvested options vested on February 15, 2019 and 25% of the remaining unvested options are scheduled to vest on each of February 15, 2020, 2021 and 2022.

(8)	These restricted stock units vested on February 16, 2019.

(9)	Restricted stock units scheduled to vest on February 9, 2020.

(10)	Restricted stock units scheduled to vest on February 15, 2021.

2019 Proxy Statement | 62

Compensation Tables

(11)	Career shares scheduled to vest on February 16, 2021.

(12)

These performance shares represent the actual shares achieved during the 2016-2018 performance period. These shares were earned on February 15, 2019 after the Committee certified the performance achieved as of December 31, 2018.

(13)	Performance shares, reported at the target level, scheduled to vest in February 2020 if the committee certifies that the performance targets are achieved as of December 31, 2019.

(14)	Performance shares, reported at the target level, scheduled to vest in February 2021 if the committee certifies that the performance targets are achieved as of December 31, 2020.

(15)	These options fully vested upon Mr. Green’s retirement on October 1, 2018

Option Exercises and Stock Vested in 2018

	Option Awards		Stock Awards

Name & Principal Position	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)(1)	Value Realized on Vesting ($)
Jonas Prising CEO	—	—	108,089	13,005,811

John T. McGinnis CFO	—	—	—	—

Ram Chandrashekar EVP, Operational Excellence & IT and President, Asia Pacific Middle East	13,248	497,640	26,172	3,138,097

Mara E. Swan EVP, Global Strategy and Talent	9,409	422,828	23,440	2,806,189

Richard Buchband SVP, General Counsel and Secretary	—	—	8,200	996,186

Darryl Green(2) Former President & COO	—	—	70,450	7,739,088

(1)	Includes vesting of RSUs and PSUs as follows:

Name	Number of RSUs	Number of PSUs
Jonas Prising	46,537	61,552

John T. McGinnis	—	—

Ram Chandrashekar	10,892	15,280

Mara E. Swan	10,343	13,097

Richard Buchband	1,651	6,549

Darryl Green	32,252	38,198

(2)

Of the total stock awards vested for Mr. Green 22,793 RSUs vested upon his retirement on October 1, 2018. In accordance with Section 409A of the Internal Revenue Code, these will not be distributed to Mr. Green until April 2019.

63 | ManpowerGroup

Compensation Tables

Nonqualified Deferred Compensation in 2018

Name & Principal Position	Plan	Executive Contributions in 2018 ($)(1)	Registrant Contributions in 2018 ($)	Aggregate Earnings in 2018 ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at December 31, 2018 ($)(2)
Jonas Prising CEO	NQSP	50,000	37,500	(107,791)	—	2,473,888

John T. McGinnis CFO	NQSP	50,000	33,053	(9,998)	—	125,339

Ram Chandrashekar EVP, Operational Excellence & IT and President, Asia Pacific Middle East	NQSP	—	—	—	—	—

Mara E. Swan EVP, Global Strategy and Talent	NQSP	50,000	37,500	(141,687)	—	1,405,360

Richard Buchband SVP, General Counsel and Secretary	NQSP	50,000	37,500	(40,790)	—	423,945

Darryl Green President & COO	NQSP	—	—	(1,498)	—	24,283
	Equity Plan(3)	—	1,946,522	(435,581)	—	1,510,941

(1)

These amounts reflect contributions made by the executive officers from their 2018 salary, which amounts were also included in the salary column for each executive officer in the Summary Compensation Table. Of the amounts disclosed in this column for the Nonqualified Savings Plan, the following contributions are attributable to a portion of the 2017 annual incentive, which was disclosed in the 2017 Summary Compensation Table for all NEOs except Mr. Buchband: Mr. Prising — $35,577; Mr. McGinnis — $42,385; Ms. Swan — $32,801; and Mr. Buchband — $20,610.

(2)

Of the amounts disclosed in this column for the Nonqualified Savings Plan, the following amounts were previously reported in the Summary Compensation Table in either 2018 or prior to 2018: Mr. Prising — $1,369,949; Mr. McGinnis — $131,370; Ms. Swan — $491,214 and Mr. Green — $19,735. The difference between the amounts disclosed in this footnote and the amounts disclosed in the above column for the Nonqualified Savings Plan reflect earnings (and losses) on the contributions, any salary or bonus deferrals by the executive prior to becoming an NEO, and any company contributions prior to the executive becoming an NEO.

(3)

These amounts reflect the value of RSUs from the 2011 Equity Incentive Plan of ManpowerGroup Inc. that vested upon Mr. Green’s retirement on October 1, 2018. The difference between the value disclosed in the Aggregate Balance at December 31, 2018 column and what was previously reported in the Summary Compensation Table is the change in value between the grant date of the shares and December 31, 2018 and dividend equivalents earned on the restricted stock units. In accordance with Section 409A of the Internal Revenue Code, the distribution of these shares is subject to a 6-month delay and will be distributed in April 2019.

Nonqualified Savings Plan. Pursuant to the Nonqualified Savings Plan (the “NQSP Plan”), certain executives, including the NEOs, may defer a portion of their salary and incentive awards. Elections must be made by the executive officers before December 31 of the year prior to the year in which it will be earned. The executive officers are permitted to defer up to 50% of their salary and 50% of their annual incentive under the plan, but the total annual contributions cannot exceed $50,000 per participant. Pursuant to the plan, the executive officers, as well as all other plan participants, may receive a matching amount of 50% of the deferrals they have made during the year, up to a maximum of 6% of their annual compensation. Effective December 31, 2015, the plan was amended to allow ManpowerGroup to make a discretionary Enhanced Matching Contribution (“EMC”) to participants in the plan. The EMC is calculated as an additional matching contribution (over and above the regular 50% match of the deferrals made during the year on the first 6% of employee contributions). During 2018, ManpowerGroup made an EMC equal to a 25% match of the deferrals made for each NEO who participated in the plan in 2017. Also effective January 1, 2016, ManpowerGroup’s contributions to a participant’s account under the plan (both matching contributions and EMC’s) are not fully vested until a participant has at least three years of credited service with ManpowerGroup, with vesting occurring on a pro-rata basis during those three years. Prior to 2016, employees were fully vested after five years of credited service. All of the executive officers who participate in the plan were fully vested in their matching contributions and enhanced matching contributions as of December 31, 2018, except for Mr. McGinnis, who joined the company in 2016.

2019 Proxy Statement | 64

Compensation Tables

The investment alternatives available to the executive officers under the Nonqualified Savings Plan are selected by ManpowerGroup and may be changed from time to time. The executive officers are permitted to change their investment elections at any time on a prospective basis. The table below shows the funds available under the plan and their annual rate of return for the calendar year ended December 31, 2018.

Name of Fund	Annual Return
Mainstay Epoch US All Cap Fund Class I	(10.85)%

Vanguard Total Stock Market Index Fund Institutional Shares	(5.16)%

Dodge & Cox International Stock Fund	(17.98)%

Vanguard Total International Stock Index Fund Institutional Shares	(14.39)%

T. Rowe Price Institutional Global Growth Equity Fund	(6.80)%

Fidelity Freedom 2005 Fund	(2.46)%

Fidelity Freedom 2010 Fund	(3.52)%

Fidelity Freedom 2015 Fund	(4.38)%

Fidelity Freedom 2020 Fund	(5.16)%

Fidelity Freedom 2025 Fund	(5.81)%

Fidelity Freedom 2030 Fund	(6.92)%

Fidelity Freedom 2035 Fund	(8.29)%

Fidelity Freedom 2040 Fund	(8.89)%

Fidelity Freedom 2045 Fund	(8.90)%

Fidelity Freedom 2050 Fund	(8.85)%

Fidelity Freedom 2055 Fund	(8.86)%

Fidelity Freedom 2060 Fund	(8.83)%

Fidelity Freedom Income Fund	(1.74)%

Fidelity Short Term Bond	1.19%

PGIM Total Return Bond Fund - Class R6	(0.63)%

Vanguard Total Bond Market Index Fund Institutional Shares	(0.01)%

Vanguard Federal Money Market Fund Investor Shares	1.78%

Benefits paid under the Nonqualified Savings Plan will be paid to the executive officers upon their termination of employment, either in a lump sum, or in three, five or ten annual installments, as elected by the executive officers in accordance with the plan rules.

65 | ManpowerGroup

Compensation Tables

Termination of Employment and Change of Control Arrangements

ManpowerGroup has entered into severance agreements (which include change of control benefits) with each of the NEOs. Each agreement generally has a three-year term, and such term is automatically extended for two years to the extent there is a change of control of ManpowerGroup within the two-year period prior to the expiration of the original term of the agreement. In addition to these severance agreements, the NEOs participate in a number of equity grants and benefit plans that contain vesting provisions that are triggered upon a change of control of ManpowerGroup and/or certain terminations of employment. Generally, benefits under these arrangements are triggered upon the involuntary termination of the executive’s employment not for cause or upon a voluntary termination of employment for good reason. Terminations for other reasons (such as retirement, death, disability or a change of control) also trigger enhanced benefits under certain of these arrangements. Other than for Mr. Green, the tables following the descriptions of these arrangements illustrate the amount of enhanced benefits the NEOs would receive under all such arrangements if ManpowerGroup terminated their employment on December 31, 2018 for the reasons specified within the tables. None of the tables illustrate the value of any vested benefits payable to the NEOs upon a termination of employment (i.e., vested equity awards, or vested balances accrued under the Nonqualified Savings Plan), nor does any table illustrate the value of any enhanced benefits upon retirement of an NEO who was not eligible for retirement treatment as of December 31, 2018 with respect to any of their unvested benefits. As of December 31, 2018, only Ms. Swan was eligible for retirement treatment under certain of her outstanding awards. The tables below assume that in a “change of control,” the acquiring or surviving company would have assumed all unvested equity awards.

Darryl Green Retirement. Mr. Green retired from ManpowerGroup on October 1, 2018. Following his retirement, Mr. Green entered into a consulting agreement (the “Consulting Agreement”) with ManpowerGroup to provide limited advisory services for a monthly fee beginning October 2, 2018. The table for Mr. Green which follows the descriptions of the below arrangements illustrates the benefits he became entitled to receive upon his retirement, including the benefits pursuant to the Consulting Agreement. The table does not illustrate the value of any benefits that may have been payable to him upon retirement but were otherwise vested prior to his retirement (i.e., vested equity awards or vested balances accrued under the Nonqualified Savings Plan). Due to Mr. Green’s retirement, the description of the treatment of the arrangements below upon a change of control or termination of employment other than retirement does not apply to him.

Severance agreements. Under the severance agreements, upon the involuntary termination of the NEO’s employment (other than for cause, as described below) or upon the voluntary termination of employment by the NEO for good reason (as described below), the NEO is entitled to receive a severance payment equal to the sum of the executive’s base salary and annual incentive. The severance payment to the CEO is capped at 2-1/2 times his base salary in effect at the time of the termination, while the CFO’s severance payment is capped at 2 times his base salary in effect at the time of the termination. There is no cap applicable to the other NEOs.

In the event an NEO’s termination occurs in the two-year period following a change of control of ManpowerGroup or during a “protected period” (generally, the six-month period prior to a change of control), the severance payment payable to the CEO and CFO is equal to three times the sum of their base salary and annual incentive, while the severance payment to the other NEOs is equal to two times the sum of their base salary and annual incentive. The caps on payments to the CEO and CFO described in the paragraph above do not apply in the event of a change of control. All severance payments under the NEOs’ agreements will generally be paid in a lump sum on the 30th day following the date of termination. The determination of the amount of the annual incentive used to calculate the severance payment will vary depending on the circumstances surrounding the termination and is further detailed in the footnotes accompanying the illustrative tables below.

Cause is defined in the severance agreements, and generally includes: performance failures; failure to follow instructions; fraudulent acts; violation of ManpowerGroup policies; acts of moral turpitude which are likely to result in loss of business, reputation or goodwill to ManpowerGroup; chronic absences from work which are non-health related; crimes related to the NEO’s duties; or willful harmful conduct to ManpowerGroup. Good reason is also defined in each severance agreement. A termination for good reason in the severance agreements for the NEOs is triggered by (i) any material breach by the Company or one of its affiliates of a material obligation to pay or provide benefits or compensation to the executive, (ii) a material diminution in base salary, (iii) a material diminution in the executive’s authority, duties or responsibility, coupled with a material reduction in the executive’s target bonus

2019 Proxy Statement | 66

Compensation Tables

opportunity, (iv) a material diminution in the executive’s authority, duties or responsibility that is not coupled with a material reduction in the executive’s target bonus opportunity, but that occurs within 2 years after a change of control; or (v) a material reduction in the executive’s target bonus opportunity that is not coupled with a material diminution in the executive’s authority, duties or responsibilities, but that occurs within two years after a change of control. In addition, under the severance agreements with Mr. Prising, Mr. McGinnis, Ms. Swan, and Mr. Buchband, good reason is triggered by a relocation to a new principal office that is in excess of 50 miles from the NEO’s prior principal office.

Under the severance agreements, the NEOs are bound by non-competition agreements in favor of ManpowerGroup for the one-year period following the termination of their employment for any reason, except where the termination occurs within the two-year period following a change of control or during a protected period and is either involuntary (other than for cause) or is for good reason.

Under the severance agreements, upon the NEO’s (i) involuntary termination (other than for cause), (ii) voluntary termination for good reason or (iii) termination due to the death or disability of the NEO, the NEOs are entitled to receive a prorated incentive for the year in which termination occurs. In addition, for all NEOs covered by U.S. health insurance, ManpowerGroup has agreed to pay for continued health insurance for the NEOs and their families for a 12-month period following an involuntary termination of their employment (other than for cause) or a voluntary termination of their employment for good reason. Furthermore, if such a termination occurs within the two-year period following a change of control or during a protected period, then ManpowerGroup has agreed to pay for continued health insurance for the NEOs and their families for an 18-month period. Finally, under the severance agreements, following an involuntary termination of the NEO’s employment (other than for cause) or a voluntary termination of the NEO’s employment for good reason, ManpowerGroup will pay for outplacement services for up to one year following the NEO’s termination. This benefit is not included in the agreement with Mr. Prising.

During 2018, ManpowerGroup entered into new severance agreements with Mr. Chandrashekar, Mr. Buchband and Mr. McGinnis. These new severance agreements are substantially similar to the ones they replaced and all expire on the first to occur of (1) the date two years after the occurrence of a change of control of the Company or (2) three years from the date the new severance agreement was entered into. Further, ManpowerGroup was party to a severance agreement with Mr. Green during 2018. This severance agreement was similar to the severance agreements with Mr. Buchband and Ms. Swan. Mr. Green is bound by the terms of the noncompetition provisions in the severance agreement for a period of one-year following his retirement.

Stock options. As of December 31, 2018, each of the NEOs (other than Mr. Green) held unvested stock options granted under the 2011 Equity Incentive Plan. Under the terms of the stock option agreements that ManpowerGroup entered into with each of the NEOs, unvested options immediately vest upon the NEO’s death or disability. Furthermore, upon a change of control where the options are converted on a tax free basis or where ManpowerGroup’s shares remain publicly traded, the options only accelerate vesting in the event of the NEO’s involuntary termination of employment (other than for cause) or a voluntary termination of employment for good reason during a protected period or within two years following a change of control. Alternatively, upon a change of control of ManpowerGroup where ManpowerGroup’s shares do not remain publicly traded or where a publicly traded acquirer does not convert the options into options of the acquirer’s shares on a tax free basis, such options immediately vest upon the change of control. For purposes of these stock option agreements, the definitions of cause and good reason are generally the same as those used in the NEO’s severance agreements. Under the terms of the stock option agreements entered into with each of the NEOs, unvested options also immediately vest upon the NEO’s “retirement.” Here, retirement means the termination of the NEO’s employment on or after age 55 and the NEO has completed 10 years of service with ManpowerGroup. Mr. Green’s unvested stock options vested on his retirement on October 1, 2018.

Restricted stock units and career shares. As of December 31, 2018, the NEOs (other than Mr. Green) held unvested restricted stock units and career shares (restricted stock units that vest completely on a single date several years into the future, for example, four or five years) granted under the 2011 Equity Incentive Plan. A NEO will become fully vested in his or her restricted stock units or career shares upon a termination of employment due to death or disability. All restricted stock units held by the NEOs will become fully vested upon a termination of employment due to the NEO’s retirement. For these awards, “retirement” generally means the termination of the NEO’s employment on or after age 55 if the NEO has completed 10 years of service with ManpowerGroup.

67 | ManpowerGroup

Compensation Tables

Mr. Green’s unvested restricted stock units vested on his retirement on October 1, 2018. Career shares do not vest upon retirement. Upon a change of control, the restricted stock units or career shares shall vest according to the same terms as described above for stock options. Also, restricted stock units and career shares are forfeited upon the NEO’s involuntary termination of employment or a voluntary termination for good reason.

PSUs. As of December 31, 2018, all NEOs held outstanding PSUs granted under the 2011 Equity Incentive Plan. Generally, under these awards, upon a NEO’s termination of employment due to retirement (here, employment termination after age 55 with 10 years of completed service), the NEO is entitled to receive a pro-rata number of shares based on the actual results at the end of the applicable performance period, prorated based on the time elapsed after the agreement date and during the applicable service periods. No proration will apply under the 2016, 2017 or 2018 award of performance units upon a NEO’s termination of employment due to retirement (here, employment termination after age 55 with 10 years of completed service), if the Committee has approved a succession plan, as recommended by the CEO, for the NEO or with respect to his position. For any outstanding award of performance units share units held by Mr. Green upon his retirement on October 1, 2018, the Committee approved the succession plan for his position, so he is entitled to receive the full number of shares payable under each award at the end of each applicable performance period, based on actual results at the end of the applicable performance period. PSUs are forfeited upon an involuntary termination of employment or a voluntary employment termination for good reason prior to the end of the performance period.

Generally, upon the death or disability of a NEO during the performance period, the NEO is entitled to receive the target amount of shares. In the event of a change of control of ManpowerGroup, if the NEO’s employment were terminated prior to the end of the vesting period for such awards (either by ManpowerGroup other than for cause or by the NEO for good reason), the NEO generally would be entitled to accelerated vesting of any unpaid PSUs, where the total number of shares payable under the award will be based on an amount determined by the committee.

Annual Incentive Plan. The ManpowerGroup Annual Incentive Plan (the “Annual Incentive Plan”) provides that a bonus will become vested upon retirement. For purposes of this plan, “retirement” means a NEO terminates employment after he or she has (i) reached age 55 and (ii) completed 10 years of service. The amount of the bonus earned for the year of retirement will be based on the actual bonus that would have been earned had the NEO continued employment, but the bonus will be prorated based on the actual number of days the NEO was employed by ManpowerGroup during the year of retirement. Mr. Green received a prorated bonus under the Annual Incentive Plan for 2018 due to his retirement on October 1, 2018. Ms. Swan was the only NEO (other than Mr. Green) eligible for retirement under the Annual Incentive Plan.

Nonqualified Savings Plan. The amount of any unvested benefits under the Nonqualified Savings Plan will become vested upon a participant’s death, disability or retirement. For purposes of this plan, “retirement” means a NEO terminates employment after he or she has (i) reached age 60, (ii) has reached age 55 and completed 20 years of service with ManpowerGroup or (iii) has reached age 55, and ManpowerGroup determines that the retirement is bona fide and that the NEO will not perform services for any competitor of ManpowerGroup. All of the NEOs that participate in this plan other than Mr. McGinnis are already fully vested in their benefits under this plan and therefore, only Mr. McGinnis would receive any enhanced benefit upon his death, disability or retirement.

2019 Proxy Statement | 68

Compensation Tables

Post-Termination and Change of Control Benefits

Jonas Prising, CEO (1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)	Double Trigger (COC+ Termination) ($)(2)	For Cause($)	Voluntary($)

Severance Payment(3)	—	—	3,125,000	9,375,000	—	—

Prorated Incentive(4)	1,875,000	1,875,000	1,137,277	1,875,000	—	—

Options(5)	—	—	—	—	—	—

PSUs(6)	10,121,436	10,121,436	—	9,966,046	—	—

Restricted Stock Units/ Career Shares(7)	3,521,750	3,521,750	—	3,521,750	—	—

Health Benefits	—	—	19,742	30,211	—	—

Total	15,518,186	15,518,186	4,282,019	24,768,007	—	—

(1)	The term of Mr. Prising’s severance agreement expires on May 2, 2020.

(2)

The “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control.

(3)

The amount of the severance payment under Mr. Prising’s severance agreement is equal to his annual base salary at the highest rate in effect during the terms of the agreement (here, $1,250,000) and his target bonus for the year of the termination (here, $1,875,000). In a double-trigger scenario, the amount of his severance payment is multiplied by three.

(4)

In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to Mr. Prising under his severance agreement is based on the actual incentive earned for 2018 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2018, immediately before the incentive was earned, so as not to understate the potential value of the benefit upon the applicable termination of employment. Note that an incentive amount has also been reported as 2018 compensation for Mr. Prising in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)

The value of stock options is illustrated here by measuring the difference between the closing stock price on December 31, 2018 ($64.80) and the exercise price of each unvested stock option held by Mr. Prising on such date. The exercise price of each unvested stock option held by Mr. Prising is greater than the closing stock price on December 31, 2018 ($64.80), resulting in no value being shown.

(6)

The value of PSUs is illustrated here by measuring the value of the number of shares payable under outstanding awards (2016, 2017 and 2018 grants) using the closing stock price on December 31, 2018 ($64.80). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance for the 2016 award and assuming the Committee would determine the amount of shares earned relating to the 2017 and 2018 awards will equal the target award. In the case of a death or disability, the payout is shown based on the target awards for 2016, 2017 and 2018.

(7)

The value of any unvested restricted stock units is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 31, 2018 ($64.80).

69 | ManpowerGroup

Compensation Tables

Post-Termination and Change of Control Benefits

John T. McGinnis, CFO (1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)	Double Trigger (COC+ Termination) ($)(2)	For Cause($)	Voluntary($)

Severance Payment(3)	—	—	1,400,000	4,200,000	—	—

Prorated Incentive(4)	700,000	700,000	424,550	700,000	—	—

Options(5)	—	—	—	—	—	—

PSUs(6)	1,958,386	1,958,386	—	1,916,978	—	—

Restricted Stock Units/Career Shares(7)	1,863,194	1,863,194	—	1,863,194	—	—

Nonqualified Savings Plan	15,890	15,890	—	—

Health Benefits	—	—	19,642	30,060	—	—

Outplacement	—	—	25,000	25,000	—	—

Total	4,537,470	4,537,470	1,869,192	8,735,232	—	—

(1)

On December 12, 2018, ManpowerGroup entered into a new severance agreement with Mr. McGinnis that replaced his previous agreement, which was set to expire February 15, 2019. The term of Mr. McGinnis’s severance agreement expires on December 12, 2021.

(2)

The “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control.

(3)

The amount of the severance payment under Mr. McGinnis’s severance agreement is equal to his annual base salary at the highest rate in effect during the term of the agreement (here, $700,000) and his target annual incentive for the fiscal year in which the termination occurs (here, $700,000). In a double-trigger scenario, the amount of his severance payment is multiplied by three.

(4)

In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to him under his severance agreement is based on the actual incentive earned for 2018 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2018, immediately before the incentive was earned, so as not to understate the potential value of the benefit upon the applicable termination of employment. Note that an incentive amount has also been reported as 2018 compensation for him in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)

The value of stock options is illustrated here by measuring the difference between the closing stock price on December 31, 2018 ($64.80) and the exercise price of each unvested stock option held by Mr. McGinnis on such date. The exercise price of each unvested stock option held by Mr. McGinnis is greater than the closing stock price on December 31, 2018 ($64.80), resulting in no value being shown.

(6)

The value of PSUs is illustrated here by measuring the value of the number of shares payable under his outstanding awards (2016, 2017, and 2018 grants) using the closing stock price on December 31, 2018 ($64.80). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance for the 2016 award and assuming the Committee would determine the amount of shares earned relating to the 2017 and 2018 awards will equal the target award. In the case of a death or disability, the payout is shown based on the target awards for 2016, 2017, and 2018.

(7)

The value of any unvested restricted stock units and career shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 31, 2018 ($64.80).

2019 Proxy Statement | 70

Compensation Tables

Post-Termination and Change of Control Benefits

Ram Chandrashekar, EVP, Operational Excellence and IT and President, Asia Pacific Middle East (1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)	Double Trigger (COC+ Termination) ($)(2)	For Cause($)	Voluntary($)

Severance Payment(3)	—	—	1,098,736	2,197,472	—	—

Prorated Incentive(4)	470,887	470,887	576,930	470,887	—	—

Options(5)	—	—	—	—	—	—

PSUs(6)	2,088,439	2,088,439	—	2,059,409	—	—

Restricted Stock Units/Career Shares(7)	1,184,674	1,184,674	—	1,184,674	—	—

Outplacement	—	—	25,000	25,000	—	—

Total	3,744,000	3,744,000	1,700,666	5,937,442	—	—

(1)

On August 2, 2018, ManpowerGroup entered into a new severance agreement with Mr. Chandrashekar that replaced his previous agreement, which was set to expire October 29, 2018. The term of Mr. Chandrashekar’s severance agreement expires on August 2, 2021.

(2)

The “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control.

(3)

The amount of the severance payment under Mr. Chandrashekar’s severance agreement is equal to his annual base salary at the highest rate in effect during the term of the agreement (here, $627,849) and his prorated target annual incentive for the fiscal year in which the termination occurs (here, $470,887). In a double-trigger scenario, the amount of his severance payment is multiplied by two.

(4)

In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to him under his severance agreement is based on the actual incentive earned for 2018 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2018, immediately before the incentive was earned, so as not to understate the potential value of the benefit upon the applicable termination of employment. Note that an incentive amount has also been reported as 2018 compensation for him in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)

The value of stock options is illustrated here by measuring the difference between the closing stock price on December 31, 2018 ($64.80) and the exercise price of each unvested stock option held by Mr. Chandrashekar on such date. The exercise price of each unvested stock option held by Mr. Chandrashekar is greater than the closing stock price on December 31, 2018 ($64.80), resulting in no value being shown.

(6)

The value of PSUs is illustrated here by measuring the value of the number of shares payable under outstanding awards (2016, 2017 and 2018 grants) using the closing stock price on December 31, 2018 ($64.80). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance for the 2016 award and assuming the Committee would determine the amount of shares earned relating to the 2017 and 2018 awards will equal the target award. In the case of a death or disability, the payout is shown based on the target awards for 2016, 2017 and 2018.

(7)

The value of any unvested restricted stock units and career shares is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 31, 2018 ($64.80).

71 | ManpowerGroup

Compensation Tables

Post-Termination and Change of Control Benefits

Mara E. Swan, EVP, Global Strategy and Talent (1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)	Double Trigger (COC+ Termination) ($)(2)	Retirement($)	For Cause($)	Voluntary($)

Severance Payment(3)	—	—	1,067,500	2,135,000	—	—	—

Prorated Incentive(4)	457,500	457,500	297,497	457,500	330,010	—	—

Options(5)	—	—	—	—	—	—	—

PSUs(6)	1,590,257	1,590,257	—	1,565,374	1,565,374	—	—

Restricted Stock Units/Career Shares(7)	553,586	553,586	—	553,586	553,586	—	—

Health Benefits	—	—	24,019	36,769	—	—	—

Outplacement	—	—	25,000	25,000	—	—	—

Total	2,601,343	2,601,343	1,414,016	4,773,229	2,448,970	—	—

(1)	The term of Ms. Swan’s severance agreement expires on December 11, 2020.

(2)

The “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control.

(3)

The amount of the severance payment under Ms. Swan’s severance agreement is equal to her annual base salary at the highest rate in effect during the term of the agreement (here, $610,000) and her prorated target annual incentive for the fiscal year in which the termination occurs (here, $457,500). In a double-trigger scenario, the amount of her severance payment is multiplied by two.

(4)

In the case of her involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to her under her severance agreement is based on the actual incentive earned for 2018 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive is based on the target incentive for the year of termination. In the event of retirement, the prorated incentive is based on the prorated incentive payable under the Annual Incentive Plan is based on the actual incentive earned for 2018. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2018, immediately before the incentive was earned, so as not to understate the potential value of the benefit upon the applicable termination of employment. Note that an incentive amount has also been reported as 2018 compensation for her in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)

The value of stock options is illustrated here by measuring the difference between the closing stock price on December 31, 2018 ($64.80) and the exercise price of each unvested stock option held by Ms. Swan on such date. The exercise price of each unvested stock option held by Ms. Swan is greater than the closing stock price on December 31, 2018 ($64.80), resulting in no value being shown.

(6)

The value of PSUs is illustrated here by measuring the value of the number of shares payable under outstanding awards (2016, 2017 and 2018 grants) using the closing stock price on December 31, 2018 ($64.80). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance for the 2016 award and assuming the Committee would determine the amount of shares earned relating to the 2016 and 2017 awards will equal the target award. In the case of a death or disability, the payout is shown based on the target awards for 2016, 2017 and 2018. In the case of retirement, the payout is shown based on the number of shares earned based on actual performance for the 2016 award and assuming actual performance for the 2017 and 2018 awards at the target performance level.

(7)

The value of any unvested restricted stock units is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 31, 2018 ($64.80).

2019 Proxy Statement | 72

Compensation Tables

Post-Termination and Change of Control Benefits

Richard Buchband, SVP, General Counsel and Secretary (1)

	Death($)	Disability($)	Involuntary Termination or Good Reason – no COC($)	Double Trigger (COC+ Termination) ($)(2)	For Cause($)	Voluntary($)

Severance Payment(3)	—	—	800,000	1,600,000	—	—

Prorated Incentive(4)	300,000	300,000	208,200	300,000	—	—

Options(5)	—	—	—	—	—	—

PSUs(6)	936,619	936,619	—	922,104	—	—

Restricted Stock Units/Career Shares(7)	326,009	326,009	—	326,009	—	—

Health Benefits	—	—	23,758	36,357	—	—

Outplacement	—	—	25,000	25,000	—	—

Total	1,562,628	1,562,628	1,056,958	3,209,470	—	—

(1)

On November 8, 2018, ManpowerGroup entered into a severance agreement with Mr. Buchband that replaced his previous agreement, which was set to expire December 14, 2018. The term of Mr. Buchband’s severance agreement expires on November 8, 2021.

(2)

The “double trigger” column calculates the amounts earned upon an involuntary termination (other than for cause) or a voluntary termination for good reason that occurs during a protected period (generally, six months prior to a change of control) or within the two-year period following a change of control.

(3)

The amount of the severance payment under Mr. Buchband’s severance agreement is equal to his annual base salary at the highest rate in effect during the term of the agreement (here, $500,000) and his target annual incentive for the fiscal year in which the termination occurs (here, $300,000). In a double-trigger scenario, the amount of his severance payment is multiplied by two.

(4)

In the case of his involuntary termination (other than for cause) or voluntary termination for good reason, the amount of the prorated incentive payable to him under his severance agreement is based on the actual incentive earned for 2018 for the financial objectives and the target amount for the operating objectives. In the event of death, disability, or certain terminations following a change of control, the prorated incentive payable to him under his severance agreement is based on the target incentive for the year of termination. No proration has been applied here as this table illustrates the effect of such a termination on December 31, 2018, immediately before the incentive was earned, so as not to understate the potential value of the benefit upon the applicable termination of employment. Note that an incentive amount has also been reported as 2018 compensation for him in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(5)

The value of stock options is illustrated here by measuring the difference between the closing stock price on December 31, 2018 ($64.80) and the exercise price of each unvested stock option held by Mr. Buchband on December 31, 2018. The exercise price of each unvested stock option held by Mr. Buchband is greater than the closing stock price on December 31, 2018 ($64.80), resulting in no value being shown.

(6)

The value of PSUs is illustrated here by measuring the value of the number of shares payable under outstanding awards (2016, 2017 and 2018 grants) using the closing stock price on December 31, 2018 ($64.80). In the case of a change of control, the payout is shown based on the number of shares earned based on actual performance for the 2016 award and assuming the Committee would determine the amount of shares earned relating to the 2017 and 2018 awards will equal the target award. In the case of a death or disability, the payout is shown based on the target awards for 2016, 2017 and 2018.

(7)

The value of any unvested restricted stock units is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on December 31, 2018 ($64.80).

73 | ManpowerGroup

Compensation Tables

Post-Termination and Change of Control Benefits

Darryl Green, Former President and COO (1)

Benefits Upon Retirement($)
Prorated Incentive(2)	400,031

Options(3)	251,833

PSUs(4)	5,886,793

Restricted Stock Units(5)	1,946,522

Consulting Agreement (6)	150,000

Total	8,635,179

(1)	Mr. Green retired on October 1, 2018.

(2)

The prorated incentive payable to Mr. Green upon his retirement under the Annual Incentive Plan is based on the actual incentive earned for 2018. The prorated incentive was prorated based on the period Mr. Green was employed with ManpowerGroup through his retirement date of October 1, 2018. Note that an incentive amount has also been reported as 2018 compensation for him in the Summary Compensation Table, as well as in the Grants of Plan-Based Awards Table.

(3)

The value of stock options is illustrated here by measuring the difference between the closing stock price on the date of Mr. Green’s retirement, October 1, 2018 ($85.40), and the exercise price of each unvested stock option held by Mr. Green on such date.

(4)

The value of PSUs which Mr. Green became vested in upon his retirement on October 1, 2018 is illustrated here by measuring the value of the number of shares payable under outstanding awards (2016, 2017 and 2018 grants) using the closing stock price on October 1, 2018 ($85.40), even though such shares will not be paid to Mr. Green until a later date (April 2019 for the 2016 PSUs and February 2020 and 2021 for the 2017 and 2018 performance share units, respectively). The payout is shown based on the number of shares earned based on actual performance for the 2016 grant and assuming actual performance for the 2017 and 2018 awards at the target level.

(5)

The value of any unvested restricted stock units is illustrated here by measuring the value of the number of shares payable under unvested awards using the closing stock price on the date of Mr. Green’s retirement, October 1, 2018 ($85.40) even though the shares are not payable to Mr. Green until April 2019.

(6)

Mr. Green is paid a monthly fee of $25,000 for each month the Consulting Agreement continues, beginning with October 2018. The Consulting Agreement may be terminated at any time by either ManpowerGroup or Mr. Green. The payout under the Consulting Agreement is illustrated here assuming the Consulting Agreement will continue through March 31, 2019, the end of the month in which this proxy statement was filed. Note that three months of consulting fees ($75,000) have also been reported as 2018 compensation for Mr. Green in the All Other Compensation Table and Summary Compensation Table.

2019 Proxy Statement | 74

Compensation Tables

Director Compensation for 2018

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(2)	Total ($)
Gina R. Boswell	121,758	160,000	281,758

Cari M. Dominguez	115,000	160,000	275,000

William Downe	—	345,102	345,102

John F. Ferraro	—	288,725	288,725

Patricia Hemingway Hall	124,931	169,414	294,345

Julie M. Howard	—	282,830	282,830

Roberto Mendoza(1)	39,176	54,505	93,681

Ulice Payne, Jr.	120,069	162,551	282,620

Paul Read	128,242	162,551	290,793

Elizabeth P. Sartain	115,000	160,000	275,000

Michael J. Van Handel	115,000	162,639	277,639

John R. Walter	—	303,945	303,945

Edward J. Zore(1)	45,934	54,505	100,439

(1)	Mr. Mendoza and Mr. Zore retired from the board of directors on May 4, 2018.

(2)

Reflects deferred stock and restricted stock granted under our 2011 Equity Incentive Plan and the Terms and Conditions Regarding the Grant of Awards to Non-Employee Directors under the 2011 Equity Incentive Plan. These amounts reflect the grant date fair value of the awards as computed in accordance with FASB ASC Topic 718. The amount reflected in the table was made up of:

For Ms. Boswell, $160,000 attributable to the annual grant of restricted stock (1,269 shares) in 2018.

For Ms. Dominguez, $160,000 attributable to the annual grant of restricted stock (1,269 shares) in 2018

For Mr. Downe, $160,000 attributable to the annual grant of deferred stock (1,269 shares), $143,311 attributable to deferred stock granted in lieu of 100% of his annual retainer and service as lead director (1,630 shares) and $41,791 attributable to deferred stock issued in lieu of dividends (475 shares) in 2018.

For Mr. Ferraro, $160,000 attributable to the annual grant of deferred stock (1,269 shares), $115,000 attributable to deferred stock granted in lieu of 100% of his annual retainer (1,307 shares) and $13,725 attributable to deferred stock issued in lieu of dividends (156 shares) in 2018.

For Ms. Hemingway Hall, $160,000 attributable to the annual grant of deferred stock (1,269 shares) and $9,414 attributable to deferred stock issued in lieu of dividends (107 shares) in 2018.

For Ms. Howard, $160,000 attributable to the annual grant of deferred stock (1,269 shares), $115,000 attributable to deferred stock granted in lieu of 100% of her annual retainer (1,307 shares) and $7,830 attributable to deferred stock issued in lieu of dividends (89 shares) in 2018.

For Mr. Mendoza, $54,505 attributable to the prorated annual grant of restricted stock (436 shares) in 2018.

For Mr. Payne, $160,000 attributable to the annual grant of deferred stock (1,269 shares) and $2,551 attributable to deferred stock issued in lieu of dividends (29 shares) in 2018.

For Mr. Read, $160,000 attributable to the annual grant of deferred stock (1,269 shares) and $2,551 attributable to deferred stock issued in lieu of dividends (29 shares) in 2018.

For Ms. Sartain, $160,000 attributable to the annual grant of restricted stock (1,269 shares) in 2018.

For Mr. Van Handel, $160,000 attributable to the annual grant of deferred stock (1,269 shares) and $2,639 attributable to deferred stock issued in lieu of dividends (30 shares) in 2018.

For Mr. Walter, $160,000 attributable to the annual grant of deferred stock (1,269 shares), $115,000 attributable to deferred stock granted in lieu of 100% of his annual retainer (1,307 shares) and $28,945 attributable to deferred stock issued in lieu of dividends (329 shares) in 2018.

For Mr. Zore, $54,505 attributable to the prorated annual grant of restricted stock (436 shares) in 2018.

75 | ManpowerGroup

Compensation Tables

As of December 31, 2018, the aggregate number of shares of deferred stock held by the non-employee directors was as follows:

Name	Shares of Deferred Stock held at December 31, 2018
Gina R. Boswell	—

Cari M. Dominguez	—

William Downe	22,843

John F. Ferraro	8,248

Patricia Hemingway Hall	4,761

Julie M. Howard	5,283

Roberto Mendoza	—

Ulice Payne, Jr.	1,298

Paul Read	1,298

Elizabeth P. Sartain	—

Michael J. Van Handel	1,364

John R. Walter	15,965

Edward J. Zore	—

All such shares of deferred stock were fully vested as of December 31, 2018. All shares of restricted stock granted to the non-employee directors in 2018 were fully vested as of December 31, 2018.

The nominating and governance committee reviews and makes recommendations to the full board with respect to the compensation of our non-employee directors annually. The full board of directors reviews these recommendations and makes a final determination on the compensation of our directors. For its review of the non-employee directors compensation for 2018, the nominating and governance committee engaged Mercer to benchmark the Company’s non-employee director compensation against that of relevant peer companies and the general market.

Based on recommendations by Mercer, the board of directors approved the compensation arrangement for non-employee directors described below for 2018. Non-employee directors were paid a cash retainer equal to $115,000 per year. The fee structure for committee chairs and the lead director was as follows:

$15,000	Annual retainer for services as chair of the Nominating and Governance Committee
$20,000	Annual retainer for services as chair of the Audit or Executive Compensation and Human Resources Committee
$25,000	Annual retainer for service as lead director of the corporation
$30,000	Annual retainer in the case where the lead director also serves as chair of one of the committees

Except as described below, non-employee directors may elect to receive deferred stock under the 2011 Equity Incentive Plan in lieu of their annual cash retainer. Elections may cover 50%, 75% or 100% of the annual cash retainer payable to the director for the election period for which the annual cash retainer is payable. An election period begins on January 1 of each year or the date of the director’s initial appointment to the board of directors, whichever is later, and ends on the date a director ceases to be a director or December 31, whichever is earlier. The deferred stock will be granted to the director following the end of the election period to which the election applies. The number of shares of deferred stock granted to the director will be equal to the amount of the annual cash retainer to which the election applies, divided by the average of the closing prices of ManpowerGroup common stock on the last trading day of each full or partial calendar quarter covered by the election period. For the election period that ended on December 31, 2018, Mr. Downe, Mr. Ferraro, Ms. Howard and Mr. Walter elected to accept deferred stock in lieu of 100% of the annual cash retainer to which they were otherwise entitled.

Shares of common stock represented by deferred stock granted to a director prior to January 1, 2007 will be distributed to the director within 30 days after the date the director ceases to be a member of the board of directors. Shares of common stock represented by deferred stock granted to a director on or after January 1, 2007 will be distributed to the director on the earliest of the third anniversary of the date of grant or within 30 days after the date

2019 Proxy Statement | 76

Compensation Tables

the director ceases to be a member of the board of directors. However, the director will have the right to extend the deferral period for these grants by at least five years, and thereafter to extend any previously extended deferral period by at least five more years, provided in each case this election to extend is made at least twelve months before the last day of the then current deferral period.

In addition to the cash compensation (or elective deferred stock), each non-employee director received an annual grant of deferred stock. The grant was effective on the first day of 2018, and the number of shares granted equaled $160,000 divided by the closing sale price of a share of ManpowerGroup’s common stock on the last business day of the preceding year, or 1,269 shares of deferred stock for 2018. Such deferred stock vests in equal quarterly installments on the last day of each calendar quarter during the year. Shares of common stock represented by vested deferred stock held by a director will be distributed to the director on the earliest of the third anniversary of the effective date of grant or within 30 days after the date the director ceases to be a member of the board of directors.

The director will have the right to extend the deferral period as described above. A new non-employee director will receive a grant of deferred stock effective the date the director is appointed to the board, and the grant will be prorated for the period beginning on the date of the director’s appointment and ending on December 31 of that year.

Instead of receiving the annual grant of deferred stock, non-employee directors have the right to elect to receive the same number of shares of restricted stock. Like the deferred stock, any such grant will be effective on the first day of the year and will vest in equal quarterly installments on the last day of each calendar quarter during the year. Any such election will be effective only if made on or before December 31 of the preceding year or within 10 days of appointment to the board of directors.

In light of the changes made to the non-employee director compensation program in 2018, the board of directors determined that no changes were needed to the program for 2019.

77 | ManpowerGroup

Compensation Tables

Non-Employee Director Stock Ownership Guidelines

The nominating and governance committee believes that non-employee directors should hold a meaningful stake in ManpowerGroup to align their economic interests with those of the shareholders. To that end, the board of directors adopted stock ownership guidelines that currently require non-employee directors to own shares or hold vested deferred stock or vested restricted stock equal in value to five times the 2015 annual cash retainer ($90,000 at January 1, 2015, for a total guideline of $450,000). The committee takes into account vested deferred and restricted stock in determining targeted ownership levels. The following table details each non-employee director’s stock ownership relative to the stock ownership guidelines:

Director	Target Number of shares (#)(1)	Number of shares held(#)(2)	Value of shares ($)(3)	Target Date to Satisfy Guidelines
Gina R. Boswell	6,601	10,339	873,749	Guidelines Satisfied

Cari M. Dominguez	6,601	22,823	1,928,772	Guidelines Satisfied

William Downe	6,601	45,104	3,811,739	Guidelines Satisfied

John F. Ferraro	5,894	8,248	697,038	Guidelines Satisfied

Patricia Hemingway Hall	6,601	9,877	834,705	Guidelines Satisfied

Julie M. Howard	5,064	5,283	446,466	Guidelines Satisfied

Ulice Payne, Jr.	6,601	9,334	788,816	Guidelines Satisfied

Paul Read	6,601	6,651	562,076	Guidelines Satisfied

Elizabeth P. Sartain	6,601	20,428	1,726,370	Guidelines Satisfied

Michael J. Van Handel	3,568	18,647	1,575,858	Guidelines Satisfied

John R. Walter	6,601	15,965	1,349,202	Guidelines Satisfied

(1)

Target shares are based on target value ($450,000) divided by the closing stock price on December 31, 2014 of $68.17 for non-employee directors in office as of January 1, 2015. For non-employee directors appointed after January 1, 2015 target shares are based on target value ($450,000) divided by the closing price of the Company’s common stock on the last business day of the month during which the director was or is first appointed to the Board of Directors.

(2)	Represents the number of shares held as of the record date, March 1, 2019 as follows:

For Ms. Boswell, 10,339 shares of common stock.

For Ms. Dominguez, 22,823 shares of common stock.

For Mr. Downe, 22,261 shares of common stock and 22,843 shares of vested deferred stock.

For Mr. Ferraro, 8,248 shares of vested deferred stock.

For Ms. Hemingway Hall, 6,882 shares of common stock and 2,995 shares of vested deferred stock.

For Ms. Howard, 5,283 shares of vested deferred stock.

For Mr. Payne, 8,036 shares of common stock and 1,298 shares of vested deferred stock.

For Mr. Read, 5,353 shares of common stock and 1,298 shares of vested deferred stock.

For Ms. Sartain, 20,428 shares of common stock.

For Mr. Van Handel, 17,283 shares of common stock and 1,364 shares of vested deferred stock.

For Mr. Walter, 5,982 shares of common stock and 9,983 shares of vested deferred stock.

(3)	Based on price per share of ManpowerGroup common stock on March 1, 2019 of $84.51.

We Prohibit Non-Employee Directors from Hedging, Pledging and Short-selling Our Securities

Similar to our NEOs, under ManpowerGroup’s Insider Trading Policy, non-employee directors are prohibited from engaging in short sales or hedging transactions involving ManpowerGroup securities, including forward sale or purchase contracts, equity swaps or exchange funds. Non-employee directors are also prohibited from engaging in puts, calls or other options or derivative instruments involving ManpowerGroup securities. Further, we do not allow non-employee directors to pledge ManpowerGroup securities at any time, which includes having ManpowerGroup stock in a margin account or using ManpowerGroup stocks as collateral for a loan.

2019 Proxy Statement | 78

CEO Pay Ratio

CEO Pay Ratio

In accordance with the requirements of Item 402(u) of Regulation S-K, we have calculated a CEO Pay Ratio for 2018. This ratio is a reasonable estimate, calculated as described below.

Measurement Date

When we calculated our median employee in 2017, we utilized a measurement date at the beginning of our fourth quarter (October 1, 2017). We had an employee population of more than 600,000 individuals worldwide as of the measurement date. It is important to note that 95% of this population comprises our “associates” — these are the employees on assignment that day with our clients within the 80 countries and territories in which we operate. A majority of such assignments are temporary in nature, of different types and durations, which leads to considerable variation in our employee population on a daily basis. In accordance with Item 402(u), our employee population includes both our associates and the remaining 5% of our employees who represent our “permanent” (full and part-time) staff.

Consistently Applied Compensation Measure

For each of these individuals, compensation was calculated based on total taxable earnings as defined in their home country’s payroll systems. Consistent with SEC rules, we annualized this number for part-time and full-time employees who were employed for less than the full year, but not for our associates whose positions are seasonal or temporary in nature. The individual who was our median employee for our calculation in 2017 is no longer employed by us. In accordance with Item 402(u), we determined that there was another similarly compensated individual as the 2017 median employee, and we have used that individual as the median employee for the calculations. We believe we have not had any significant changes to our employee population or our employee compensation arrangements since last year and we believe the selection of this individual as our median employee does not result in a significant change to our pay ratio disclosure. The median employee identified for 2018 is an associate located in Israel who worked as a caregiver for part of the year. Her total annual compensation was calculated in accordance with the requirements of the Summary Compensation Table as being $4,563. When calculated against Mr. Prising’s compensation for 2018 of $11,444,010 as reflected in the Summary Compensation Table, it yields a CEO Pay Ratio of 2,508:1.

Calculation Excluding Associates

Supplementally, we have again calculated a CEO pay ratio excluding our associates for 2018. As noted above, most of the individuals who are counted as “employees” under Item 402(u) are in fact associates who are performing work for our clients on a temporary basis. For this supplemental calculation, the median employee was a junior sourcing consultant in one of our branch offices in Belgium. Her annualized total compensation was $46,558 for 2018. Under this calculation, the CEO pay ratio is 246:1. We believe this is a more representative indication of how our CEO pay compares to that of our workforce.

79 | ManpowerGroup

Audit Committee Report

Audit Committee Report

We have an audit committee that consists entirely of independent directors, each of whom meet the independence requirements set forth by the New York Stock Exchange and the SEC. The board of directors has adopted a charter for the audit committee, which is available on our web site at http://investor.manpowergroup.com/governance. The charter sets forth the responsibilities and authority of the audit committee with respect to our independent auditors, quarterly and annual financial statements, non-audit services, internal audit and accounting, risk assessment and risk management, business conduct and ethics, special investigations, use of advisors and other reporting and disclosure obligations, including the audit committee’s obligations in monitoring the company’s compliance with its code of business conduct and ethics as well as its policies and procedures regarding anti-corruption. The committee reviews its charter on a periodic basis and recommends updates as necessary.

In 2018, the audit committee met five times. Over the course of these meetings, the audit committee met with our chief financial officer, other senior members of the finance department, senior members of the IT department, the chairperson of our disclosure committee, the head of internal audit, our chief legal officer and our independent auditors. During these meetings, the audit committee reviewed and discussed, among other things:

•	our financial statements for each of the first three quarters of 2018, including the disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations;”

•	our compliance with and reporting under Section 404 of the Sarbanes-Oxley Act of 2002 and the related auditing standards;

•	the independent auditors’ material written communications with management;

•	our annual internal and external audit plans and the internal and external staffing resources available to carry out our audit plans;

•	internal audit results;

•	our risk management framework, including financial and operational risks;

•	certain risk matters including the Company’s risk profile, vendor contract risk, treasury matters and technology and cybersecurity risk;

•	the impact of new accounting pronouncements;

•	current tax matters affecting us, including reporting compliance, audit activity and tax planning;

•	litigation and regulatory matters;

•	our compliance with our code of business conduct and ethics, our anti-corruption policy, and our policy on gifts, entertainment and sponsorships;

•	our compliance with our Policy Regarding the Retention of Former Employees of Independent Auditors and Independent Auditor Services Policy; and

•	a self-evaluation of the committee.

The audit committee met five times in private session with Deloitte & Touche LLP and met five times in private session with the head of internal audit. The purpose of the private sessions is to allow the participants to raise any concerns they may have and to discuss other topics in a confidential setting.

In addition to the meetings discussed above, the chair of the audit committee, and any other audit committee member or other member of the board of directors who desired or was requested to participate, reviewed with management and our independent auditors our financial results for each quarter of 2018 prior to the quarterly release of earnings.

In February 2019, the independent auditors and members of senior management reviewed and discussed the audited financial statements for the fiscal year ended December 31, 2018 with the audit committee, together with our disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations.” This discussion included, among other things:

•	critical accounting policies and practices used in the preparation of our financial statements;

•	our judgmental reserves;

2019 Proxy Statement | 80

Audit Committee Report

•	the effect of regulatory and accounting pronouncements on our financial statements, including the adoption of significant accounting standards;

•	confirmation that there were no unrecorded material audit adjustments proposed by the independent auditors;

•	confirmation that there were no matters of significant disagreement between management and the independent auditors arising during the audit;

•	other matters required to be discussed by Public Company Accounting Oversight Board (“PCAOB”) Auditing Standard No. 1301 “Communications with Audit Committees;”

•	other matters required to be discussed by PCAOB Ethics and Independence Rule 3526, Communication with Audit Committees Concerning Independence; and

•

matters relating to Section 404 of the Sarbanes-Oxley Act, including the management report on internal control over financial reporting for 2018 and the independent auditors’ report with respect to the effectiveness of our internal control over financial reporting and management’s assessment of the effectiveness of our internal control over financial reporting.

At this meeting, the audit committee met in separate private sessions with the independent auditors, the chairperson of our disclosure committee, the head of internal audit and management.

The audit committee has reviewed the fees billed by Deloitte & Touche LLP and related entities (“Deloitte”) to us with respect to 2018 and 2017, which consist of the following:

Audit Fees. The aggregate fees billed for professional services rendered by Deloitte for the audit of our financial statements and attestation of our certification of our internal control over financial reporting as of and for the year ended December 31, 2017 and the review of the financial statements included in our Quarterly Reports on Form 10-Q for 2017 approved by the audit committee were $6,367,000

The aggregate fees billed for professional services rendered by Deloitte for the audit of our financial statements and attestation of our certification of our internal control over financial reporting as of and for the year ended December 31, 2018 and the review of the financial statements included in our Quarterly Reports on Form 10-Q for 2018 approved by the audit committee were $7,907,000.

Audit-Related Fees. The aggregate fees billed by Deloitte for audit-related services were $105,050 in 2017. These services consisted of issuing an audit report for one of our foreign subsidiaries regarding a government subsidy, issuing an audit report related to the statement of educational expenses for flex workers for one our subsidiaries and certification fees.

The aggregate fees billed by Deloitte for audit-related services were $243,000 in 2018. These services consisted of review of financial statements for one of our foreign subsidiaries, providing a comfort letter in connection with a debt offering, providing consents and other miscellaneous services.

Tax Fees. The aggregate fees billed by Deloitte for tax services were $482,400 in 2017. These services consisted of assistance in the preparation and review of certain international tax returns, consultation regarding appropriate handling of items on the U.S. and international tax returns, assistance with tax audits and examinations, advice related to VAT and wage tax matters, due diligence related to a potential acquisition, advice regarding tax issues relating to our reorganizations, and a transfer pricing study.

The aggregate fees billed by Deloitte for tax services were $566,000 in 2018. These services consisted of assistance in the preparation and review of certain international tax returns, assistance with tax audits and examinations, advice related to changes in tax laws and reporting requirements, due diligence related to a potential acquisition, advice regarding tax issues relating to our reorganizations and transfer pricing studies.

All Other Fees. The aggregate fees billed by Deloitte for all other fees were $36,900 in 2017. These services consisted of market research to benchmark certain aspects of our business.

There were no other fees billed by Deloitte to us in 2018.

Approval Procedures. We have an Independent Auditor Services Policy that we review on an annual basis. The policy sets forth the types of services that we may and may not engage our auditors to provide, the approval

81 | ManpowerGroup

Audit Committee Report

requirements for permitted services and related disclosure and reporting standards. A copy of the policy is available on our web site at http://investor.manpowergroup.com/governance. Each of the services described under the headings “Audit-Related Fees” and “Tax Fees” was approved during 2017 and 2018 in accordance with the policy.

The audit committee has also received the written disclosures and confirmation from Deloitte required by PCAOB Ethics and Independence Rule 3526 and discussed with Deloitte their independence. In particular, at each regular meeting during 2018 and at the meeting in February 2019 the audit committee reviewed and discussed the non-audit services provided by Deloitte to us that are described above. The audit committee has considered whether the provision of the non-audit services described above is compatible with the independence of Deloitte and satisfied itself as to the auditor’s independence. The audit committee believes that Deloitte has been objective and impartial in conducting the 2018 audit, and believes that the provision of these services has not adversely affected the integrity of our audit and financial reporting processes.

In performing all of the functions described above, the audit committee acts only in an oversight capacity. The audit committee does not complete its reviews of the matters described above prior to our public announcements of financial results and, necessarily, in its oversight role, the audit committee relies on the work and assurances of our management, which has the primary responsibility for our financial statements and related reports and internal control over financial reporting, and of the independent auditors, who, in their report, express an opinion on the conformity of our annual financial statements to accounting principles generally accepted in the United States and on the effectiveness of our internal control over financial reporting.

In reliance on these reviews and discussions, and the report of the independent auditors, the audit committee has recommended to the board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2018.

The Audit Committee

Paul Read, Chair

Gina R. Boswell

John F. Ferraro

Patricia Hemingway Hall

Ulice Payne, Jr.

2019 Proxy Statement | 82

2. Ratification of Independent Auditors

2. Ratification of Independent Auditors

The audit committee of the board of directors has appointed Deloitte & Touche LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2019 and directed that such appointment be submitted to the shareholders for ratification. Deloitte & Touche LLP has audited our consolidated financial statements since the fiscal year ended December 31, 2005. Representatives of Deloitte & Touche LLP will be present at the annual meeting and have the opportunity to make a statement if they so desire, and will also be available to respond to appropriate questions.

If the shareholders do not ratify the appointment of Deloitte & Touche LLP, the audit committee will take such action into account in reconsidering the appointment of our independent auditors for the fiscal year ending December 31, 2019.

The affirmative vote of a majority of the votes cast on this proposal shall constitute ratification of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2019. Abstentions and broker non-votes will not be counted as votes cast and, therefore, will have no impact on the approval of the proposal.

The board of directors recommends you vote FOR the ratification of the appointment of Deloitte & Touche LLP as our independent auditors for the fiscal year ending December 31, 2019, and your proxy will be so voted unless you specify otherwise.

83 | ManpowerGroup

3. Advisory Vote on Approval of the Compensation of Named Executive Officers

3. Advisory Vote on Approval of the Compensation of Named Executive Officers

The Company seeks your advisory vote on our executive compensation program and asks that you support the compensation of our named executive officers as disclosed in the “Compensation Discussion and Analysis” section and the accompanying tables contained in this Proxy Statement. We are providing this vote as required pursuant to Section 14A of the Securities Exchange Act of 1934. We are asking shareholders to approve the following resolution regarding our executive compensation program:

RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby approved.

ManpowerGroup derives approximately 88% of its revenues from outside the United States, with the largest portions coming from the company’s operating segments in Southern Europe (43%), Northern Europe (24%) and Asia Pacific Middle East (13%). Our business is truly global in nature and complexity. Through our global network of nearly 2,600 offices in 80 countries and territories, we serve global, multinational and local clients across all major industry segments and provide a broad range of workforce solutions including recruitment and assessment, training and development, career management, outsourcing and workforce consulting.

To be successful, ManpowerGroup needs senior executives who have the capability and experience to operate effectively in this environment. A guiding principle of the company’s compensation program is to provide pay opportunities to the executive officers that are competitive in attracting and retaining executives of this caliber. Other key objectives of the program are to align compensation to shareholder interests and, as an element of that objective, to pay for results and not pay for failure.

Compensation packages for the executive officers generally include, as short-term arrangements, a base salary and an annual incentive bonus, and for long-term focus and value accumulation, performance share units, stock options and restricted stock units. The annual incentive is earned based on achievement of goals established at the beginning of each year. Likewise, PSUs represent a right to receive shares of company common stock based on achievement of goals established at the time the PSUs are granted. For both, award opportunities are established for achievement at threshold, target and outstanding levels.

The Company structures the compensation packages of the executive officers so that the overall outcomes at target fall generally within the median range of the competitive market. For the annual incentive and the PSU components of the package, award levels for achievement of the applicable goals generally are set at the median of the competitive market for target results and the 75th percentile for outstanding results. However, actual outcomes may vary among the executive officers due to experience and other individual factors. In addition, because of the cyclical nature of the Company’s business, actual outcomes may significantly exceed or fall short of this range after taking into account performance factors.

As noted above, a key objective of the compensation program is to align compensation to shareholder interests. The company’s compensation program addresses this objective on both a short-term basis and a long-term basis. Annual incentive awards are based on achievement of goals that are drivers of shareholder value and PSUs are earned based on operating profit margin percentage goals, a measure of how efficiently our executive officers have deployed our operating resources to generate a profit. We believe using this metric drives a long-term focus on achieving sustainable profits. In addition, a substantial portion of the annual incentive award paid to the executive officers is based on achievement of earnings per share and return on invested capital for the year. Earnings per share focuses our executive officers on producing financial results that align with the interests of our shareholders, while return on invested capital incentivizes our executive officers to manage our accounts receivable and other capital investments carefully in order to maximize capital deployed.

2019 Proxy Statement | 84

3. Advisory Vote on Approval of the Compensation of Named Executive Officers

Both the short-term and long-term components of the compensation program reflect the objective that senior executives should be paid for results and not paid for failure. The executive officers’ base salaries generally are at or below market median with a significant component of the annual cash opportunity based on the level of attainment of performance goals for the year. If the actual results fall short of the goals, the award level is correspondingly reduced or eliminated.

As for the long-term components of the compensation program, the ultimate value received by an executive, through stock appreciation, will of course depend directly on the performance of the company. In addition, a significant component of the long-term compensation package consists of performance share units which are earned only to the extent the company achieves a pre-established level of performance tied to a designated performance metric, in this instance operating profit margin percent.

Approval of the company’s executive compensation policies and procedures requires that the number of votes cast in favor of the proposal exceeds the number of votes cast against it. Abstentions and broker non-votes will not be counted as votes cast. Because this shareholder vote is advisory, it will not be binding upon the board of directors. However, the executive compensation and human resources committee will take into account the outcome of the vote when considering future executive compensation arrangements.

The board of directors recommends that you vote FOR the proposal to approve the compensation of our named executive officers, and your proxy will be so voted unless you specify otherwise.

85 | ManpowerGroup

Submission of Shareholder Proposals

Submission of Shareholder Proposals

In accordance with our bylaws, nominations, other than by or at the direction of the board of directors, of candidates for election as directors at the 2020 Annual Meeting of Shareholders must be received by us no earlier than December 12, 2019 and no later than February 10, 2020, and any other shareholder proposed business to be brought before the 2020 annual meeting of shareholders must be received by us no later than February 10, 2020. Unlike shareholder proposals properly made under Rule 14a-8 of the Securities Exchange Act of 1934, we are not required to include such nominations and other shareholder proposed business in the proxy statement solicited by the board of directors. To be considered for inclusion in the proxy statement solicited by the board of directors, shareholder proposals under Rule 14a-8 for consideration at the 2020 annual meeting of shareholders must be received by us at our principal executive offices by November 9, 2019. Such nominations or proposals must be submitted to Richard Buchband, Secretary, ManpowerGroup Inc., 100 Manpower Place, Milwaukee, Wisconsin 53212. To avoid disputes as to the date of receipt, it is suggested that any shareholder proposal be submitted by certified mail, return receipt requested.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and officers to file reports with the Securities and Exchange Commission disclosing their ownership, and changes in their ownership, of our common stock. Copies of these reports must also be furnished to us. Based solely on a review of these copies, we believe that during 2018 all filing requirements were met.

Other Voting Information

Shareholders may vote over the Internet, by telephone or by completing a traditional proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 9, 2019. To vote over the Internet or by telephone, please refer to the instructions on the accompanying proxy card.

The Internet and telephone voting procedures are designed to authenticate shareholder identities, to allow shareholders to give their voting instructions and to confirm that shareholders’ instructions have been recorded properly. Shareholders voting via the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the shareholder.

Other Matters

Although management is not aware of any other matters that may come before the annual meeting, if any such matters should be presented, the persons named in the accompanying proxy intend to vote such proxy as recommended by the board of directors or, if no such recommendation is given, in their discretion.

Shareholders may obtain a copy of our annual report on Form 10-K at no cost by requesting a copy on our Internet web site at http://investor.manpowergroup.com/shareholder-services/document-request or by writing to Richard Buchband, Secretary, ManpowerGroup Inc., 100 Manpower Place, Milwaukee, Wisconsin 53212.

By Order of the Board of Directors,

Richard Buchband, Secretary

2019 Proxy Statement | 86

Appendix A-1

APPENDIX A-1

Peer Group Companies

3M Co

Abbott Laboratories

AbbVie Inc.

Accenture PLC

Allergan PLC

Altria Group Inc.

Amgen Inc.

AutoNation Inc.

Bristol-Myers Squibb Co

Broadcom Ltd

C.H. Robinson Worldwide Inc.

CarMax Inc.

Carnival Corp

Caterpillar Inc.

CBS Corp

CenturyLink Inc.

Charter Communications Inc

Cognizant Technology Solutions Corp

Colgate-Palmolive Co.

Conocophillips

Cummins Inc.

Danaher Corp

DaVita Inc.

Deere & Co.

Delphi Automotive PLC

Dollar General Corp

Dollar Tree Inc.

E.I. du Pont de Nemours and Co

Eaton Corporation Plc

Ecolab Inc.

Eli Lilly and Co

Emerson Electric Co

Facebook Inc.

Fluor Corp

Freeport-McMoran Inc.

Gap Inc.

General Dynamics Corp

General Mills Inc.

Genuine Parts Co

Gilead Sciences Inc.

Goodyear Tire & Rubber Co

Halliburton Co

Honeywell International Inc.

Illinois Tool Works Inc.

Ingersoll-Rand PLC

International Paper Co

Johnson Controls International Plc

Kimberly-Clark Corp

Kinder Morgan Inc.

Kohl’s Corporation

Kraft Heinz Co (The)

LyondellBasell Industries NV

Macy’s Inc.

Marriott International Inc.

McDonald’s Corp

Medtronic PLC

Merck & Co Inc.

Mondelez International Inc.

Monsanto Co

Newell Brands Inc.

Nike Inc.

Nordstrom Inc.

Northrop Grumman Corp

Nucor Corp

Omnicom Group Inc.

Oracle Corp

PACCAR Inc.

Phillip Morris International Inc.

PPG Industries, Inc.

QUALCOMM Inc.

Raytheon Co

Schlumberger Ltd

Southwest Airlines Co

Staples Inc.

Starbucks Corp

Tesoro Corp

Texas Instruments Inc.

Textron Inc.

Thermo Fisher Scientific Inc.

Time Warner Inc.

TJX Companies Inc. (The)

Twenty-First Century Fox Inc.

Tyson Foods Inc.

Union Pacific Corp

United Continental Holdings Inc.

Visa Inc.

Waste Management Inc.

WestRock Co

Whirlpool Corp

Whole Foods Market Inc.

A-1 | ManpowerGroup

Your vote matters – here’s how to vote! You may vote online or by phone instead of mailing this card.
Votes submitted electronically must be received by 11:59pm, (Eastern Time), on May 9, 2019.
Online Go to www.envisionreports.com/MAN or scan the QR code — login details are located in the shaded bar below.
Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada
Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/MAN
Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.

▼  IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.  ▼

A	Proposals — THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MATTER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3. PROPOSALS 1, 2 AND 3 ARE BEING PROPOSED BY MANPOWERGROUP INC.	+

1. Election of Directors:
	For	Against	Abstain				For	Against	Abstain		For	Against	Abstain
1.A - Gina R. Boswell	☐	☐	☐	1.B - Cari M. Dominguez			☐	☐	☐	1.C - William Downe	☐	☐	☐

1.D - John F. Ferraro	☐	☐	☐	1.E - Patricia Hemingway Hall			☐	☐	☐	1.F - Julie M. Howard	☐	☐	☐

1.G - Ulice Payne, Jr.	☐	☐	☐	1.H - Jonas Prising			☐	☐	☐	1.I - Paul Read	☐	☐	☐

1.J - Elizabeth P. Sartain	☐	☐	☐	1.K - Michael J. Van Handel			☐	☐	☐

				For	Against	Abstain						For	Against	Abstain
2. Ratification of Deloitte & Touche LLP as our independent auditors for 2019.				☐	☐	☐	3. Advisory vote to approve the compensation of our named executive officers.					☐	☐	☐

4. In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

B	Authorized Signatures — This section must be completed for your vote to count. Please date and sign below.

Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.

/ /

ManpowerGroup Inc.

Annual Meeting of ManpowerGroup Inc. Shareholders

Friday, May 10, 2019

9:00 a.m.

International Headquarters of ManpowerGroup Inc.

100 Manpower Place

Milwaukee, Wisconsin

Agenda

1.	Elect eleven individuals nominated by the Board of Directors of ManpowerGroup Inc. to serve until 2020 as directors.
2.	Ratification of Deloitte & Touche LLP as our independent auditors for 2019.
3.	Advisory vote to approve the compensation of our named executive officers.
4.	Transact such other business as may properly come before the meeting.

Important notice regarding the Internet availability of proxy materials for the Annual Meeting of Shareholders. The Proxy Statement and the 2018 Annual Report on Form 10-K are available at: www.envisionreports.com/MAN

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/MAN

▼ IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE. ▼

Proxy — ManpowerGroup Inc.	+

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF MANPOWERGROUP INC.

The undersigned hereby appoints Jonas Prising, John T. McGinnis and Richard Buchband proxies, each with the power to act without the other and with power of substitution, and hereby authorizes them to represent and vote, as designated on the other side, all the shares of stock of ManpowerGroup Inc. standing in the name of the undersigned with all the powers which the undersigned would possess if personally present at the Annual Meeting of Shareholders of ManpowerGroup Inc. to be held on May 10, 2019 or at any adjournment thereof.

In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.

(Items to be voted appear on reverse side)

C	Non-Voting Items

Change of Address — Please print new address below.	Comments — Please print your comments below.

⬛	+